UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GRAFTECH INTERNATIONAL LTD.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

2024

UCAR

GRAFTech International

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

[●], 2024

Dear Stockholders:

We are pleased to invite you to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 9, 2024, at 8:00 a.m. Eastern Time. The Board of Directors (the “Board”) of GrafTech International Ltd. (“GrafTech,” the “Company,” “we,” or “our”) has determined the Annual Meeting will be held in a virtual format via the Internet again this year.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important – especially this year. As you may have seen, Nilesh Undavia, along with certain trusts and people affiliated with Mr. Undavia (collectively, the “Undavia Group”), have provided notice of their intent to nominate Mr. Undavia (an “Undavia Group Nominee”) for election as director at the Annual Meeting in opposition to the nominees recommended by the Board.

The Board does not endorse the Undavia Group Nominee, and unanimously recommends that you vote “FOR” the election of the two (2) nominees proposed by the Board (Debra Fine and Anthony R. Taccone) and “FOR” the other proposals recommended by the Board, using the WHITE proxy card. You may receive solicitation materials from the Undavia Group, including proxy statements and [•] proxy cards. GrafTech is not responsible for the accuracy or completeness of any information provided by or relating to the Undavia Group or its nominee contained in solicitation materials filed or disseminated by or on behalf of the Undavia Group or any other statements the Undavia Group may make.

The Board strongly urges you to discard and NOT to vote using any [•] proxy card sent to you by the Undavia Group. If you have already submitted a [•] proxy card, you can revoke such proxy and vote for the Board’s nominees and on the other matters to be voted on at the Annual Meeting by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting via the Internet or telephone by following the instructions on your WHITE proxy card, or WHITE voting instruction form. Only your latest validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

PLEASE NOTE THAT THIS YEAR, YOUR WHITE PROXY CARD LOOKS DIFFERENT. RECENTLY ADOPTED PROXY RULES REQUIRE THE COMPANY’S WHITE PROXY CARD TO LIST THE UNDAVIA GROUP NOMINEE IN ADDITION TO THE BOARD’S NOMINEES. PLEASE MARK YOUR WHITE PROXY CARD CAREFULLY AND VOTE “FOR” ONLY THE TWO (2) NOMINEES AND PROPOSALS RECOMMENDED BY THE BOARD.

Regardless of whether you plan to attend the virtual Annual Meeting, we urge you to vote your shares as soon as possible. Additional information about voting your shares is included in the proxy statement.

The Board appreciates and encourages stockholder participation in GrafTech’s affairs. We are confident that our slate of Board candidates has the right mix of professional achievements, skills, experiences and reputations that qualify the Company’s candidates to serve as stockholder representatives overseeing the management of the Company. We are committed to engaging with our stockholders and continuing to respond to stockholder concerns about the Company, and we believe we are in the best position to oversee the execution of our long-term strategic plan to grow and realize stockholder value. The Board unanimously recommends that you vote “FOR” the election of Ms. Fine and Mr. Taccone.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Henry R. Keizer	Timothy K. Flanagan
Director and Chairman of the Board	Interim Chief Executive Officer and President

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Notice of Annual Meeting of Stockholders

Date:	May 9, 2024	At the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) you will be asked to:

Time:	8:00 a.m. Eastern Time	Proposal 1	Elect two directors for a three-year term or until their successors are elected and qualified;

Virtual Meeting Website:	[•]	Proposal 2	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024;

Record Date:	March 13, 2024	Proposal 3	Approve, on an advisory basis, our named executive officer compensation; and

Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The enclosed WHITE proxy is solicited on behalf of the Board of Directors (the “Board”) of GrafTech International Ltd. (“GrafTech”, “we”, “our” or the “Company”) for use at the Annual Meeting to be held on May 9, 2024, at 8:00 a.m. Eastern Time, or at any adjournment or postponement thereof, for the purposes set forth herein. The Board has determined that the Annual Meeting will be held in a virtual format via the Internet again this year.

HOW YOU MAY VOTE

You may vote if you were a stockholder of record on March 13, 2024 (the “Record Date”). To ensure that your shares are represented at the Annual Meeting, please vote as soon as possible by one of the following methods:

•	By Internet.	•	By Mail.
•	By Telephone.	•	Online, during the virtual Annual Meeting.

For more detailed information on voting, please see “How do I cast a vote?” in the “Questions & Answers” section beginning on page 68 of the accompanying proxy statement (the “Proxy Statement”).

Whether or not you expect to attend the virtual Annual Meeting, please vote as soon as possible to ensure representation of your shares at the virtual Annual Meeting. You may vote your shares over the Internet, by telephone or by mail (as applicable) by following the instructions on the WHITE proxy card or voting instruction form. More information about registering for and attending the virtual Annual Meeting is included in the “Questions & Answers” section of the accompanying Proxy Statement. Except as otherwise noted, the information herein and in the accompanying Proxy Statement is as of [•], the date we commenced printing in order to commence mailing on or about [•]. Proxy materials are being mailed or made available on or about [•].

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 9, 2024: The Proxy Statement and the 2023 Annual Report to Stockholders are available at: www.envisionreports.com/EAF.

Please note that Nilesh Undavia, along with certain trusts and people affiliated with Mr. Undavia (collectively, the “Undavia Group”), have provided notice of their intent to nominate Mr. Undavia (an “Undavia Group Nominee”) for election as director at the Annual Meeting in opposition to the nominees recommended by the Board. You may receive solicitation materials from the Undavia Group, including proxy statements and [•] proxy cards. GrafTech is not responsible for the accuracy or completeness of any information provided by or relating to the Undavia Group or its nominee contained in solicitation materials filed or disseminated by or on behalf of the Undavia Group or any other statements the Undavia Group may make.

The Board does not endorse the Undavia Group Nominee and unanimously recommends that you use the WHITE proxy card to vote “FOR” only the two (2) nominees proposed by the Board, and as the Board recommends on all other proposals. The Board strongly urges you to discard and NOT to vote using any [•] proxy card sent to you by the Undavia Group. If you have already submitted a [•] proxy card, you can revoke such proxy and vote for the Board’s nominees and on the other matters to be voted on at the Annual Meeting by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet or telephone by following the instructions on your WHITE proxy card, WHITE voting instruction form or notice. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

By order of the Board of Directors,

Gina K. Gunning
Chief Legal Officer & Corporate Secretary

GrafTech International Ltd. 982 Keynote Circle
Brooklyn Heights, OH 44131

YOUR VOTE IS VERY IMPORTANT

If you have any questions about the Annual Meeting or how to vote your shares, please contact the firm assisting us with the solicitation of proxies:

800-322-2885 (toll-free from the U.S. or Canada)

+1-212-929-5500 from other countries

Or

Via Email: proxy@mackenziepartners.com

Proxy Statement Guide

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Proxy Statement Summary

The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

2024 Annual Meeting of Stockholders Information

Date and Time	Record Date	Location	Who Can Vote
Thursday May 9, 2024 8:00 a.m. Eastern Time	March 13, 2024	Online only at [•]	Stockholders of record at the close of business on March 13, 2024

Proposals To Be Voted on and Board Recommendations

Proposal		Board’s Voting Recommendation	Page Reference (for more detail)
Proposal 1	Elect Two Directors for a Three-Year Term or Until Their Successors are Elected and Qualified	☑ FOR each GrafTech Board recommended nominee	27

Proposal 2	Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2024	☑ FOR	36

Proposal 3	Approve, on an Advisory Basis, our Named Executive Officer Compensation	☑ FOR	39

2023 Business Summary

Financial and Operating Performance

2023 was a challenging year for our business, marked by soft industry demand, the residual impact of the temporary suspension of our operations in Monterrey, Mexico that occurred in late 2022, and significantly higher costs. As a result, net sales decreased $660.8 million, or 52%, from $1,281.3 million in 2022 to $620.5 million in 2023, primarily reflecting lower sales volume. A shift in the mix of our business from volume derived from our take-or-pay agreements that had initial terms of three-to-five years (“LTA”) to volume derived from short-term agreements and spot sales (“non-LTA”) and lower weighted-average realized prices also contributed to the decline in net sales. Net loss for 2023 was $255.3 million compared to a net income of $383.0 million in 2022. Results for 2023 included a goodwill impairment charge of $171 million and a lower of cost or market inventory valuation adjustment of $12 million. Adjusted EBITDA1 for 2023 was $20.5 million compared to $536.5 million in the prior year, with the decline primarily due to lower sales volume, higher costs on a per metric ton (“MT”) basis, the shift in the mix of our business from LTA volume to non-LTA volume, lower weighted-average realized prices and the impact of a lower of cost or market inventory valuation adjustment recorded in 2023. Adjusted Net (Loss) Income1 decreased $480.5 million from Adjusted Net Income of $379.7 million in 2022 to Adjusted Net Loss of $100.8 million in 2023.

Against this backdrop, we are proactively managing our operating costs, capital expenditures and working capital levels. Specifically, our initiatives to manage working capital led to a more than $100 million reduction in inventory levels in 2023, resulting in positive free cash flow1 for the year. In 2024, we began executing a set of further initiatives designed to reduce our cost structure and optimize our manufacturing footprint while, at the same time, preserving our ability to deliver excellent customer service and to capitalize on long-term growth opportunities for our Company. These actions include: (1) indefinitely suspending production activities at our St. Marys, Pennsylvania facility, with the exception of graphite electrode and pin machining, as well as indefinitely idling certain assets within our remaining graphite electrode manufacturing footprint; (2) reducing the Company’s overhead structure and expenses; and (3) operating our remaining graphite electrode production facilities at reduced levels, as needed, to align production with our view on market demand.

GrafTech International Ltd. | 2024 Proxy Statement / 1

These initiatives, most notably the indefinite suspension of production at St. Marys and the reduction in Company overhead, are expected to result in annualized cost savings of approximately $25 million once fully implemented, excluding the impact of one-time costs. Of the anticipated cost savings, approximately $15 million are expected to be realized in cost of goods sold with the remainder in selling and administrative expenses. One-time costs are expected to be approximately $5 million, of which the majority are cash-related. In addition to being a key component of the incremental actions we are taking in response to weak market conditions, this will support our efforts to further reduce our inventory levels and manage capital expenditures in 2024. Specific to capital expenditures, for 2024 we anticipate spending to be in the range of $35 million to $40 million. This compares to capital expenditures of $54 million for the year ended December 31, 2023.

The following graphs show our Net Sales, Net (Loss) Income, Adjusted Net (Loss) Income and Adjusted EBITDA for 2022 and 2023.

(1)

A non-generally accepted accounting principle (“GAAP”) financial measure. See Appendix A to this Proxy Statement for additional information, including how we define these financial measures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Key Operating Metrics

We use certain operating metrics to analyze the performance of our Company. The key operating metrics consist of sales volume, production volume, production capacity and capacity utilization. These metrics align with management’s assessment of our revenue performance and profit margin, and will help stakeholders understand the factors that drive our profitability. We reported sales volume of 91.6 thousand MT in 2023, a decrease of 39% compared to 2022. The amount of graphite electrodes we produced in 2023 decreased by 44%, from 157.1 thousand MT in 2022 to 88.1 thousand MT in 2023. Our capacity utilization, excluding our St. Marys graphite electrode manufacturing facility, decreased to 44% in 2023 compared to 78% in 2022, as we proactively reduced our graphite electrode production volume to align with our evolving demand outlook and to manage our working capital levels.

As of December 31, 2023, our stated production capacity was approximately 202 thousand MT(2)(3) through our primary manufacturing facilities in Calais, France; Pamplona, Spain; and Monterrey, Mexico. On February 14, 2024, the Company announced a cost rationalization and footprint optimization plan in response to persistent softness in the commercial environment. This includes an indefinite suspension of production activities at our St. Marys facility, with the exception of graphite electrode and pin machining. We are also indefinitely idling certain assets within our remaining graphite electrode manufacturing footprint. As a result of indefinitely idling certain assets, beginning in 2024, our stated production capacity will be approximately 178 thousand MT(2)(3), a reduction of 12% from our production capacity excluding St. Marys in 2023.

2 / GrafTech International Ltd. | 2024 Proxy Statement

	Year ended December 31,
(in thousands, except percentages)	2023	2022
Sales volume (MT)	91.6	149.1
Production volume (MT)(1)	88.1	157.1
Total production capacity (MT)(2)(3)	230.0	230.0
Total capacity utilization(3)(4)	38%	68%
Production capacity excluding St. Marys (MT)(2)(5)	202.0	202.0
Capacity utilization excluding St. Marys(4)(5)	44%	78%

(1)	Production volume reflects graphite electrodes we produced during the period.
(2)	Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(3)

Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania. During the periods presented in this table, our St. Marys, Pennsylvania facility graphitized and machined a limited number of electrodes and pins sourced from our Monterrey, Mexico facility. The remaining production processes at St. Marys were restarted beginning in the second quarter of 2023. In the first quarter of 2024, in response to persistent softness in the commercial environment, we announced an indefinite suspension of production activities at St. Marys, with the exception of graphite electrode and pin machining.

(4)	Capacity utilization reflects production volume as a percentage of production capacity.
(5)	Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain.

Maintaining a Disciplined Capital Allocation Strategy

We continue to have adequate liquidity in 2024 as we navigate the persistent softness in the commercial environment. As of December 31, 2023, we had liquidity of $289.3 million, consisting of $112.4 million of availability under our revolving credit facility and cash and cash equivalents of $176.9 million. As of December 31, 2023, we had gross debt of approximately $950.1 million.

Sustainability and Environmental, Social and Governance (“ESG”)

For more than 100 years, we have been manufacturing graphite electrode products that are essential to the production of electric arc furnace (“EAF”) steel. EAF steelmaking directly supports the circular economy as EAF steelmaking recycles scrap-based raw materials into new steel that is infinitely recyclable. EAF steelmaking is more environmentally friendly than blast furnace steelmaking, generating significantly less carbon dioxide emissions compared to a blast furnace facility according to the Steel Manufacturers Association.

Values and Culture

Our success is only possible with the hard work of our global team and their commitment to upholding our core values of Safety, Environment, and Quality, what we internally refer to as “SEQ.” These values focus our attention on a core mission for GrafTech: providing a safe work environment for all employees, environmental stewardship, and delivering superior product quality. We are committed to health and safety excellence and promoting the well-being of our people. We strive to improve our safety performance by focusing on programs and initiatives that hold all employees—from executives to the plant floor—accountable for keeping everyone safe, every day, across our global organization.

GrafTech International Ltd. | 2024 Proxy Statement / 3

Our Approach to Sustainability

Sustainability is fundamental to our business strategy and culture. Ultimate responsibility for sustainability is held by our ESG Steering Committee, which includes our Vice President of Investor Relations and Corporate Communications, Director of Health, Safety and Environmental Protection, Vice President, Operations and our senior leadership team, which is composed of the Interim Chief Executive Officer (“CEO”) and President; Interim Chief Financial Officer and Treasurer; Executive Vice President, Chief Operating Officer; Chief Legal Officer and Corporate Secretary; Vice President, Human Resources (“HR”); and Senior Vice President, Commercial and CTS. Our ESG Steering Committee is responsible for defining our ESG mission and developing, implementing, and overseeing the company-wide ESG strategy. Our ESG working group is composed of cross-functional subject matter experts and includes representatives from our environmental, health, and safety; legal; finance; communications; engineering; procurement; HR and commercial groups. The working group is responsible for developing and implementing programs and initiatives that support our ESG strategy, including: (1) providing support for ESG programs at our individual sites, (2) establishing, tracking, and reporting on key performance indicators relevant to our priority topics, (3) providing ESG-related disclosures to stakeholder groups, including publication of the annual sustainability report, and (4) identifying and prioritizing opportunities, emerging technologies, and strategies to help us improve our ESG performance. As part of our continuous improvement efforts, the capital planning process includes a review of the ESG impacts to ensure they are considered in the project approval process. A review of our ESG initiatives and metrics is shared in our monthly business review meetings. The senior leadership team also provides ESG strategy updates, including metrics, to the Board on a quarterly basis.

2023 ESG Update

In May 2023, GrafTech joined the United Nations Global Compact (“UNGC”), a voluntary leadership platform for the development, implementation, and disclosure of responsible business practices. The UNGC challenges companies to conduct business responsibly by aligning their strategies and operations with universal principles on human rights, labor, environment, and anti-corruption, and to take actions that advance societal goals. GrafTech is proud to join the UNGC, and we look forward to building upon our ESG strategies for the benefit of the environment and our stakeholders as we help shape a sustainable future.

Also, in May 2023, after completion of our 2023 EcoVadis assessment, we were awarded a Bronze sustainability rating by EcoVadis. EcoVadis assessed our sustainability performance in four key areas: environment, labor and human rights, ethics, and sustainable procurement. The EcoVadis sustainability assessment methodology is an evaluation of how well a company has integrated the principles of sustainability and corporate social responsibility into their business and management system.

Our Director Nominees

Under our Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”), the number of directors is fixed by our Board but will not be fewer than three directors, nor more than eleven (11) directors. Our Board currently consists of seven (7) members and is divided into three classes of directors, with Class I containing two directors, Class II containing three directors and Class III containing two directors, and with the directors typically serving three-year terms.

We are asking you to re-elect our two directors. The terms of the directors in Class III expire at this Annual Meeting. Debra Fine and Anthony R. Taccone are standing for re-election at the Annual Meeting as Class III directors as Board recommended nominees. If both Class III Board recommended director nominees are elected, the Board will continue to consist of seven (7) members. Each of these director nominees was recommended for nomination to the Board by the Nominating and Corporate Governance Committee. If elected, Ms. Fine and Mr. Taccone will each hold office for a three-year term until the annual meeting of stockholders to be held in 2027 or until their successor is elected and qualified, subject to earlier retirement, resignation or removal.

Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 29.

4 / GrafTech International Ltd. | 2024 Proxy Statement

				Committees
Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class III Directors serving until 2024:
Debra Fine Chair and Founder of Fine Capital Partners	64	2021	☑	F		C

Anthony R. Taccone Founding Partner and Co-Owner of First River LLC	63	2018	☑		C	☑

AC = Audit Committee HC = Human Resources and Compensation Committee

NCG = Nominating and Corporate Governance Committee C = Committee Chair  F = AC Financial Expert

Our Returning Directors

The table below provides select information about each of our Directors whose terms will continue following the Annual Meeting and who are not up for re-election this year. Detailed information about each director’s background, skill set and areas of expertise can be found beginning on page 29.

				Committees
Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class I Directors serving until 2025:
Diego Donoso Former President, Packaging & Specialty Plastics of Dow Inc.	57	2023	☑	☑	☑

Michel J. Dumas Former Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc.	65	2018	☑	C, F		☑

AC = Audit Committee HC = Human Resources and Compensation Committee

NCG = Nominating and Corporate Governance Committee C = Committee Chair  F = AC Financial Expert

GrafTech International Ltd. | 2024 Proxy Statement / 5

				Committees
Name and Principal Occupation	Age	Director Since	Independent	AC	HC	NCG
Class II Directors serving until 2026:
Jean-Marc Germain Chief Executive Officer of Constellium SE	58	2021	☑		☑	☑

Henry R. Keizer Former Deputy Chairman and Chief Operating Officer of KPMG	67	2021	☑

Marcel Kessler Former Chief Executive Officer and President of GrafTech International Ltd.	57	2022

AC = Audit Committee HC = Human Resources and Compensation Committee

NCG = Nominating and Corporate Governance Committee C = Committee Chair  F = AC Financial Expert

Board of Directors Snapshot

On January 26, 2024, Catherine L. Clegg tendered her notice from the Board effectively immediately due to personal reasons and the Board immediately thereafter reduced the size of the Board to seven members. The following charts and information reflect our Board after giving effect to Ms. Clegg’s resignation in January 2024, and the Board’s decision to reduce the size of the Board to seven (7) members immediately thereafter, assuming that each of the Class III nominees standing for re-election at the Annual Meeting as recommended by the Board is re-elected.

Board Structure	Committee Composition	Certain Director Key Skills
7 Directors • 2 – Class I • 3 – Class II • 2 – Class III	Board committees are composed entirely of independent directors	• Financial Expertise • CEO/executive management expertise • Industry experience

6 / GrafTech International Ltd. | 2024 Proxy Statement

Corporate Governance

The business and affairs of GrafTech are managed under the direction of the Board. The primary function of the Board is oversight. The Board, in exercising its business judgment, acts as an advisor and counselor to senior management and defines and enforces standards of accountability, all with a view to enabling senior management to execute their responsibilities fully and in the best interests of the Company and its stockholders.

Our Board and Committee Structure

Upon Ms. Clegg’s resignation in January 2024, the size of the Board was reduced to seven members and remains at seven members. The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee. Each of the committees operates under its own written charter adopted by the Board, which such charters are available on our website.

	Members	Independence	Meetings Held During 2023
Board of Directors	7	86%	11
Audit Committee	3	100%	6
Human Resources and Compensation Committee	3	100%	7
Nominating and Corporate Governance Committee	4	100%	7

GrafTech’s Corporate Governance Guidelines provide that directors are expected to attend Board meetings and meetings of committees on which they serve, to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and to ensure that other existing and future commitments do not materially interfere with their responsibilities as members of the Board.

Corporate Governance Best Practices

• Majority of directors are independent	• Executive sessions of independent and non-management directors

• Majority voting standard (unless election is contested) and resignation policy for directors in uncontested elections	• Stock ownership requirements for independent directors and executives

• Board committees composed of entirely independent directors	• Annual board and committee self-assessments

• Orientation program for new directors	• Directors encouraged to attend continuing education programs

• Maintain an insider trading policy, which includes a prohibition on hedging securities	• Maintain a review and approval policy for related party transactions

• Director matrix that includes consideration of self-identified diversity characteristics, such as gender, race and ethnicity

Executive Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we provide our stockholders the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. We are again asking you to approve, on an advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year

GrafTech International Ltd. | 2024 Proxy Statement / 7

and expect to hold the next say-on-pay vote in connection with the annual meeting of stockholders to be held in 2025. We also expect to hold the next vote on the frequency of such say-on-pay vote at our annual meeting of stockholders to be held in 2025. For more information, please see “Proposal 3 Approve, on an Advisory Basis, our Named Executive Officer Compensation” below.

Compensation Philosophy

We believe that NEO compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our NEO compensation program emphasizes pay-for-performance and aligning the interests of our NEOs with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. Under our pay-for-performance philosophy, a substantial component of executive compensation is variable and directly or indirectly tied to Company financial and operational performance. The goal is to reward our executive team for their leadership in meeting key near-term goals and objectives while also positioning the Company to generate sustainable long-term stockholder value.

In addition, our NEO compensation program is designed to be competitive with our peers and allows us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the “Compensation Discussion and Analysis” section below and the related tables and narratives for more information about the compensation of our NEOs.

We Reward Based On	Key Features

• Company annual performance relative to pre-established financial and operational goals	• No excise tax gross-ups in the event of a change in control

• Long-term stockholder value creation	• Clawback policy

• No repricing or repurchasing of stock options without stockholder approval

• Double-trigger vesting of long-term equity incentive awards upon change in control

8 / GrafTech International Ltd. | 2024 Proxy Statement

Background to the Solicitation

The summary below details the significant contacts between the Company and Mr. Nilesh Undavia, a private investor, beginning in late 2023 through the date of this Proxy Statement. This summary does not purport to catalogue every communication and action involving or related to the Undavia Group in connection with this solicitation.

In December 2023, Mr. Undavia contacted Henry R. Keizer, the Chairman of the Board, and indicated his desire to be nominated by the Company to the Board.

On January 10, 2024, Debra Fine, Chair of the Nominating and Corporate Governance Committee, representatives of the Company, and Mr. Undavia met with Mr. Undavia by phone to discuss his desire to be nominated by the Company to the Board.

On January 16, 2024, Mr. Undavia notified the Company by letter pursuant to the provisions of the Company’s Amended and Restated By-Laws (the “By-Laws”) that he intended to nominate himself on his own proxy for election to the Board at the Annual Meeting. According to that letter, as of January 16, 2024, Mr. Undavia was the record owner of 100 shares, and the beneficial owner of 12,532,639 shares, of the Company’s common stock.

On January 22, 2024, Mr. Undavia notified the Company by letter that he intended to nominate on his own proxy two additional candidates, Ms. Andree Michelle Petigny and Ms. Anisa Nagaria, for election to the Board at the Annual Meeting.

On January 26, 2024, the Company sent a letter to Mr. Undavia outlining numerous deficiencies relating to Mr. Undavia’s nomination of himself, including his noncompliance with several informational requirements of the By-Laws that were not addressed in Mr. Undavia’s initial submission.

On January 29, 2024, Mr. Undavia sent a letter to the Company supplementing and revising his notice of nomination of himself as a director candidate. On the same date, Mr. Undavia also notified the Company by letter that he intended to nominate on his own proxy two additional individuals, Ms. Jill Kravetz and Mr. Daniel Khoshaba, for election to the Board at the Annual Meeting. Ms. Kravetz and Mr. Khoshaba were the fourth and fifth candidates submitted by Mr. Undavia.

On January 30, 2024, the Company sent a letter to Mr. Undavia outlining numerous deficiencies regarding the nominations of Ms. Petigny and Ms. Nagaria, including noncompliance with several informational requirements of the By-Laws. The Company further noted that Mr. Undavia had submitted nominations for a total of five candidates to the Company for election at the Annual Meeting, although the Company had announced that only two directors would stand for election at that meeting. The Company also advised Mr. Undavia that he cannot nominate more than two director candidates for election at the Annual Meeting because only two directors will be elected at the Annual Meeting.

On January 31, 2024, Mr. Undavia sent a letter to the Company withdrawing his nominations of Ms. Nagaria and Ms. Kravetz and supplementing the information and materials relating to Ms. Petigny’s nomination.

On February 1, 2024, Mr. Undavia notified the Company that he was now the beneficial owner of an additional 147,008 shares of the Company’s common stock.

On February 2, 2024, the Company sent a letter to Mr. Undavia regarding outstanding deficiencies relating to his nomination of himself as a director candidate.

On February 2, 2024, Mr. Undavia notified the Company by letter that his nominees for director were Mr. Khoshaba and Ms. Petigny.

On February 5, 2024, Mr. Undavia sent a letter to the Company stating that he had withdrawn all of his submitted nominations other than the nominations of himself and Ms. Petigny, and supplementing his previously provided materials relating to those candidates.

GrafTech International Ltd. | 2024 Proxy Statement / 9

On February 6, 2024, the Company sent a letter to Mr. Undavia requesting that he confirm which two nominees he was submitting for consideration, as his letter dated February 2, 2024 indicated that Mr. Khoshaba and Ms. Petigny were his nominees, while his letter dated February 5, 2024 stated that his nominees were Mr. Undavia and Ms. Petigny.

On February 6, 2024, Mr. Undavia sent a letter to the Company confirming that his two nominees for election to the Board were himself and Ms. Petigny.

On February 7, 2024, Mr. Undavia sent a letter to the Company stating that as of February 6, 2024, he beneficially owned 14,738,251 shares of the Company’s common stock and providing additional information required by the By-Laws relating to himself and Ms. Petigny.

On February 7, 2024, as part of its ordinary course process to consider and nominate candidates for election to the Board at the Annual Meeting, the Nominating and Corporate Governance Committee met to review the experience, skills, qualifications and other attributes of incumbent directors Ms. Fine and Mr. Taccone. Following discussion, the Nominating and Corporate Governance Committee recommended to the Board that the Board nominate and recommend Ms. Fine and Mr. Taccone for re-election at the Annual Meeting.

On February 8, 2024, the Company sent another letter to Mr. Undavia describing several deficiencies that remained outstanding relating to his nominations of Ms. Petigny and himself, including his failure to provide information that would be required to be set forth in a Schedule 13D if such a statement were required to be filed.

On February 8, 2024, the Board met at a regularly scheduled meeting to review the experience, skills, qualifications and other attributes of Ms. Fine and Mr. Taccone and the recommendation of the Nominating and Corporate Governance Committee relating to these candidates. Following discussion, the Board nominated and recommended Ms. Fine and Mr. Taccone for re-election at the Annual Meeting.

On February 9, 2024, Mr. Undavia and Ms. Petigny jointly sent a letter to the Company addressing the outstanding deficiencies in Mr. Undavia’s nominations, which included a copy of a pro forma Schedule 13D relating to Mr. Undavia’s ownership of the Company’s common stock.

On February 12, 2024, Mr. Undavia filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) that contained several pages of unreadable text.

On February 13, 2024, Mr. Undavia contacted Mr. Keizer stating that he had enjoyed his December 2023 conversation with Mr. Keizer and hoped that he would be invited to serve on the Board. On that same day, Mr. Keizer responded to Mr. Undavia, stating that he welcomes the opportunity to speak with stockholders and confirming that the Board would consider Mr. Undavia’s nominations in due course. Mr. Keizer also stated that the Nominating and Corporate Governance Committee would conduct interviews and assessments with each of Mr. Undavia’s candidates, as it does with any potential director, and make a recommendation to the full Board as to which two director nominees to recommend to stockholders. Mr. Keizer advised Mr. Undavia that the Company would inform him of the Board’s final determination relating to that recommendation after the Company completed its process.

As part of its process in the ordinary course to evaluate the experience, skills, qualifications and other attributes of candidates for service on the Board, the Nominating and Corporate Governance Committee conducts comprehensive interviews of director candidates. On February 20, 2024, the Nominating and Corporate Governance Committee conducted its comprehensive interview of Mr. Undavia. The Nominating and Corporate Governance Committee asked Mr. Undavia questions regarding his background, experience and business thesis for the Company, as well as questions regarding certain statements Mr. Undavia made in his SEC filings.

On February 20, 2024, the Nominating and Corporate Governance Committee conducted its comprehensive interview of Ms. Petigny as part of its process to evaluate the experience, skills, qualifications and other attributes of her candidacy for service on the Board. The Nominating and Corporate Governance Committee asked Ms. Petigny questions regarding her background and experience, as well as her familiarity with the Company.

On February 20, 2024, the Nominating and Corporate Governance Committee met to discuss and assess the experience, qualifications, skills and other attributes of Mr. Undavia and Ms. Petigny.

10 / GrafTech International Ltd. | 2024 Proxy Statement

On February 23, 2024, Mr. Undavia filed another Schedule 13D with the SEC that appeared to be a refiling of his Schedule 13D filed on February 12, 2024, but with all of the text readable.

On February 27, 2024, Mr. Undavia filed a Schedule 13D/A with the SEC that appeared to be identical to the Schedule 13D filed on February 23, 2024, other than the correction of certain errors, including the removal of certain non-affiliated signatures to the Engagement and Indemnification Agreement attached thereto.

On March 1, 2024, Mr. Undavia notified the Company that he had acquired beneficial ownership of an additional 193,994 shares of the Company’s common stock.

On March 8, 2024, the Nominating and Corporate Governance Committee met at a regularly scheduled meeting to discuss, among other items, the status of the due diligence with respect to Mr. Undavia and Ms. Petigny. On that same day, the Company received a report from a third party who had assisted the Company in conducting certain due diligence matters with respect to Mr. Undavia and Ms. Petigny.

On March 11, 2024, Mr. Keizer and Ms. Fine met virtually with Mr. Undavia to ask follow-up questions of Mr. Undavia with respect to the results of the Company’s due diligence on each of Mr. Undavia and Ms. Petigny.

On March 12, 2024, Mr. Undavia provided notice to the Company that he was withdrawing the nomination of Ms. Petigny.

On March 12, 2024, in light of the nomination of Mr. Undavia, the Nominating and Corporate Governance Committee met to discuss and assess the experience, qualifications, skills and other attributes of Ms. Fine, Mr. Taccone and Mr. Undavia. Following discussion, the Nominating and Corporate Governance Committee determined that, based on the information provided by Mr. Undavia and interviews conducted with Mr. Undavia, Mr. Undavia lacked the experience, qualifications, skills and other attributes required to add significant value or meaningful insight to the Board’s consideration of the key issues facing the Company. Having determined that Mr. Undavia would not be additive to the Board’s composition, the Nominating and Corporate Governance Committee reconfirmed its recommendation to the Board that the Board nominate Ms. Fine and Mr. Taccone for re-election at the Annual Meeting.

Later on March 12, 2024, the Board met to, among other things, determine which Director candidates to nominate and recommend for election at the Annual Meeting. The Nominating and Corporate Governance Committee reported on its evaluation of each of Ms. Fine, Mr. Taccone and Mr. Undavia, and then reconfirmed its recommendation to nominate and recommend Ms. Fine and Mr. Taccone for re-election at the Annual Meeting. The Board, acting on such recommendation, reconfirmed its nomination and recommendation of Ms. Fine and Mr. Taccone for re-election at the Annual Meeting and recommended against Mr. Undavia.

On March 13, 2024, the Company filed this preliminary Proxy Statement with the SEC.

GrafTech International Ltd. | 2024 Proxy Statement / 11

Corporate Governance

General

Our Board is committed to strong corporate governance practices and dedicated to ensuring that GrafTech is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board and its committees meet throughout the year and engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives.

To promote full and complete compliance with all applicable corporate governance standards and remain aligned with best practices demonstrated by other similarly situated public companies, the Board has adopted corporate governance principles and procedures, which it reviews and amends as necessary. We also regularly review guidance and interpretations provided by the SEC and the New York Stock Exchange (“NYSE”).

Availability of Corporate Governance Materials

You can access our Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Conduct and Ethics, and Corporate Governance Guidelines in the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website. You may also request that the above documents be mailed to you by writing to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations.

Board of Directors

Our business and affairs are managed under the direction of our Board. Under our Amended Certificate of Incorporation, the number of directors is fixed by our Board, but will not be fewer than three directors, nor more than eleven (11) directors. The Board currently consists of seven (7) directors.

Our Amended Certificate of Incorporation provides that our Board be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Diego Donoso and Michel J. Dumas, and their terms will expire at the annual meeting of stockholders to be held in 2025;

•	the Class II directors are Jean-Marc Germain, Henry R. Keizer and Marcel Kessler, and their terms will expire at the annual meeting of stockholders to be held in 2026; and

•	the Class III directors are Debra Fine and Anthony R. Taccone, and their terms will expire at this Annual Meeting.

Our By-Laws provide that the presence of a majority of the total number of directors will be required to constitute a quorum. Our By-Laws further provide that the Board shall elect at least a Chief Executive Officer, Chief Financial Officer, President, Treasurer and Secretary, and may elect other officers, such as a Chairman, as may from time to time appear necessary or advisable in the conduct of the affairs of the Company. While this matter relates to corporate governance, it also relates to succession planning, and it is in the best interests of the Company for the Board to make a determination with respect to this matter on a case-by-case basis as part of the succession planning process. Currently, our Chairman is Henry R. Keizer and our Interim CEO and President is Timothy K. Flanagan. The Nominating and Corporate Governance Committee will periodically consider the size and structure of the Board and report the results of its review and any recommendations for change to the Board.

The classification of the Board as described above and the other provisions of the Amended Certificate of Incorporation may be amended only by the affirmative vote of the holders of 66-2/3% or more of the voting power of our outstanding common stock.

12 / GrafTech International Ltd. | 2024 Proxy Statement

Director Independence

Our Board has undertaken a review of the independence of the directors on our Board. Based on this review, the Board has determined that six (6) current members of the Board (Diego Donoso, Michel J. Dumas, Debra Fine, Jean-Marc Germain, Henry R. Keizer and Anthony R. Taccone) qualify as “independent” under the NYSE listing standards. Mr. Kessler does not qualify as independent under the NYSE listing standards as he previously served as our Chief Executive Officer and President. Our Board previously undertook a review of the independence of our former members. Based on this review, former members Brian L. Acton, Catherine L. Clegg and Leslie D. Dunn qualified as “independent” under NYSE listing standards. Former members David Gregory and Denis A. Turcotte also did not qualify as “independent” under the NYSE listing standards given their relationship with Brookfield Corporation (“Brookfield”) a former controlling stockholder of the Company.

In making these determinations, our Board considered any current and prior relationships or transactions that each director has with the Company and other information provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our capital stock by each director and the transactions involving them described in “— Director Compensation Program” and “Certain Relationships and Related Party Transactions.” Our Board considered the Company’s purchase in 2023 of access to steel industry research data from a company of which Anthony R. Taccone is a partner. The amount involved was well below $120,000. The Board also considered the approximately $175,000 payment made to Union Carbide Corporation, a subsidiary of Dow Inc. (“Dow”), where Mr. Donoso was previously employed, relating to retiree medical, life, and prescription expenses pursuant to an arrangement that has been in place for over 30 years, since GrafTech was affiliated with Union Carbide Corporation. The Board concluded that these transactions, respectively, would not interfere with Mr. Taccone’s and Mr. Donoso’s exercise of independent judgment in carrying out the responsibilities of a director and thus did not impair either of their independence. The Board also considered that Mr. Keizer serves as a trustee of the BlackRock Multi-Asset Fund Complex where he serves as a director of approximately 150 registered investment companies within the fund complex and, as of December 31, 2023, BlackRock owned approximately 5.6% of our common stock. The Board concluded that such position did not interfere with his independence.

Committees of the Board of Directors

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee. Each of the committees operates under its own written charter adopted by the Board, which are available on our website. The membership and the function of each of the existing committees are described below.

	Audit Committee	Nominating and Corporate Governance Committee	Human Resources and Compensation Committee
Diego Donoso	☑		☑

Michel J. Dumas	Chair	☑

Debra Fine	☑	Chair

Jean-Marc Germain		☑	☑

Henry R. Keizer

Marcel Kessler

Anthony R. Taccone		☑	Chair

GrafTech International Ltd. | 2024 Proxy Statement / 13

Audit Committee

The Audit Committee:

•

appoints the independent auditor annually; monitors the quality of the work of the independent auditor, monitors their independence and replaces them as necessary in the sole judgment of the committee; pre-approves the audit plan (including services relating to internal controls over financial reporting), any proposed audit-related, tax and other services and pre-approves all related compensation; reviews with the auditor the results of the annual audit; reviews with the auditor any review of the quarterly financial statements that the committee may direct the auditor to perform;

•

approves the annual corporate audit services plan and budget; reviews with the senior corporate audit services executive the results of the audit work at least annually and more frequently as provided in the policy for reporting financial accounting and auditing concerns, as approved by the committee; at least annually conducts a comprehensive review and evaluation of the performance of the corporate audit services team;

•	reviews and discusses with management and the independent auditor the annual audited financial statements and the adequacy of the internal control over financial reporting;

•

discusses with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any material changes in our selection or application of accounting principles, any significant issues (“material weaknesses” or “significant deficiencies,” as such terms are defined in the Sarbanes-Oxley Act of 2002) as to the adequacy of our accounting controls and any remediation used in connection with any such issues;

•	oversees company policies and practices with respect to financial risk assessment and risk management, including cybersecurity issues; and

•	regularly reports its work to the Board.

Our Board has determined that (i) Michel J. Dumas, Diego Donoso and Debra Fine are independent directors, (ii) each director appointed to the Audit Committee is financially literate and (iii) Michel J. Dumas and Debra Fine are our Audit Committee financial experts. During fiscal year 2023, our Audit Committee held six meetings. Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee:

•	reviews and assesses the adequacy of the corporate governance guidelines applicable to the Board at least annually and recommends to the Board any revisions;

•	reviews and makes recommendations to the Board regarding the size and structure of the Board;

•	determines the process for the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results;

•	reviews and makes recommendations to the Board regarding leadership and membership of committees of the Board;

•	develops and administers the process and criteria for selecting new directors and nominees for vacancies on the Board and candidates for Board membership;

•	reviews succession planning for the CEO and our other senior executives, and reports on such matters to the Board;

•	reviews and approves, as appropriate, the compensation of our non-employee directors;

•	considers at least annually the independence of directors; and

•	regularly reports its work to the Board.

14 / GrafTech International Ltd. | 2024 Proxy Statement

Our Board has determined that Debra Fine, Michel J. Dumas, Jean-Marc Germain and Anthony R. Taccone are independent directors. During fiscal year 2023, our Nominating and Corporate Governance Committee held seven meetings. Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee:

•	reviews and approves, at least annually, the compensation of the CEO and of our other senior executives;

•	conducts evaluation of the CEO;

•	grants awards under, and otherwise administers, our stock incentive plan, and approves and administers any other compensation plan in which our executive officers participate;

•	retains compensation consultants and obtains advice from internal or external advisors, as necessary;

•	prepares the annual Compensation Committee Report on executive compensation for our proxy statement; and

•	regularly reports its work to the Board.

Our Board has determined that Anthony R. Taccone, Diego Donoso and Jean-Marc Germain are independent directors. During fiscal year 2023, our Human Resources and Compensation Committee held seven meetings. Our Human Resources and Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE listing standards. Under the written charter, the Human Resources and Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more of its members, as appropriate, subject to applicable law. The Human Resources and Compensation Committee may also delegate, in writing, any of its powers and authority under the Company’s Omnibus Equity Incentive Plan (“Equity Plan”) to a subcommittee. Certain equity grant authority of the Human Resources and Compensation Committee may be delegated under the Equity Plan to subcommittees of the Board or certain officers of the Company, subject to applicable law. Further, certain administrative authority under the Equity Plan may be delegated by the Human Resources and Compensation Committee to certain of our officers or employees, subject to applicable law and the provisions of the Equity Plan. For more information about the roles our executive officers and the compensation consultant to the Human Resources and Compensation Committee have in determining or recommending executive compensation, please see the “Compensation Discussion and Analysis” disclosure below. For more information about our director compensation program, please see the “-Director Compensation Program” disclosure below.

Compensation Committee Interlocks and Insider Participation

None.

Code of Conduct and Ethics

Our Board has adopted a code of conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the listing standards of the NYSE. Any waiver (including an implicit waiver) from a provision of our Code of Conduct and Ethics granted to, or any amendment (other than technical, administrative or other non-substantive amendments) of the Code of Conduct and Ethics that applies to, our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions will be promptly disclosed as required by applicable U.S. federal securities laws and the listing standards of the NYSE on our website at https://www.graftech.com/investors/default.aspx#governance or in a Current Report on Form 8-K filed electronically with the SEC at www.sec.gov. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website.

GrafTech International Ltd. | 2024 Proxy Statement / 15

Board Meetings

During fiscal year 2023, our Board held 11 meetings, including regularly scheduled and special meetings. Our directors’ average attendance was 97%, and each current director, as well as former directors Brian Acton, Catherine Clegg, Leslie Dunn, Dave Gregory and Denis Turcotte, attended at least 75% of the aggregate number of 2023 meetings of our Board and the committees on which he or she served during their respective tenures as director. We encourage, but do not require, our directors to attend each annual meeting of stockholders. All of our then-current directors attended the 2023 annual meeting of stockholders.

Director Skills and Qualifications Criteria

The Nominating and Corporate Governance Committee reviews at least annually the skills, qualifications and characteristics for election of new and continuation of existing directors. The criteria considered in selecting director nominees reflect applicable law, the listing standards of the NYSE, as well as a candidate’s integrity, strength of character, judgment, business experience, specific areas of expertise, ability to devote sufficient time to attendance at and preparation for Board meetings, factors relating to the composition of the Board (including its size and structure) and principles of diversity. The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders for membership on the Board. If a stockholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of the Corporate Secretary, GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, Ohio 44131. Stockholders proposing director nominations must comply with the advance notice and specific information requirements in our By-Laws, which include, among other things, the disclosure of hedging, derivative interests and other material interests of the nominating stockholder and director nominee. In addition, each director nominee proposed by a stockholder must deliver a statement whether he or she agrees to, promptly following the stockholder meeting at which such nominee is elected or re-elected, tender an irrevocable advance resignation in accordance with our By-Laws and Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee maintains a Board of Directors Diversity Policy, which illustrates its attention and desire to preserve an environment free from discrimination on the basis of, among other things, race, color, religion, nationality, age and gender.

The Nominating and Corporate Governance Committee recommends to the Board all nominees to be proposed by the Company for election to the Board, as well as actions with respect to individuals nominated by third parties.

Directors whose positions, responsibilities or commitments change materially after they were elected to the Board are required to inform the Nominating and Corporate Governance Committee and volunteer to resign from the Board so that the Nominating and Corporate Governance Committee may have an opportunity to review the appropriateness of continued membership under the circumstances, including with respect to independence, and make recommendations to the Board, which could accept the volunteered resignation but need not do so.

Directors are expected to serve on at most a limited number of other public company boards. Prior to accepting an invitation to serve on another public company board, directors must advise the Nominating and Corporate Governance Committee and must receive written confirmation from the head of the legal department that there are no legal or regulatory impediments to such service.

The Nominating and Corporate Governance Committee leads the effort to identify and recruit candidates to join the Board. The Nominating and Corporate Governance Committee utilizes a variety of methods and processes to identify potential director candidates, including through reputable third-party search firms, unsolicited recommendations from other third-party search firms, and referrals from current or past members of the Board. In this context, the Nominating and Corporate Governance Committee’s view is that the Board should reflect a balance between the experience that comes with longevity of service on the Board and the need for renewal and fresh perspectives. As such, the Nominating and Corporate Governance Committee does not support mandatory director term limits as a Board turnover mechanism. However, in order to encourage Board refreshment, directors will not be up for re-election when their class is otherwise up for re-election for a new three-year term if they are 75 or over or will reach the age of 75 within such term. The Nominating and Corporate Governance Committee and the Board, in their respective exercise of discretion, may elect to waive this guideline and renominate a director regardless of his or her age. The Nominating and Corporate Governance Committee does believe that periodically adding new voices to the Board can help the Company adapt to a changing business environment and Board renewal continues to be a priority.

16 / GrafTech International Ltd. | 2024 Proxy Statement

Director Orientation and Continuing Education

All new directors participate in an orientation program (the “Orientation Program”) reasonably promptly after they are elected. The Orientation Program includes presentations by senior management and internal and independent auditors to familiarize new directors with strategic plans, significant financial, accounting and risk management issues and compliance programs (including the Company’s Code of Conduct and Ethics and other applicable policies). In addition, the Orientation Program can include visits to headquarters and, to the extent practical, certain of the significant facilities of the Company. All other directors are welcome to attend the Orientation Program.

All directors are also encouraged to participate in Continuing Education Programs offered by the NYSE and other organizations, and the Company will reimburse directors for reasonable costs associated therewith.

Director Compensation Program

Our non-employee directors receive compensation for service on the Board. The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board regarding the form and amount of compensation for our non-employee directors. All of our non-employee directors are paid under the same compensation program, except as noted below with respect to the directors designated by Brookfield. As of December 14, 2023, there were no longer any Brookfield designated directors on our Board. Our non-employee directors’ out-of-pocket business travel and accommodation expenses are reimbursed by us. Directors who are employees of the Company do not receive any additional compensation for service on our Board.

In December 2022, the Nominating and Corporate Governance Committee and Board reviewed and revised the director compensation program, effective January 1, 2023, to align the director compensation program with programs of similarly situated companies with the understanding that a near-term goal of the Nominating and Corporate Governance Committee and Board was to decrease the size of the Board. At the time, the Board consisted of eleven (11) members The Board has since been reduced to seven (7) members. Under the revised director compensation program, the non-employee director annual retainer is comprised of two components: (i) a cash retainer in the amount of $100,000 and (ii) a Restricted Stock Unit (“RSU”) grant in the amount of $100,000. The RSUs generally will be granted immediately after the conclusion of our annual meeting each year and generally vest in full on the six-month anniversary of the grant date. Directors who are appointed at times other than the annual meeting of stockholders will receive their RSU grant shortly after their appointment on similar terms. Directors may elect to defer their receipt of the cash retainer and RSUs, in which case they will be awarded instead with deferred share units (“DSU”) and deferred RSUs (“deferred RSUs” or “DRSUs”), respectively, under the Equity Plan. The DSUs and deferred RSUs can be settled in one of two ways as elected by the director: (i) as soon as practicable following the date of termination of the director’s service in a single lump sum or (ii) in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the director’s service. Accordingly, the director compensation program beginning on January 1, 2023 is as follows:

Description	Annual Fee*
Non-Employee Director Cash Retainer	$100,000
Non-Employee Director RSU Grant	$100,000
Chairman of the Board Cash Retainer	$100,000
Presiding Independent Director Cash Retainer**	$20,000
Audit Committee Chair Cash Retainer	$20,000
Human Resources and Compensation Committee Chair Cash Retainer	$15,000
Nominating and Corporate Governance Committee Chair Cash Retainer	$15,000
Audit Committee Member Cash Retainer (other than the Chair)	$10,000
Human Resources and Compensation Committee Member Cash Retainer (other than the Chair)	$5,000
Nominating and Corporate Governance Committee Member Cash Retainer (other than the Chair)	$5,000

*	Cash fees paid in quarterly installments in arrears.
**	Only paid if applicable.

GrafTech International Ltd. | 2024 Proxy Statement / 17

The Brookfield designated directors do not personally receive any compensation for their service as directors. However, pursuant to the Stockholder Rights Agreement (“Stockholder Rights Agreement”) by and between the Company and Brookfield, entered in connection with our April 2018 initial public offering (the “IPO”), Brookfield is reimbursed for the services of the Brookfield designated directors for (1) cash compensation consistent with the compensation received by other non-employee members of the Board and (2) to the extent a Brookfield designated director serves as Chairman of the Board, any additional compensation as may be approved by the unaffiliated independent members of the Board for such service as Chairman of the Board.

Our non-employee directors received the following compensation for service on our Board in 2023.

2023 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Henry R. Keizer(5)(6)	170,268	114,375	—	284,643
Brian L. Acton(6)(7)	—	41,071	—	41,071
Catherine L. Clegg(6)(7)	—	215,000	—	215,000
Diego Donoso(6)(7)	30,220	85,562	—	115,782
Michel J. Dumas(6)(8)	66,071	166,071	—	232,143
Leslie D. Dunn(6)(7)	7,944	7,944	—	15,889
Debra Fine(5)(6)	15,000	219,643	—	234,643
Jean-Marc Germain(6)	26,250	181,964	—	208,214
David Gregory(7)	—	—	71,429	71,429
Anthony R. Taccone(6)	52,500	167,500	—	220,000
Denis A. Turcotte(7)	—	—	226,475	226,475

(1)

Mr. Kessler is not included in this table as Mr. Kessler was a Company employee in 2023 and did not receive any additional compensation for service as a director. The compensation that was paid to Mr. Kessler as a Company employee is shown in the Summary Compensation Table and our other Executive Compensation disclosures below.

(2)

Other than the $15,000 Ms. Fine received for service on a special committee in her role as a non-employee director, Mr. Acton and Mses. Clegg and Fine chose to defer all of their cash fees, or $41,071, $115,000 and $119,643, respectively, into DSUs pursuant to the Director Deferred Fee Plan (described below), receiving 8,360, 32,254 and 33,969 DSUs, respectively. Messrs. Donoso and Dumas chose to defer 50% of their cash fees, or $30,220 and $66,071, respectively, into DSUs, receiving 10,408 and 18,257 DSUs, respectively. Mr. Germain chose to defer none of his first quarter 2023 cash fees and 100% of his second, third, and fourth quarter 2023 cash fees, or $81,964, into DSUs, receiving 25,087 DSUs. Mr. Keizer chose to defer 50% of his first quarter 2023 cash fees and none of his second, third and fourth quarter 2023 cash fees, or $14,375, into DSUs, receiving 2,958 DSUs. Mr. Taccone chose to defer 75% of his first quarter 2023 cash fees and 50% of his second, third and fourth quarter 2023 cash fees, or $67,500, into DSUs, receiving 18,372 DSUs.

(3)

These amounts reflect the aggregate grant date fair value pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of DSUs, RSUs and DRSUs granted under our Equity Plan in accordance with our Non-Employee Director Stock Ownership Policy (described below). Additional details on accounting for stock-based compensation awards can be found in Note 3, Stock-Based Compensation to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2023. Mses. Clegg and Fine and Messrs. Donoso, Dumas, Germain, and Taccone chose to defer their RSUs into DRSUs, receiving 23,923 DRSUs each, except for Mr. Donoso, who received 11,068 DRSUs given his appointment as a director during the year. Mr. Keizer received 23,923 RSUs.

(4)

Represents amounts paid to Brookfield for services of the Brookfield designated directors under the terms of the Stockholder Rights Agreement. As of December 14, 2023, there were no longer any Brookfield designated directors on our Board.

(5)	Mr. Keizer and Ms. Fine each received fees earned or paid in cash in the amount of $15,000 for service on a special committee in their roles as non-employee directors.
(6)

As of December 31, 2023, Mses. Clegg and Fine and Messrs. Donoso, Dumas, Germain, Keizer and Taccone held a total of 102,894, 67,411, 10,408, 72,095, 28,649, 20,141, and 73,498 DSUs, respectively, which includes accrued dividend equivalents credited as additional DSUs. As of December 31, 2023, Mses. Clegg and Fine and Messrs. Dumas, Germain and Taccone each held a total of 23,971 DRSUs, which includes accrued dividend equivalents credited as additional DRSUs, and Mr. Donoso held a total of 11,068 DRSUs.

(7)

On January 5, 2023, Mr. Acton informed the Board that he would not stand for re-election as a director at the Company’s 2023 Annual Meeting of Stockholders. Ms. Dunn resigned from the Board on February 21, 2023 due to personal reasons. Also in February 2023, the Board determined not to renominate Mr. Gregory for re-election to the Board. On June 13, 2023, the Board appointed Diego Donoso as director, effectively immediately. On December 12, 2023, Denis A. Turcotte informed the Company that he was resigning from the Board effective December 14, 2023. On January 26, 2024, Ms. Clegg resigned from the Board due to personal reasons effective immediately.

(8)

Mr. Dumas received his fees earned or paid in cash in the form of Canadian dollars (“CAD”). The fees earned or paid in cash amount for Mr. Dumas is shown in U.S. dollars (USD”) using a foreign currency exchange rate of 0.74 CAD/USD, 0.75 CAD/USD, 0.74 CAD/USD and 0.76 CAD/USD for the first, second, third and fourth quarterly installments, respectively.

18 / GrafTech International Ltd. | 2024 Proxy Statement

Director Deferred Fee Plan for Non-Employee Directors

We maintain an Amended and Restated GrafTech International Ltd. Director Deferred Fee Plan (as amended, the “Director Deferred Fee Plan”), which provides non-employee directors (other than Brookfield designated directors) (“Eligible Directors”) with the opportunity to defer payment of cash retainer fees paid for service on the Board and any committees, at their election (subject to our Non-Employee Director Stock Ownership Policy described below). Newly-elected Eligible Directors are required to make an election to defer payment of cash fees prior to their appointment on the Board, while existing Eligible Directors are required to make their election by December 17 prior to the beginning of the next calendar year. The director year under the Director Deferred Fee Plan generally begins on April 1 and continues through March 31 of the succeeding year; provided, however, that beginning in 2024 the director year began on January 1. An Eligible Director who chooses to have any portion of their cash fees deferred will have an account established in which the fees that would have been paid to the Eligible Director shall instead be credited with DSUs, the number which shall be determined by dividing (i) the amount of fees payable on such date they are deferred by (ii) the closing price of one share of our common stock as reported on the NYSE on such date. All DSUs will accrue dividend equivalents that will be credited to the Eligible Director as additional DSUs to the extent that the Board declares dividends on the common stock of the Company. The DSUs shall be fully vested and nonforfeitable at all times. All whole DSUs will be settled in shares of our common stock after the Eligible Director’s termination of service on the Board while any fractional DSUs will be settled in cash.

The Director Deferred Fee Plan was further amended and restated in December 2022, with such amendments taking effect on April 1, 2023. The amendments, among other things, permit an Eligible Director to defer the settlement of the DSUs in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the Eligible Director’s service (in the alternative to settling such DSUs as soon as practicable following the date of termination of service as an Eligible Director in a single lump sum). The amendments also changed the director year starting in 2024 as described above.

Non-Employee Director Stock Ownership Policy

The Non-Employee Director Stock Ownership Policy was reviewed and revised by the Board in December 2022. Under the revised policy, effective December 1, 2022, independent directors are required, within five years of the later of December 1, 2022 and joining the Board, to acquire shares or share equivalents of the Company having an aggregate value equal to at least $600,000 (the “Stock Threshold”). DSUs, RSUs and deferred RSUs will count towards the Stock Threshold. Any common stock received upon the vesting of RSUs must be held and may not be sold until the Stock Threshold is met. The Stock Threshold will be calculated each year on December 1 and in the event that a director who previously met the Stock Threshold no longer does, that director will need to acquire more common stock or, to the extent determined by the Board, elect to receive a portion of his or her total cash director fees in DSUs for the following director year in order to satisfy the Stock Threshold by the following December. As of March 13, 2024, all of the independent directors are expected to comply with the Non-Employee Director Stock Ownership Policy in the prescribed time frame.

Risk Oversight

The Board oversees the management of the Company’s risk exposure through the following framework: management regularly provides to the Board updated information concerning strategic, operational and emerging risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s efforts to mitigate those risks.

The Board is responsible for understanding the Company’s most significant risks, ensuring that management responds appropriately, and making risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our Audit Committee, which is made up solely of independent directors who have had extensive experience in providing strategic and advisory services to other companies, assists the Board in evaluating the risks the Company faces as well as our policies for risk management and assessment.

GrafTech International Ltd. | 2024 Proxy Statement / 19

The Audit Committee:

•	Has primary responsibility for assisting the Board with risk oversight for the Company;

•	Considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company, cybersecurity issues and the resolution of any ethics issues; and

•

Holds, at each regularly scheduled meeting, separate executive sessions to identify and assess risks and oversee the methodologies that management implements to address those risks. These executive sessions often include representatives from our independent registered public accounting firm, as well as from our risk management and internal audit, finance and legal departments.

The Human Resources and Compensation Committee:

•	Reviews and balances risk in our executive compensation practices, programs and policies; and

•

Annually assesses the Company’s compensation programs to determine if any elements of these plans create an inappropriate level of risk and to evaluate management’s methods to mitigate any potential risks.

The Nominating and Corporate Governance Committee:

•	Oversees risks associated with Board and committee composition, including the annual self-assessments of the Board and its committees and oversees the implementation and reporting back of the results.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure, as it allows our independent directors to evaluate our risks and our risk management and assessment policies, including through the fully independent Audit Committee, with ultimate oversight by the full Board. In particular, the Human Resources and Compensation Committee has determined that none of our executive compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

Communications from Stockholders and Other Interested Parties

The Company values your feedback. Any stockholder or interested party who desires to contact the Company’s Chairman, the independent or non-management directors as a group or the other members of the Board may do so by writing to the Corporate Secretary, GrafTech International Ltd., at 982 Keynote Circle, Brooklyn Heights, Ohio 44131, Attention: Corporate Secretary. Any such communication should state the number of shares owned, if applicable. The Corporate Secretary will forward to the Chairman any such communication addressed to the Chairman, the independent or non-employee Directors as a group or to the Board generally, and will forward such communication to other Board members, as appropriate, provided that such communication addresses a legitimate business issue. Any communication relating to accounting, auditing or fraud will be forwarded immediately to the Chair of the Audit Committee.

Certain Relationships and Related Party Transactions

Under SEC rules, a related person is an executive officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. We have a written related party transaction policy, pursuant to which directors (including director nominees), executive officers and employees are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved. Our head of legal reports these transactions to the Audit Committee of the Board, which is responsible for evaluating each related party transaction and, if necessary, making a recommendation to the disinterested members of the Board as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.

Other than the transactions described below, since January 1, 2023, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

20 / GrafTech International Ltd. | 2024 Proxy Statement

Brookfield Transactions

We have engaged in transactions with Brookfield, a former holder of more than 5% of our common stock, since January 1, 2023. These transactions include ongoing obligations under the Registration Rights Agreement (as defined below), Stockholder Rights Agreement and Tax Receivable Agreement (as defined below), each with Brookfield.

Registration Rights Agreement

We and Brookfield entered into a registration rights agreement (the “Registration Rights Agreement”) in connection with our IPO. The Registration Rights Agreement provides Brookfield with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock or any of our debt securities held by it, subject to certain conditions and limitations. Brookfield is entitled to a limited number of demand registrations. In addition, in the event that we register additional shares of common stock or debt securities for sale to the public, we will be required to give notice of such registration to Brookfield of our intention to effect such a registration, and, subject to certain limitations, include any shares of common stock or debt securities requested to be included in such registration held by it. We will be required to bear the registration expenses, other than underwriting discounts and commissions, associated with any registration of shares of common stock or debt securities pursuant to the Registration Rights Agreement. The Registration Rights Agreement includes customary indemnification provisions in favor of Brookfield, its affiliates, directors and officers against certain losses and liabilities (including reasonable legal expenses) resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Brookfield sells shares of our common stock or our debt securities, unless such liability arose from Brookfield’s misstatement or omission and Brookfield has agreed to indemnify us against losses caused by its misstatements or omissions, subject to certain limitations.

Stockholder Rights Agreement

We and Brookfield entered into the Stockholder Rights Agreement in connection with our IPO. The Stockholder Rights Agreement expires once Brookfield ceases to own any of our common stock. On November 6, 2019, we and Brookfield amended the Stockholder Rights Agreement to reimburse Brookfield for the services of the Brookfield directors for (a) cash compensation consistent with the compensation received by other non-management members of the Board and (b) to the extent a Brookfield director serves as Chairman of the Board, any additional compensation as may be approved by the unaffiliated independent members of the Board for such service as Chairman of the Board.

Tax Receivable Agreement

We and Brookfield entered into a tax receivable agreement (the “Tax Receivable Agreement”) in connection with our IPO. The Tax Receivable Agreement provides the right to receive future payments from us to certain of our pre-IPO stockholders (the “Existing Stockholders”) of 85% of the amount of cash savings, if any, in U.S. federal income tax and Swiss tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our IPO, including certain federal net operating losses (“NOLs”), previously taxed income under Section 959 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), foreign tax credits, and certain NOLs in GrafTech Switzerland S.A. (collectively, the “Pre-IPO Tax Assets”). In addition, we will pay interest on the payments we make to the Existing Stockholders with respect to the amount of this cash savings from the due date (without extensions) of our tax return where we realize this savings to the payment date at a rate equal to the forward looking term rate based on the secured overnight financing rate (“SOFR”) administered by the Federal Reserve Bank of New York for a one-month period plus 0.10% plus 100 basis points per annum.

For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced on April 23, 2018 and will continue until there is no potential for any future tax benefit payments.

Our counterparties under the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the Tax Receivable Agreement that are greater than our actual cash tax savings.

GrafTech International Ltd. | 2024 Proxy Statement / 21

While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our subsidiaries’ use of Pre-IPO Tax Assets, as of December 31, 2023, we expect that, based on current tax laws, payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets will total approximately $70 million. This figure does not account for our Pre-IPO Tax Assets attributable to previously taxed income under Section 959 of the Code, the value of which is highly speculative, and certain NOLs in GrafTech Switzerland S.A., which we expected to have nominal value at the time of our IPO. As of December 31, 2023, we have made payments of approximately $58.1 million related to the Tax Receivable Agreement. We expect that, based on current tax laws, future payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets will be approximately $11.2 million in the aggregate.

Any future changes in the utility of the Pre-IPO Tax Assets will impact the amount of the liability that will be paid to the Existing Stockholders. Changes in the utility of these Pre-IPO Tax Assets will be recorded in the provision for income taxes and any changes in the obligation under the Tax Receivable Agreement will be recorded in other (income) expense, net in the consolidated statements of operations. We plan to use cash flow from operations and availability under our credit facilities to fund this obligation.

If we undergo a Change of Control (as defined in the Tax Receivable Agreement), the Tax Receivable Agreement will terminate and we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a Change of Control, we will be required to make a payment equal to the present value of future payments under the Tax Receivable Agreement attributable to the Pre-IPO Tax Assets of such subsidiary that is sold or disposed of, applying the assumptions described above.

The Tax Receivable Agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the U.S. Bankruptcy Code or otherwise, then all of our payments and other obligations under the Tax Receivable Agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the Tax Receivable Agreement.

Certain transactions by the Company could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the Tax Receivable Agreement with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the Tax Receivable Agreement, would be required to make a payment to the Existing Stockholders even though we receive no cash from such income.

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for specified reasons, such payments will be deferred and will accrue interest at a rate of SOFR plus 0.10% plus 100 basis points per annum until paid.

In the event that any determinations must be made under or any dispute arises involving the Tax Receivable Agreement, the Existing Stockholders will be represented by Brookfield Capital Partners IV GP, Ltd. In any such instance, should any representatives of Brookfield Capital Partners IV GP, Ltd. then be serving on our Board, such directors will be excluded from decisions of the Board related to the relevant determination or dispute.

22 / GrafTech International Ltd. | 2024 Proxy Statement

The Dow Inc. Transaction

Mr. Donoso was elected to the Board in June 2023. Mr. Donoso retired in April 2023 from Dow, an American multinational materials science company. From 2012 until his retirement, Mr. Donoso served as President of Packaging & Specialty Plastics of Dow. In January 2024, GrafTech made a payment to Union Carbide Corporation, a subsidiary of Dow, in the amount of $174,664.60 relating to retiree medical, life, and prescription expenses pursuant to an arrangement that has been in place for over 30 years, since GrafTech was affiliated with Union Carbide Corporation.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires our directors, officers and beneficial owners of 10% or more of our shares of common stock to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that all reports that were required to be filed under Section 16(a) during 2023 were timely filed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 13, 2024 regarding the beneficial ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable or awards payable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

The percentage of beneficial ownership is based on 256,831,870 shares of common stock issued and outstanding on March 13, 2024. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131.

	As of March 13, 2024
Name	Number of shares	Percentage of shares
5% Stockholders
FMR LLC (1)	38,521,185	15.0%
Colonial House Capital Limited (2)	25,000,272	9.7%
Grantham, Mayo, Van Otterloo & Co. LLC (3)	20,411,198	7.9%
The Vanguard Group(4)	18,982,272	7.4%
Nilesh Undavia, et al.(5)	14,932,245	5.8%
BlackRock, Inc.(6)	14,386,677	5.6%
Named Executive Officers and Directors

GrafTech International Ltd. | 2024 Proxy Statement / 23

	As of March 13, 2024
Name	Number of shares	Percentage of shares
Henry R. Keizer(7)(8)	48,111	*
Diego Donoso(7)(9)	21,476	*
Michel J. Dumas(7)(9)	96,066	*
Debra Fine(7)(9)	91,382	*
Jean-Marc Germain(7)(8)(9)	92,620	*
Marcel Kessler	12,480	*
Anthony R. Taccone(7)(8)(9)	106,219	*
Timothy K. Flanagan	23,572	*
Catherine Hedoux-Delgado	29,546	*
Jeremy S. Halford	101,831	*
Iñigo Perez Ortiz	81,296	*
Gina K. Gunning	66,787	*
All Current Executive Officers and Directors as a Group (12 Persons)	771,386	*

*	Less than 1%

(1)

Based on a Schedule 13G/A filed on February 9, 2024 by FMR LLC (“Fidelity”), Fidelity owned 38,521,185 shares of common stock at December 29, 2023. Of the total shares, Fidelity had sole voting power over 38,521,185 of the shares, sole dispositive power over 38,521,185 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of Fidelity is 245 Summer Street, Boston, MA 02210.

(2)

Based on a Schedule 13G filed on February 9, 2024 by Colonial House Capital Limited (“Colonial”), Colonial owned 25,000,272 shares of common stock at January 17, 2024. Of the total shares, Colonial had sole voting power over 23,871,632 of the shares, sole dispositive power over 23,871,632 of the shares, shared voting power over 1,128,640 of the shares and shared dispositive power over 1,128,640 of the shares. The address of Colonial is 17 Prince Arthur Avenue, 2nd Floor, Toronto, ON M5R 1B2, Canada.

(3)

Based on a Schedule 13G/A filed on February 13, 2024 by Grantham, Mayo, Van Otterloo & Co. LLC (“Grantham”), Grantham owned 20,411,198 shares of common stock at December 31, 2023. Of the total shares, Grantham had sole voting power over 20,411,198 of the shares, sole dispositive power over 20,411,198 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of Grantham is 53 State Street, Suite 3300, Boston, MA 02109.

(4)

Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group (“Vanguard”), Vanguard owned 18,982,272 shares of common stock at December 29, 2023. Of the total shares, Vanguard had sole voting power over none of the shares, sole dispositive power over 18,526,353 of the shares, shared voting power over 254,771 of the shares and shared dispositive power over 455,919 of the shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

24 / GrafTech International Ltd. | 2024 Proxy Statement

(5)

Based on a Schedule 13D filed on February 12, 2024 by Nilesh Undavia, et al. (“Mr. Undavia”), a Schedule 13D filed on February 23, 2024 by Mr. Undavia, and a Schedule 13D/A filed on February 27, 2024 by Mr. Undavia and a written communication from Mr .Undavia to the Company, Mr. Undavia owned 14,932,245 shares of common stock at March 1, 2024. Of the total shares, Mr. Undavia had sole voting power over 10,192,976 of the shares, sole dispositive power over 10,192,976 of the shares, shared voting power over 4,545,275 of the shares and shared dispositive power over 4,545,275 of the shares. The address of Mr. Undavia is 155 E Boca Raton Road, Unit 416, Boca Raton, FL 33432.

(6)

Based on a Schedule 13G filed on January 29, 2024 by BlackRock, Inc. (“BlackRock”), BlackRock owned 14,386,677 shares of common stock at December 31, 2023. Of the total shares, BlackRock had sole voting power over 14,090,951 of the shares, sole dispositive power over 14,386,677 of the shares, shared voting power over none of the shares and shared dispositive power over none of the shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(7)

Henry R. Keizer, Diego Donoso, Michel J. Dumas, Debra Fine, Jean-Marc Germain, and Anthony R. Taccone beneficially own 20,141, 10,408, 72,095, 67,411, 28,649, and 73,498 DSUs, respectively. Each DSU represents a contingent right to receive one share of our common stock. The DSUs are fully vested and will be settled in shares of common stock either (a) as soon as practicable after the director terminates service on the Board or (b) in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the reporting person’s service as director, depending on the reporting person’s election for the director year in which the DSUs were granted or accrued.

(8)	Jean-Marc Germain, Henry R. Keizer, and Anthony R. Taccone also beneficially own 40,000, 27,970, and 8,750 shares of our common stock, respectively.

(9)

Diego Donoso, Michel J. Dumas, Debra Fine, Jean-Marc Germain, and Anthony R. Taccone beneficially own 11,068, 23,971, 23,971, 23,971, and 23,971 DRSUs, respectively. Each DRSU represents a contingent right to receive one share of our common stock. The DRSUs are fully vested and will be settled in shares of common stock either (1) as soon as practicable after the director terminates service on the Board or (b) in substantially equal 20% installments on the first five annual anniversaries of the date of termination of the reporting person’s service as director, depending on the reporting person’s election for the director year in which the DRSUs were granted or accrued.

GrafTech International Ltd. | 2024 Proxy Statement / 25

Policies on Transactions in Company Stock, Including Anti-Hedging Provisions

All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities. “Hedging transactions” or “monetizing transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments (such as prepaid variable forwards, equity swaps, collars and exchange funds) or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, often in exchange for all or part of the potential for upside appreciation in these securities. Because hedging transactions might permit an executive officer, director or other employee to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging or monetization transactions are prohibited.

We also prohibit our executive officers, directors and other employees from engaging in put, call or other derivative transactions relating to our securities on an exchange or in any other organized market. A put is an option or right to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Because a transaction in options in our securities would, in effect, be a bet on the short-term movement of our securities and may also focus attention on short-term performance at the expense of our long-term objectives, our executive officers, directors and other employees are prohibited from engaging in such transactions. Additionally, our executive officers, directors and other employees are also prohibited from engaging in short sales of our securities. A short sale of a security is the sale of a security that the seller does not own. Because a short sale of our securities would, in effect, be a bet that the value of the security will decline, allowing a short sale could create perverse incentives for the seller.

26 / GrafTech International Ltd. | 2024 Proxy Statement

Proposal 1 Elect Two Directors for a Three-Year Term or Until Their Successors Are Elected and Qualified

Under our Amended Certificate of Incorporation, the number of members of our Board is fixed from time to time by the Board and may be increased or decreased by the majority of directors then in office. The number of members will not be fewer than three (3) directors, nor more than eleven (11) directors. The Amended Certificate of Incorporation further provides that the directors shall be divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Directors are elected by stockholders for terms of three years and hold office until their successors are duly elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring.

Our Board currently consists of seven (7) members and is divided into three classes of directors, with Class I containing two (2) directors, Class II containing three (3) directors, and Class III containing two (2) directors. The terms of the directors in Class III expire at this Annual Meeting. Our current Class III directors are Debra Fine and Anthony R. Taccone.

Ms. Fine and Mr. Taccone are standing for re-election at the Annual Meeting as Class III directors. Each of these director nominees was recommended for nomination to the Board by the Nominating and Corporate Governance Committee.

If elected, Ms. Fine and Mr. Taccone will hold office for a three-year term until the 2027 Annual Meeting and or until their successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive “FOR” Ms. Fine and Mr. Taccone. If a nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board may recommend.

As described previously, the Undavia Group has notified GrafTech of its intent to nominate Nilesh Undavia for election as director at the Annual Meeting in opposition to the nominees recommended by the GrafTech Board. As a result, assuming such nominee is in fact proposed for election at the Annual Meeting and such nomination has not been withdrawn by the Undavia Group, the election of directors will be considered a contested election and, as provided under Article III, Section 2 of GrafTech’s By-Laws, directors will be elected on a plurality basis. This means that the two (2) director nominees receiving the greatest number of votes cast “FOR” their election will be elected. Abstentions and any broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

The Board does not endorse the Undavia Group Nominee, and unanimously recommends that you use the WHITE proxy card to vote “FOR” ONLY the election of the two (2) nominees proposed by the Board (Debra Fine and Anthony R. Taccone). The Board strongly urges you to discard and NOT to vote using any [•] proxy card that may be sent to you by the Undavia Group. If you have already voted using a [•] proxy card sent to you by the Undavia Group, you have every right to change your vote and we strongly urge you to revoke that proxy by using the WHITE proxy card to vote in favor of ONLY the two (2) nominees recommended by the Board — by Internet, telephone or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

In the event that Undavia Group withdraws its nominee, abandons its solicitation or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority, stockholders can still sign and date a later submitted WHITE proxy card.

In the event that the Undavia Group withdraws its nominee, abandons its solicitation or fails to comply with the universal proxy rules, the election will be considered uncontested, any votes cast in favor of any Undavia Group Nominee, as applicable, will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or the Undavia Group’s [•] proxy card, and directors will be elected on a majority basis of the remaining votes.

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Although the Company is required to include all nominees for election on its proxy card, for additional information regarding the Undavia Group nominee and any other related information, please refer to the Undavia Group’s proxy statement. You may receive solicitation materials from the Undavia Group, including proxy statements and [•] proxy cards. GrafTech is not responsible for the accuracy or completeness of any information provided by or relating to the Undavia Group or its nominee contained in solicitation materials filed or disseminated by or on behalf of the Undavia Group or any other statements the Undavia Group may make. Stockholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the applicable party with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the two (2) nominees proposed by the Board and named in this proxy statement. You are permitted to vote for fewer then two (2) nominees. If you vote for fewer than two (2) nominees, your shares will only be voted “FOR” with respect to those nominees you have so marked. However, if you are a registered holder and submit a validly executed WHITE proxy card but vote “FOR” more than two (2) nominees, all of your votes with respect to the election of directors will be invalid and will not be counted. It is therefore important that you do not vote “FOR” more than two (2) nominees so that your vote with respect to this item is counted.

If you are a beneficial holder and properly mark, sign and return your WHITE voting instruction form or use your WHITE voting instruction form to vote via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the election of directors, they will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the two (2) nominees proposed by your Board and named in this proxy statement, depending on the bank or broker through which you hold your shares. You are permitted to vote for fewer then two (2) nominees. If you vote for fewer than two (2) nominees, your shares will only be voted “FOR” with respect to those nominees you have so marked. If you are a beneficial holder and you vote “FOR” more than two (2) nominees on your WHITE voting instruction form, all of your votes with respect to the election of directors will be invalid and will not be counted. It is therefore important that you provide specific instructions to your broker or bank regarding the election of Directors so that your vote with respect to this item is counted.

Required Vote

Our By-Laws require that each director receive a majority of the votes properly cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), unless the election of directors at the Annual Meeting is contested. Assuming the Undavia Group Nominee is in fact proposed for election at the Annual Meeting and such nomination has not been withdrawn by the Undavia Group, the election of directors at the Annual Meeting will be considered a contested election and, as provided under Article III, Section 2 of GrafTech’s By-Laws, directors will be elected on a plurality basis. This means that the two (2) director nominees receiving the greatest number of votes cast “FOR” their election will be elected. Abstentions and any broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s). In the event that the Undavia Group withdraws its nominee, abandons its solicitation or fails to comply with the universal proxy rules, the election will be considered uncontested, any votes cast in favor of any Undavia Group Nominee, as applicable, will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or the Undavia Group’s [•] proxy card, and directors will be elected on a majority basis of the remaining votes.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH GRAFTECH NOMINEE LISTED BELOW TO SERVE A THREE-YEAR TERM OR UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIED.

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Nominees for Re-Election and Incumbent Directors

Relevant information about each director appears below, including certain information regarding our directors’ individual experience, qualifications, attributes and skills, and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they should serve as directors.

NOMINEES FOR RE-ELECTION AS CLASS III MEMBERS OF THE BOARD OF DIRECTORS – Current Term Expiring at the 2024 Annual Meeting

Debra Fine
Chair and Founder of Fine Capital Partners Director Since: 2021 Age: 64 Committee: Audit and Nominating and Corporate Governance (Chair)

Ms. Fine was elected to the Board in October 2021. Ms. Fine serves as Chair of Fine Capital Partners, a financial services firm she founded in 2004. She was the Chief Executive Officer of Fine Capital Partners from 2004 to January 2020. Fine Capital Partners manages assets principally for university endowments and foundations. Ms. Fine has over 30 years of investment experience as an equity analyst, portfolio manager, and chief investment officer, with specific domain knowledge of cyclical industries. As an entrepreneur, founder, and Chief Executive Officer of a financial services firm for the past 20 years she is familiar with securities regulation, business development, talent retention, business forecasting, financial oversight, strategic planning, and client management. Ms. Fine is National Association of Corporate Directors (NACD) certified.

Ms. Fine was Director of Global Equities at Loews Corporation, a diversified conglomerate, from 1999 to 2004, where she built an equity investment team, established and managed an internal hedge fund as well as a real estate investment trust portfolio. She began her career as an Investment Banker at Salomon Brothers.

She earned a Bachelor of Arts degree, cum laude, from Yale University and an MBA from Harvard Business School.

Ms. Fine serves on several non-profit boards, including as Vice-Chair of the Board for Save the Children US and Save the Children International, an approximately $3 billion international non-profit working in approximately 130 countries to improve the lives of children. She has also served on and/or chaired committees, including Audit and Risk, Finance, Investments, Executive Search and Crisis Management. She is also a Board Member for the Center for Global Development, a leading think-tank on development policy, where she serves on the Executive, Finance and Nominations and Governance committees.

Ms. Fine has deep knowledge of capital markets and financial statement analysis. She also has expertise in evaluating strategic challenges, capital allocation alternatives, effective ways to generate long term value for shareholders and effective shareholder communications. She has decades of experience evaluating senior management teams and the efficacy of their strategic plans and a deep understanding of effective board governance. She is skilled at understanding the key drivers of profitability across various industries with particular domain expertise in all parts of the steel supply chain.

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Anthony R. Taccone
Founding Partner and Co-Owner of First River LLC Director Since: 2018 Age: 63 Committees: Nominating and Corporate Governance and Human Resources and Compensation (Chair)	Mr. Taccone was elected to the Board in April 2018. Mr. Taccone has over 35 years of experience consulting to companies in the global steel industry and companies with interests in the steel industry, including suppliers, customers and investors. Since March 1998, Mr. Taccone has served as a Founding Partner and co-owner of First River LLC, a boutique strategy consulting firm. While at First River, Mr. Taccone has worked with senior management teams, boards of directors, investors and government agencies on challenging and complex issues facing companies in the steel industry, including financial restructurings, capacity rationalizations, mergers and acquisitions, major capital investment decisions, raw material integration strategies, and investments in downstream businesses. Prior to joining First River, Mr. Taccone was a strategy consultant at Beddows & Company from 1988 to 1998. From 1994 until 1998, Mr. Taccone was the North American practice leader and served on Beddows and Company’s Board of Directors. Prior to his career as a steel industry consultant, Mr. Taccone worked as a Country Risk Economist from 1985 to 1987 and an Industry Economist from 1987 to 1988 at Mellon Bank. Mr. Taccone received his undergraduate degree in economics from Washington & Jefferson College and a master’s degree in economics from Duke University. Mr. Taccone is qualified to serve on the Board primarily as a result of his deep knowledge of the global steel industry, over 35 years of experience helping steel and related companies to develop and implement effective strategies to achieve profitable growth and significant experience working with senior management teams and boards of directors.

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CLASS I MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Current Term Expiring at the 2025 Annual Meeting

Diego Donoso
Former President of Packaging & Specialty Plastics of Dow Inc. Director Since: 2023 Age: 57 Committees: Audit and Human Resources and Compensation	Mr. Donoso was elected to the Board in June 2023. Mr. Donoso retired in April 2023 from Dow Inc. (“Dow”), an American multinational materials science company. From 2012 until his retirement, Mr. Donoso served as President of Packaging & Specialty Plastics (“P&SP”), one of three operating segments of Dow, which consisted of two integrated global businesses: Hydrocarbons and Packaging and Specialty Plastics. His journey with Dow began more than thirty years ago, when, after graduating with a degree in business administration from Babson College in Massachusetts, he joined Dow as a trainee in the commercial department in São Paulo, Brazil. Over the next 20 years, Mr. Donoso served in numerous business and commercial leadership positions for Dow’s resins and plastics franchise in both Latin America and Europe. In 2010, Mr. Donoso was appointed President of Dow Japan and Korea based in Tokyo, Japan, and in 2012, transferred to Dow’s corporate headquarters in Midland, Michigan and was promoted to President of P&SP later that year. [Mr. Donoso also serves on the board of directors of Atmus Filtration Technologies Inc. (NYSE: ATMU), a global leader in filtration and media solutions.] Mr. Donoso is qualified to serve on the Board primarily as a result of his deep experience as a global executive with expertise in the manufacturing sector affected by cycles and volatile market dynamics.

Michel J. Dumas
Former Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc. Director Since: 2018 Age: 65 Committees: Audit (Chair) and Nominating and Corporate Governance	Mr. Dumas was elected to the Board in April 2018 and served as the Presiding Independent Director from July 2019 to May 2023. Mr. Dumas is the Chair of the Audit Committee of the Company. Mr. Dumas is also a member of the Nominating and Corporate Governance Committee. Mr. Dumas has over thirty years of experience in the lumber, pulp and paper industries. From 1997 until 2017, Mr. Dumas served as the Executive Vice President, Finance and Chief Financial Officer of Tembec, Inc., a leading integrated forest products manufacturer based in Quebec. Mr. Dumas also served on the board of directors of Tembec, Inc. from January 2011 to February 2017. Mr. Dumas served as a director of Marathon Pulp Inc. from February 2000 to February 2009 and of Jager Building Systems from August 2001 to September 2008. From 1991 to 1997, Mr. Dumas was Vice President, Finance and Chief Financial Officer at Spruce Falls Inc., a newsprint mill. Prior to joining Spruce Falls Inc., from 1985 to 1991, Mr. Dumas served as Controller at Tembec, Inc. Mr. Dumas received his undergraduate degree in Commerce from the University of Ottawa. Mr. Dumas is qualified to serve on the Board primarily as a result of his extensive finance experience and knowledge of cyclical businesses.

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CLASS II MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE – Current Term Expiring at the 2026 Annual Meeting

Jean-Marc Germain
Chief Executive Officer of Constellium SE Director Since: 2021 Age: 58 Committee: Human Resources and Compensation and Nominating and Corporate Governance	Mr. Germain was elected to the Board in October 2021. Mr. Germain has served as Chief Executive Officer of Constellium SE (NYSE: CSTM), a designer and manufacturer of a broad range of innovative rolled and extruded aluminum products serving primarily the packaging, aerospace and automotive end-markets, since July 2016, and executive director of the board of Constellium since June 2016. Prior to joining Constellium, Mr. Germain was Chief Executive Officer of Algeco Scotsman, a Baltimore-based leading global business services provider focused on modular space and secure portable storages. Previously, Mr. Germain held numerous leadership positions in the aluminum industry, including senior executive roles in operations, sales and marketing, financial planning and strategy with Pechiney, Alcan and Novelis. His last position with Novelis from 2008 to 2012 was as President for North American operations. Earlier in his career, he held a number of international positions with Bain & Company and GE Capital. Mr. Germain is a graduate of Ecole Polytechnique in Paris, France and a dual French and American citizen. As Chief Executive Officer of Constellium, Mr. Germain is qualified to serve on the Board primarily as a result of his extensive financial and management experience for a global manufacturer in a complementary industry.

Henry R. Keizer
Former Deputy Chairman and Chief Operating Officer of KPMG Director Since: 2021 Age: 67 Committees: None

Mr. Keizer was elected to the Board in October 2021 and became Chairman in May 2023. Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International (“KPMGI”), a role from which he retired in December 2012. KPMGI is a professional services organization that provides audit, tax and advisory services in approximately 150 countries. Mr. Keizer previously held a number of senior leadership positions throughout his 35 years at KPMG, including Global Head of Audit from 2006 to 2010 and U.S. Vice Chairman of Audit from 2005 to 2010.

Mr. Keizer currently serves as Chairman of the Board of Sealed Air Corporation (NYSE: SEE) and as a trustee and audit committee chair of the BlackRock Multi-Asset Fund Complex where he provides oversight to approximately 150 registered investment companies within the fund complex. He previously served as Chairman of the Board of Hertz Global Holdings, Inc. (NYSE: HTZ) and The Hertz Corporation from 2015 to 2021; a director and audit committee chair of WABCO Holdings Inc. (NYSE: WBC) from 2015 until it was sold in May 2020; and as a director and audit committee chair of MUFG Americas Holdings, Inc. and MUFG Union Bank, a financial and bank holding company, from 2014 to 2016. Mr. Keizer was also a director of the American Institute of Certified Public Accountants from 2008 to 2011.

Mr. Keizer holds a Bachelor’s degree in Accounting, summa cum laude, from Montclair State University, New Jersey.

Mr. Keizer has significant governance, management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG and as a director of multiple public and private companies. Mr. Keizer, a certified public accountant, has extensive knowledge and understanding of financial accounting, internal control over financial reporting and auditing standards. Mr. Keizer also has over four decades of diverse industry perspective gained through advising companies engaged in manufacturing, banking, insurance, consumer products, retail, and technology.

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Marcel Kessler
Former Chief Executive Officer and President of GrafTech International Ltd. Director Since: 2022 Age: 57 Committees: None	Mr. Kessler was elected to the Board in July 2022. Mr. Kessler served as our Chief Executive Officer and President from July 2022 to November 2023. Prior to joining the Company, Mr. Kessler previously served as the President and Chief Executive Officer of Pason Systems Inc. (TSX: PSI) (“Pason”), a global provider of specialized data management systems for oil and gas drilling, from 2011 to 2020, and has been a director of Pason since 2012 and is currently serving as the Chairman of the Board of Directors of Pason. Before joining Pason in 2011, Mr. Kessler was President and Chief Executive Officer of CCR Technologies, a provider of solvent reclaiming services, and was a Partner at McKinsey & Company, a management consulting firm. Mr. Kessler holds a master’s degree in Engineering with Distinction from the Swiss Federal Institute of Technology and a master’s degree in Finance from the London Business School. Mr. Kessler is qualified to serve on the Board primarily as a result of his experience as GrafTech’s former Chief Executive Officer and President and his ability to provide strategic guidance, operational knowledge, and management perspective to the Board.

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Director Matrix

The following matrix summarizes the notable knowledge, skills, and experience possessed by our directors, which our Board believes are relevant to our business, as well as demographic and diversity information. The matrix does not encompass all the knowledge, skills and experiences of our directors. The knowledge, skills and experience designations and demographic and diversity information are based on responses from Board members. In addition, the absence of a particular knowledge, skill, or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area.

Knowledge, Skills and Experience	Keizer	Donoso	Dumas	Fine	Germain	Kessler	Taccone
Public Company / Corporate Governance Experience Service on another public company board or understanding of corporate governance practices	D	E	E	E	E	E	E
Senior Management Experience Experience serving as a CEO or senior executive of a company, segment or unit	D	D	D	D	D	D	E
Accounting and Financial Expertise Background and experience in corporate finance, accounting and financial reporting	D	F	D	D	E	E	F
Legal and Regulatory Background in law or experience navigating complex regulatory matters	E	—	E	F	F	E	F
Strategy Experience in developing and executing strategic plans	E	D	E	E	D	D	D
Risk Management Experience in managing and mitigating key risks	E	F	E	F	E	E	F
Industry Experience Experience working in or with the steel industry	F	—	F	F	F	E	D
Commercial, Marketing and Sales Experience in developing customers and the global market	F	E	F	—	E	E	D
Manufacturing Experience in managing an organization with significant manufacturing operations	E	E	E	—	E	E	F
International Experience working in an organization with global operations	E	D	E	E	D	D	E
Technology / Research and Development Experience managing innovation, R&D, intellectual property	F	F	F	—	E	E	F
Cybersecurity Experience protecting internet-connected systems from cyberthreats	F	—	E	F	F	E	—
Human Resources and Compensation Experience leading a human resources function / executive compensation	E	F	E	F	E	E	E
Environmental, Social and Governance (ESG) Knowledgeable about environmental, social and governance issues	F	F	F	E	E	E	F
Capital Markets and M&A Experience in dealing with capital markets and executing M&A	E	F	D	D	E	E	F

D = Deep Experience (limited to three responses) E = Experienced F = Familiarity with limited direct experience

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Demographic Information and Diversity	Keizer	Donoso	Dumas	Fine	Germain	Kessler	Taccone
Race and Ethnicity
African American or Black
Asian/Pacific Islander
Caucasian/White	•		•	•	•	•	•
Hispanic/Latinx		•
Native American
Gender
Male	•	•	•		•	•	•
Female				•

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Proposal 2 Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2024

The Audit Committee has selected, and the Audit Committee and the Board recommend stockholder ratification of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2024. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements.

Deloitte & Touche LLP has served as our independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent registered public accounting firm is in the best interest of the Company and its stockholders.

Although ratification by stockholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider its selection.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they choose and will also be available to respond to appropriate questions from stockholders.

Required Vote

Approval of this ratification requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal. If your shares are held in the name of your broker or bank, under NYSE rules, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024 is normally considered “routine” and would be the only proposal on this year’s Annual Meeting agenda with respect to which your broker could vote your shares absent your instructions. However, to the extent your broker provides you with the Undavia Group’s proxy materials it will not have discretion to vote on “routine matters,” including this proposal. In such circumstances, if you do not instruct your broker on how to vote your shares regarding the ratification of Deloitte & Touch LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024, then your shares may not be voted on this matter. We urge you to instruct your broker about how you wish your shares to be voted using the WHITE voting instruction form.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT YOU VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2024 FISCAL YEAR.

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Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements and internal controls over financial reporting, in accordance with standards of the U.S. Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee is also responsible for monitoring and reviewing these processes.

The Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal year 2023 (ended December 31, 2023) with the Company’s management, including the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by the applicable requirements of the PCAOB and the SEC. Deloitte & Touche LLP provided, and the Audit Committee received, the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche LLP its independence and has considered whether the firm’s provision of non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with, and its review of information provided by, management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

By the Audit Committee of the Board of Directors of GrafTech International Ltd.

AUDIT COMMITTEE

Michel J. Dumas (Chair)

Diego Donoso

Debra Fine

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Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2023 and 2022:

	2023	2022
Audit Fees	$1,956,017	$1,980,503
Audit-Related Fees	5,585	14,232
Tax Fees	248,271	313,745
All Other Fees	2,000	2,000

Total Fees	$2,211,872	$2,310,480

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements; reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations; and comfort letter procedures.

Audit-Related Fees. This fee relates to validating the share of costs spent on energy for one of the Company’s subsidiaries in Europe. In 2022, this fee also includes additional compliance for a dividend for one of the Company’s subsidiaries in Europe.

Tax Fees. These include fees for consulting services related to tax planning, compliance, advice and assistance with international and other tax matters.

All Other Fees. These fees relate to an annual subscription to an accounting research tool.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy requires that we do not engage our independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. The Audit Committee or the Chair of the Audit Committee may also specifically approve any audit or non-audit services that our independent registered public accounting firm provides that has not received general pre-approval. Any approval of services by the Audit Committee or the Chair of the Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

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Proposal 3 Approve, on an Advisory Basis, our Named Executive Officer Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we provide our stockholders the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our NEOs as disclosed in this Proxy Statement.

We believe that NEO compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our NEO compensation program emphasizes pay-for-performance and aligning the interests of our NEOs with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our NEO compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the “Compensation Discussion and Analysis” section below and the related tables and narratives for more information about the compensation of our NEOs.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. This vote is advisory only and is not binding. Although the vote is non-binding, our Human Resources and Compensation Committee values the opinions of our stockholders, and our Human Resources and Compensation Committee expects to consider the outcome of the vote when making future compensation decisions for our NEOs. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with the annual meeting of stockholders to be held in 2025. We also expect to hold the next vote on the frequency of such say-on-pay vote at our annual meeting of stockholders to be held in 2025.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related tables and accompanying narrative.”

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Therefore, abstentions will have the effect of votes against this proposal and broker non-votes will have no effect on the outcome.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Executive Compensation

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (“CD&A”) describes the objectives of our NEO compensation program, each element of our NEO compensation program, why we chose to pay each element, how we determine the amount of each element to pay, and how each compensation element fits into our overall compensation objectives, among other things, regarding our NEOs who are listed below and named in the 2023 Summary Compensation Table. For the year ended December 31, 2023, our NEOs were:

•	Timothy K. Flanagan, Interim Chief Executive Officer and President;

•	Marcel Kessler, Former Chief Executive Officer and President;

•	Catherine Hedoux-Delgado, Interim Chief Financial Officer and Treasurer;

•	Jeremy S. Halford, Executive Vice President, Chief Operating Officer;

•	Iñigo Perez Ortiz, Senior Vice President, Commercial and CTS; and

•	Gina K. Gunning, Chief Legal Officer and Corporate Secretary.

2023 Executive Transitions

On September 25, 2023, Marcel Kessler, our former Chief Executive Officer and President, informed the Board of his intention, due to family reasons, to (i) step down as Chief Executive Officer and President effective November 15, 2023 and (ii) resign as an employee of the Company effective December 31, 2023. On September 27, 2023, the Board appointed Timothy K. Flanagan, the then-current Chief Financial Officer, Senior Vice President Finance and Treasurer of the Company, to serve as Interim Chief Executive Officer and President, and Catherine Hedoux-Delgado, the then-current Vice President, Corporate Controller of the Company, to serve as Interim Chief Financial Officer and Treasurer, each effective November 15, 2023. For more information about our current executive officers, please see our Annual Report on Form 10-K for the year ended December 31, 2023.

Executive Summary

Our executive compensation program is driven by our strategic goals with an emphasis on paying for performance. This program has always relied upon the two elements of competitive base salary and a performance-based annual cash incentive plan, the Short-Term Incentive Plan (“STIP”). The STIP is designed to reward employees based on the financial and operational performance of the Company and is based on the achievement of Adjusted EBITDA and Adjusted Free Cash Flow, as well as certain other corporate objectives, including engagements with the community, total recordable incident rates, and certain training participation rates. See Appendix A to this Proxy Statement for additional information, including how we define Adjusted EBITDA and Adjusted Free Cash Flow and reconciliations to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Longer term incentive compensation has also been part of our NEO compensation program. Since 2019, we have provided our executive leadership team with long-term incentive program awards under our Equity Plan adopted at the time of our IPO. These equity awards are designed to continue to help retain senior management of the Company and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. In 2023, we approved grants of time-based stock options, RSUs, and performance-based restricted stock units (“PSUs”) to the NEOs as new awards under the Equity Plan.

2023 Business Summary

2023 was a challenging year for our business, marked by soft industry demand, the residual impact of the temporary suspension of our operations in Monterrey, Mexico that occurred in late 2022, and significantly higher costs. As a result, net sales decreased $660.8 million, or 52%, from $1,281.3 million in 2022 to $620.5 million in 2023, primarily reflecting lower sales volume. A shift in the mix of our business from volume derived from our LTAs to volume derived from non-

40 / GrafTech International Ltd. | 2024 Proxy Statement

LTAs and lower weighted-average realized prices also contributed to the decline in net sales. Net loss for 2023 was $255.3 million compared to a net income of $383.0 million in 2022. Results for 2023 included a goodwill impairment charge of $171 million and a lower of cost or market inventory valuation adjustment of $12 million. Adjusted EBITDA1 for 2023 was $20.5 million compared to $536.5 million in the prior year, with the decline primarily due to lower sales volume, higher costs on a per MT basis, the shift in the mix of our business from LTA volume to non-LTA volume, lower weighted-average realized prices and the impact of a lower of cost or market inventory valuation adjustment recorded in 2023. Adjusted Net (Loss) Income1 decreased $480.4 million from Adjusted Net Income of $379.7 million in 2022 to Adjusted Net Loss of $100.8 million in 2023.

Against this backdrop, we are proactively managing our operating costs, capital expenditures and working capital levels. Specifically, our initiatives to manage working capital led to a more than $100 million reduction in inventory levels in 2023, resulting in positive free cash flow(1) for the year. In 2024, we began executing a set of further initiatives designed to reduce our cost structure and optimize our manufacturing footprint while, at the same time, preserving our ability to deliver excellent customer service and to capitalize on long-term growth opportunities for our Company. These actions include: (1) indefinitely suspending production activities at our St. Marys, Pennsylvania facility, with the exception of graphite electrode and pin machining, as well as indefinitely idling certain assets within our remaining graphite electrode manufacturing footprint; (2) reducing the Company’s overhead structure and expenses; and (3) operating our remaining graphite electrode production facilities at reduced levels, as needed, to align production with our view on market demand.

These initiatives, most notably the indefinite suspension of production at St. Marys and the reduction in Company overhead, are expected to result in annualized cost savings of approximately $25 million once fully implemented, excluding the impact of one-time costs. Of the anticipated cost savings, approximately $15 million are expected to be realized in cost of goods sold with the remainder in selling and administrative expenses. One-time costs are expected to be approximately $5 million, of which the majority are cash-related. In addition to being a key component of the incremental actions we are taking in response to weak market conditions, this will support our efforts to further reduce our inventory levels and manage capital expenditures in 2024. Specific to capital expenditures, for 2024 we anticipate spending to be in the range of $35 million to $40 million. This compares to capital expenditures of $54 million for the year ended December 31, 2023.

The following graphs show our Net Sales, Net Income, Adjusted Net Income and Adjusted EBITDA for 2022 and 2023.

(1)

A non-GAAP financial measure. See Appendix A to this Proxy Statement for additional information, including how we define these financial measures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

We continue to have adequate liquidity in 2024 as we navigate the persistent softness in the commercial environment. As of December 31, 2023, we had liquidity of $289.3 million, consisting of $112.4 million of availability under our revolving credit facility and cash and cash equivalents of $176.9 million. As of December 31, 2023, we had gross debt of approximately $950.1 million.

GrafTech International Ltd. | 2024 Proxy Statement / 41

2023 Compensation Highlights

Key 2023 executive compensation highlights include the following:

•	2023 Base Salary Increases. For 2023, we provided increases in base salaries (ranging from 3.4% to 4.7%) for our NEOs that generally reflected merit and cost of living adjustments.

•

2023 Annual Cash Incentive Performance. In the recent past, our STIP awards have been solely based on performance against a target of Adjusted EBITDA, a non-GAAP financial measure. In 2023, the STIP was not solely based on Adjusted EBITDA performance, but also based on performance regarding other financial metrics and non-financial metrics, including Adjusted Free Cash Flow, safety, ESG and diversity training, and community involvement. The Human Resources and Compensation Committee made this change as it desired to align the 2023 STIP program with these other corporate objectives in order to motivate the participants in achieving these corporate objectives. Based on the achievement regarding each of the five metrics, the final-weighted average performance resulted in an achievement of 94% of the target award opportunity. However, the Human Resources and Compensation Committee of the Board thought it was prudent to exercise its discretion as permitted under our STIP and revise the payout downward to 75% of the target award opportunity. The exercise of negative discretion was intended to reflect the efforts of the participants, while also reflecting the ongoing softness in the commercial environment and the challenging business condition that the Company has been experiencing.

•

2023 Stock Option, RSU and PSU Awards. The Company granted to each of its NEOs stock option, RSU and PSU awards, all of which are ultimately designed to align the interests of our NEOs with those of our stockholders. The RSUs are also designed to help ensure long-term retention of key talent.

Overview of Executive Compensation Practices

	What We Do		What We Don’t Do
✓

Independent Human Resources and Compensation Committee.

Each member of our Human Resources and Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards, including the heightened standards applicable to compensation committee members.

		Æ	No Hedging. All of our executive officers, directors and other employees are prohibited from engaging in hedging or monetizing transactions with respect to our securities.

✓	Clawback Policy. Incentive-based compensation is subject to clawback and recoupment per our Compensation Clawback Policy.	Æ	No Speculative Trading. We also prohibit our executive officers, directors and other employees from engaging in short sales, put, call or other derivative transactions relating to our securities.

✓	Independent Compensation Consultant. The Human Resources and Compensation Committee uses an independent compensation consultant that provided no other material services to our Company in 2023.	Æ	No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

✓	Annual Say-on-Pay Vote. Our stockholders have the opportunity to cast an advisory vote to approve our NEO compensation every year.

✓	Double-Trigger Change in Control. Our long-term incentive award agreements approved in 2022 and 2023 contain “double-trigger” acceleration provisions for vesting upon a change in control.

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Impact of Last Year’s Say-on-Pay Vote

Our stockholders have been supportive of our executive compensation practices. In 2023, our Human Resources and Compensation Committee and Board submitted to our stockholders an advisory vote to approve our NEO compensation, commonly known as a “say-on-pay” vote. Our say-on-pay vote is submitted to our stockholders annually and the next required say-on-pay vote to determine the frequency for future say-on-pay votes will be no later than 2025. We received over 89.7% approval of our say-on-pay proposal at our 2023 annual meeting of stockholders. The Human Resources and Compensation Committee believes the voting results from the 2023 annual meeting of stockholders demonstrate significant support for our NEO compensation program. As a result, the Human Resources and Compensation Committee made no material changes in the structure of our named executive officer compensation program based on the say-on-pay voting results.

Overview of Our 2023 Executive Compensation Program

The design and operation of our NEO compensation program reflect our objectives of driving financial and operational performance that will deliver value and propel growth, while attracting and retaining talented executive leadership, and aligning the interests of our NEOs with those of our stockholders.

The primary elements of our NEO compensation program for 2023 are shown in the following table. The amounts of compensation were determined by the Human Resources and Compensation Committee based on the objectives described below. The Human Resources and Compensation Committee did not solely rely on formulas or survey results, but instead it used its judgment based on its assessment of the Company’s objectives and performance in light of those objectives. The former CEO and the Interim CEO played no role in determining their own respective compensation. Mr. Kessler did, however, make recommendations, in particular with regard to base salary increases, for the compensation of his direct reports for 2023.

The Human Resources and Compensation Committee has engaged Meridian Compensation Partners (“Meridian”) as its independent compensation consultant. In 2023, Meridian did not perform any material work for the Company other than providing executive compensation advice to the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has assessed the independence of Meridian, and has determined Meridian’s work for the Human Resources and Compensation Committee raised no conflicts of interest.

Element	Objectives and Key Features
Base Salary

Reflects the scope, responsibility, accountability and complexity of the executive’s role.

Attracts and helps retain executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

Annual Cash Incentive Awards STIP

Aligns executive compensation with the Company’s financial success, while also taking into consideration other objectives.

Allows for competitive incentives to executive officers by having a portion of their annual cash compensation be dependent upon annual performance and “at risk.”

Long-Term Incentive Compensation Options, RSUs and PSUs	Multi-year awards that incentivize long-term value creation, including stock options, RSUs and PSUs that align the interests of our NEOs with those of our stockholders.

GrafTech International Ltd. | 2024 Proxy Statement / 43

Element	Objectives and Key Features
Retirement Savings Plan (the “Savings Plan”)

Allows for market-based 401(k) retirement savings benefits in a tax-efficient manner for our U.S.-based NEOs.

Broad-based plan under which we make matching contributions that vary based on the employee’s contribution and eligible earnings, up to the limits set by the Code.

Health, Welfare and Other Benefits

Attract and help retain executives by providing competitive health, welfare and other benefits.

Generally, benefits are made available to NEOs on the same basis as made available to other eligible employees.

Mix of 2023 Compensation Components

The following charts illustrate the mix of the key compensation components for our NEOs for 2023. The percentages reflect the amounts of 2023 base salary rate as of the end of the year, targeted 2023 annual cash incentive compensation, and the aggregate grant date fair values of stock options, RSUs and PSUs granted in 2023. The Chief Executive Officer chart reflects compensation amounts for Mr. Kessler.

Peer Group

The Human Resources and Compensation Committee does not use compensation data about other companies as a benchmark on which to base, justify or provide a framework for an executive compensation decision. Rather the Human Resources and Compensation Committee reviews or considers peer group and published survey compensation information to obtain a general understanding of compensation practices of other companies. Every other year, the compensation consultant reviews current and potential peer companies and recommends changes primarily based upon revenue size. The Human Resources and Compensation Committee evaluates such recommendations and will make changes to the peer group, as necessary.

The Human Resources and Compensation Committee, with the assistance of the compensation consultant, undertook a peer group review in late 2022 that was used as a general understanding of compensation practices among our peers when determining our executive compensation in 2023. Our current peer group consists of the 21 companies listed below. Last twelve month revenues as of October 2022 for the peer companies ranged from approximately $806 million to $5.5 billion, with GrafTech ranking at approximately the 20th percentile.

44 / GrafTech International Ltd. | 2024 Proxy Statement

Albany International Corp.	Chart Industries, Inc.	Koppers Holdings Inc.
Altra Industrial Motion Corp.*	ESCO Technologies Inc.	Materion Corporation
Arcosa, Inc.	Harsco Corporation	Quaker Chemical Corporation
ATI Inc.	Hexcel Corporation	RBC Bearings Incorporated
Barnes Group Inc.	Ingevity Corporation	Schnitzer Steel Industries, Inc.
Carpenter Technology Corporation	Kaiser Aluminum Corporation	TimkenSteel Corporation**
ChampionX Corporation	Kennametal Inc.	Worthington Industries, Inc.
* Altra Industrial Motion Corp. was acquired since our peer group review. ** Known as Metallus Inc. as of the end of February 2024.

Key Components of Our 2023 Executive Compensation Program

2023 Base Salaries

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the NEOs’ scope of their responsibilities, the length of their experience performing those responsibilities and their performance. Based on these factors, the Human Resources and Compensation Committee reviews base salaries for NEOs at least annually in the first quarter of each year and at other times, as appropriate, in connection with a promotion or other change in responsibility. The Human Resources and Compensation Committee also generally takes into account market data provided by our compensation consultant with respect to comparable positions. Any changes to base salaries typically go into effect on April 1 of each year or in connection with a hiring or a promotion.

In 2023, the Human Resources and Compensation Committee approved increases in base salaries for the NEOs. The increases reflected merit and cost of living adjustments in order to incentivize and help retain such individuals as a component of an appropriate mix of base salary and performance-based compensation. Annual base salary rate amounts that were in effect as of the end of 2022 and 2023 for each of our NEOs are set forth below:

Name	2022 Salary ($)	% Increase for 2023	2023 Salary ($)
Timothy K. Flanagan (1)	430,000	4.7%	450,000
Marcel Kessler	750,000	4.0%	780,000
Catherine Hedoux-Delgado(1)	295,000	3.4%	305,000
Jeremy S. Halford(1)	541,000	3.9%	562,000
Iñigo Perez Ortiz(2)	469,892	3.9%	488,218
Gina K. Gunning	400,000	4.0%	416,000

(1)

Amounts do not reflect the monthly stipend Messrs. Flanagan and Halford and Ms. Hedoux-Delgado received ($21,000, $8,000 and $4,000, respectively, beginning on November 15, 2023 in connection with interim roles and additional job responsibilities (the “Stipends”). For 2023, these Stipends totaled $31,500, $12,000 and $6,000, respectively, for Messrs. Flanagan and Halford and Ms. Hedoux-Delgado.

(2)	Mr. Perez received his base salary amounts in 2023 and 2022 in the form of Swiss Francs (“CHF”). The amounts for Mr. Perez are shown in USD using a foreign currency exchange rate of 1.0753 CHF/USD.

Annual Cash Incentive Compensation for 2023 - STIP

The STIP allows us to provide competitive incentives to our NEOs by having a portion of their annual cash compensation be dependent upon annual Company performance and “at risk.” This motivates and rewards our NEOs for the achievement of financial performance measures and other corporate objectives. The STIP generally requires an NEO to be continuously employed with the Company through the payment date in the following year, in order to be entitled to the award, unless the NEO experiences a death or disability or involuntary termination not as a result of detrimental conduct between the last day of the fiscal year and the payment date. An NEO who experiences a retirement during the year or before the payment date shall continue to be eligible to receive an award at a pro-rated amount. We believe these awards not only motivate performance but also encourage retention of our NEOs.

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For 2023, the STIP award was based on both financial and non-financial metrics with different target weights for each metric as presented below.

	Financial Metrics		Non-Financial Metrics
Multiplier Weighting	Adjusted EBITDA(1)	Adjusted Free Cash Flow(1)	Safety	ESG & Diversity Training	Community Involvement	Total
Minimum	0%	0%	0%	0%	0%	0%
Target	40%	40%	10%	5%	5%	100%
Maximum	80%	80%	20%	10%	10%	200%

(1)

Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix A to this Proxy Statement for additional information, including how we define these financial measures and prior period reconciliations to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

The safety non-financial metric was centered around total recordable incident rate per 200,000 hours worked. Total recordable incident is a measure of occupational health and safety based on the number of incidents reported against hours worked. The target level of performance for the safety metric was 0.50. The ESG & Diversity training non-financial metric was based on the participation rate of salaried staff in our Company-wide ESG & Diversity training. The target level of performance for that metric was at least 80% participation by our salaried staff. Finally, the community involvement metric was based on the number of community events or engagements held by each of our manufacturing plants, corporate headquarters, Seadrift and Salvador machining shop. The target level of performance for the community involvement metric was at least four community events at each location.

The 2023 STIP target award opportunities for the NEOs, reflected as a percentage of 2023 base salary in effect as of April 1, 2023, were as follows:

Name	2023 Target Award	Target Award as a Percentage of Base Salary(1)
Timothy K. Flanagan(2)	$385,200	80%
Marcel Kessler	$780,000	100%
Catherine Hedoux-Delgado(2)	$140,175	45%
Jeremy S. Halford(2)	$459,200	80%
Iñigo Perez Ortiz	$388,973	75%
Gina K. Gunning	$270,400	65%

(1)

The target award as a percentage of base salary for 2023 remained unchanged from the 2022 percentage for each of our NEOs, except for Mr. Flanagan, whose target award as a percentage of base salary was increased from 75% to 80% for merit purposes.

(2)

The target award amounts for each of Mr. Flanagan, Ms. Hedoux-Delgado and Mr. Halford reflect the Stipends they began receiving on November 15, 2023 of $21,000, $4,000 and $8,000, respectively, on a monthly basis.

The STIP award was designed to provide a possible payout ranging from no payout to an aggregate payment of up to two times the target annual incentive, with interpolation in between levels, and payout was dependent upon the level of achievement with respect to each of the five metrics as described above. Based on the achievement of each of the five metrics, the final weighted-average performance resulted in an achievement of 94% of the target award opportunity as more fully described below.

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		Financial Metrics (in millions)		Non-Financial Metrics
Achievement scale		Adjusted EBITDA	Adjusted Free Cash Flow	Safety (TRIR)	ESG & Diversity Training	Community Involvement (Events per Site)	Total
Minimum	0%	$60	$0	0.90	60%	0.0
Target	100%	$120	$10	0.50	80%	4.0
Maximum	200%	$180	$70	0.30	96%	8.0

Actual Results		$20	$50	0.61	99%	8.2

Multiplier achieved per metric		0%	167%	73%	200%	200%
Multiplier Weighting		40%	40%	10%	5%	5%	100%
Weighted Average Achievement		0%	67%	7%	10%	10%	94%

Notwithstanding that the final weighted-average performance resulted in an achievement of 94% of the target award opportunity, the Human Resources and Compensation Committee of the Board thought it was prudent to exercise its negative discretion as permitted under our STIP and revise the payout downward to 75% of the target award opportunity given the ongoing softness in the commercial environment and the desire to reduce costs. Consequently, each of the NEOs earned the following final cash amount as their 2023 STIP award:

Name	2023 STIP Award
Timothy K. Flanagan(1)	$288,900
Marcel Kessler(2)	$0
Catherine Hedoux-Delgado(3)	$105,131
Jeremy S. Halford(4)	$344,400
Iñigo Perez Ortiz(5)	$291,730
Gina K. Gunning	$202,800

(1)	Mr. Flangan’s amount reflects his Stipend in the monthly amount of $21,000 that he received beginning November 15, 2023.
(2)	Mr. Kessler’s voluntary resignation as CEO and President effective November 15, 2023 resulted in no payout of the STIP award.
(3)	Ms. Hedoux-Delgado’s amount reflects her Stipend in the monthly amount of $4,000 that she received beginning November 15, 2023.
(4)	Mr. Halford’s amount reflects his monthly Stipend in the monthly amount of $8,000 that he received beginning November 15, 2023.
(5)	Mr. Perez received his annual cash incentive award in the form of CHF. The amount for Mr. Perez is shown in USD.

Discretionary Bonuses

No discretionary cash bonuses were paid to our NEOs in fiscal year 2023.

GrafTech International Ltd. | 2024 Proxy Statement / 47

Long-Term Incentive Compensation for 2023

We provide long-term incentive compensation to our NEOs. Our long-term incentive program is designed to help retain our NEOs and to incentivize them to make decisions with a long-term view and to motivate and influence behavior on their part that is consistent with maximizing value for the stockholders of the Company in a prudent manner. Outstanding awards have been made under our Equity Plan. Our Equity Plan allows us to grant options and other stock-based awards, including RSUs and PSUs.

In 2023, we granted stock options, RSUs and PSUs to each of our NEOs. These awards are designed to align the interests of our NEOs with those of our stockholders. The RSUs are also designed to help ensure long-term retention of key talent.

For 2023, the target long-term incentive award value for each NEO was determined as a percentage of base salary. The award opportunity percentages of base salary for Messrs. Flanagan, Halford, and Perez and Ms. Gunning were increased from 140% of base salary to 150% of base salary and 215% of base salary to 288% of base salary for Mr. Kessler. The award opportunity percentage of base salary remained unchanged from 2022 to 2023 for Ms. Hedoux-Delgado (70%). The target long-term incentive award value as a percentage of base salary was then allocated to each award type depending on the position of the NEO, with 40% of the target long-term incentive award value being allocated to PSUs, 40% to RSUs and 20% to stock options for each NEO other than Mr. Kessler, whose long-term incentive award value was allocated 50% to PSUs, 25% to RSUs and 25% to stock options, and Ms. Hedoux-Delgado, whose long-term incentive award value was allocated 30% to PSUs, 50% to RSUs and 20% to stock options, in each case. The allocations were then converted into a number of shares for each NEO, using the 20-business day volume weighted-average share price prior to the date of grant of $5.74 for RSUs and PSUs and a Black-Scholes estimate of $3.1647 for stock options.

The long-term incentive award opportunities for Mr. Kessler’s 2023 targeted long-term incentive compensation were as follows:

Name	2023 Base Salary(1)	x	Multiple of Base Salary	=	2023 LTIP Value(2)	=	No. of Target PSUs Granted (50%)	No. of RSUs Granted (25%)	No. of Options Granted (25%)
Marcel Kessler	$780,000		2.88x		$2,250,000		195,993	97,997	177,742

The long-term incentive award opportunities for each of the other NEO’s (other than Ms. Hedoux-Delgado) 2023 long-term incentive compensation were as follows:

Name	2023 Base Salary(1)	x	Multiple of Base Salary	=	2023 LTIP Value(2)	=	No. of Target PSUs Granted (40%)	No. of RSUs Granted (40%)	No. of Options Granted (20%)
Timothy K. Flanagan	$450,000		1.5x		$675,000		47,038	47,038	42,658
Jeremy S. Halford	$562,000		1.5x		$843,000		58,746	58,746	53,275
Iñigo Perez Ortiz	$492,109		1.5x		$738,163		51,440	51,440	46,650
Gina K. Gunning	$416,000		1.5x		$624,000		43,484	43,484	39,435

The long-term incentive award opportunities for Ms. Hedoux-Delgado’s 2023 targeted long-term incentive compensation were as follows:

48 / GrafTech International Ltd. | 2024 Proxy Statement

Name	2023 Base Salary(1)	x	Multiple of Base Salary	=	2023 LTIP Value(2)	=	No. of Target PSUs Granted (30%)	No. of RSUs Granted (50%)	No. of Options Granted (20%)
Catherine Hedoux-Delgado	$305,000		0.7x		$213,500		11,159	18,598	13,493

(1)	Base salary amounts used to calculate long-term incentive award opportunities were based on the base salaries in effect as of April 1, 2023 (no effect was given to the Stipends for these purposes).
(2)	2023 LTIP values were rounded to the nearest ten thousand in some cases.

Restricted Stock Units Granted in 2023

We awarded time-based RSUs to each of our NEOs in February 2023. The RSUs generally vest ratably over three years on each anniversary of the date of grant, subject to acceleration in certain circumstances. As soon as practicable following each vesting date, the NEO receives one share of common stock in respect of each vested RSU. The RSUs accrue dividend equivalents with such dividend equivalents vesting on the same schedule as the shares underlying the RSUs to the extent that dividends are declared by the Board on the common stock of the Company. The RSUs granted in 2023 were as follows:

Name	RSUs Granted in 2023
Timothy K. Flanagan	47,038
Marcel Kessler	97,997
Catherine Hedoux-Delgado	18,598
Jeremy S. Halford	58,746
Iñigo Perez Ortiz	51,440
Gina K. Gunning	43,484

Stock Options Granted in 2023

We awarded stock options to each of our NEOs in February 2023. The exercise price for stock options is set at the closing stock price on the date of grant, which was $5.60 on February 25, 2023. The stock options generally vest ratably over three years on each anniversary of the date of grant, subject to acceleration in certain circumstances. Stock options remain outstanding for up to ten (10) years from the date of grant, unless exercised or terminated earlier as provided in the award. The stock options granted in 2023 were as follows:

Name	Stock Options Granted in 2023
Timothy K. Flanagan	42,658
Marcel Kessler	177,742
Catherine Hedoux-Delgado	13,493
Jeremy S. Halford	53,275
Iñigo Perez Ortiz	46,650
Gina K. Gunning	39,435

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Performance-Based Restricted Stock Units Granted in 2023

We awarded PSUs to each of our NEOs in February 2023. The PSUs are based on our relative total shareholder return achievement, with total shareholder return (measured by stock performance price and any dividends reinvested) for us compared against that for a peer group for each of three measurement periods consisting of 12, 24, and 36 months (with a third of the total PSUs subject to each measurement period), and payout opportunities as follows:

Performance Level	Index Percentile Achievement(1)	Payout as a % of Target
Maximum	85th	200%
Target	50th	100%
Threshold	25th	50%
Below Threshold	Below 25th	0%

(1)	Payouts will be interpolated on a straight-line basis between various performance levels.

Each of the three measurement periods of 12, 24 and 36 months allow the NEO to earn 1/3 of the award at the applicable performance level (from 0% to 200%) during each such period, although none of the earned award vests until the end of three-year performance period. If our absolute total shareholder return is negative during any applicable measurement period, then the portion of the award earned for such measurement period is capped at 100%. The companies that constitute our peer group constitute the comparator group for the PSU award (subject to adjustment as described in the PSU award agreement). Earned PSUs will be entitled to be settled in shares, along with any dividend equivalents accrued on such earned shares.

The target amount of PSUs granted in 2023 were as follows:

Name	2023 PSU Awards (Target)
Timothy K. Flanagan	47,038
Marcel Kessler	195,993
Catherine Hedoux-Delgado	11,159
Jeremy S. Halford	58,746
Iñigo Perez Ortiz	51,440
Gina K. Gunning	43,484

Other Arrangements, Policies and Practices

Employment Agreements

We do not have employment agreements with our NEOs, other than Mr. Kessler (which is described below following the Summary Compensation Table), but we are a party to offer letters with our other NEOs. See below under the “Potential Payments Upon Termination or Change in Control” section for more information about these arrangements.

Savings Plan and Other Benefits

All of our regular, full-time U.S. employees, including eligible NEOs, may participate in our Savings Plan. Mr. Kessler and Mr. Perez participated in a similar Swiss retirement benefit plan. In 2023, we made a matching contribution to the Savings Plan for each participant who elected to contribute to the Savings Plan. The 2023 matching contribution was 100% of the first 5% of compensation (including base salary and STIP earnings) that a participant contributed. Matching contributions under the Savings Plan are fully vested. In addition to matching contributions, we made employer contributions to the Savings Plan equal to 3% of a participant’s eligible cash-based compensation, including base salary and STIP earnings, up to the applicable limits under tax rules. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed three years of service. We also made a contribution to the retirement benefit plan in which Mr. Kessler and Mr. Perez participate, as further described below.

Our eligible NEOs may participate in the same medical, life and disability insurance programs and other welfare plans as the rest of our employees, including on substantially similar terms. In addition, we provided Mr. Kessler and Mr. Halford with certain payments directly tied to their prior international assignment in Switzerland, as further described below.

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Policies on Transactions in Company Stock, Including Anti-Hedging Provisions

Our Insider Trading Policy imposes limits as to when and how Company employees, including our executive officers and directors, can engage in transactions in our securities and prohibits short sales, put, call or other derivative transactions, or hedging transactions, in each case, with respect to our common stock. See “Corporate Governance - Policies on Transactions in Company Stock, Including Anti-Hedging Provisions” above.

Executive Stock Ownership Guidelines

Effective January 1, 2024, each continuing NEO shall, within five (5) years of the later of January 1, 2024 and becoming a NEO, acquire shares of common stock (or stock equivalents) of the Company having a value in the aggregate equal to the following multiple of the applicable officer’s annual base salary in effect on January 1 (the “NEO Stock Threshold”): (a) CEO (5x annual base salary) and (b) Other NEOs (3x annual base salary).

GrafTech common stock, including shares held jointly or in a trust, and unvested RSUs will count towards the NEO Stock Threshold. Any common stock received upon the vesting of RSUs must be held and may not be sold until the NEO Stock Threshold is met other than vested RSUs withheld to cover taxes. The NEO Stock Threshold will be calculated each year on January 1 and in the event that a NEO who previously met the NEO Stock Threshold no longer does, that NEO will need to acquire more common stock in order to satisfy the NEO Stock Threshold by the following January.

Clawback Policy and Recoupment Provisions in Equity Plan Award Agreements

In accordance with new SEC regulations and NYSE listing standards, the Board approved a new Compensation Clawback Policy that applies to certain incentive-based compensation received by our executive officers, including our NEOs, after October 2, 2023. The new Compensation Clawback Policy generally provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. The Compensation Clawback Policy does not condition the clawback on the fault of the executive officer. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Compensation Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, we may utilize a broad range of recoupment methods under the Compensation Clawback Policy for mandatory accounting restatement clawbacks. However, we are not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Compensation Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. Operation of the mandatory accounting restatement provisions of the Compensation Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

Further, the terms of our equity-based awards (1) entitle, to the extent permitted or required by applicable law, Company policy (including the new Compensation Clawback Policy) and/or the requirements of an exchange on which our shares are listed for trading, the Company to recoup compensation of any kind paid by the Company at any time under our Equity Plan and (2) provide for reduction, cancellation, forfeiture or recoupment of an award if the participant violates material GrafTech policies, breaches any applicable restrictive covenant, or engages in Detrimental Conduct. “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Human Resources and Compensation Committee. Such activities would include gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, and misappropriation of property.

Compensation Committee Report

The Human Resources and Compensation Committee of the Company’s Board of Directors has reviewed and discussed the CD&A with the Company’s management. Based on this review and its discussions with management, the Human Resources and Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement for the Annual Meeting and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Anthony R. Taccone (Chair)

Diego Donoso

Jean-Marc Germain

GrafTech International Ltd. | 2024 Proxy Statement / 51

Compensation Tables and Related Information

2023 Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s NEOs for the fiscal years ended December 31, 2023, 2022 and 2021, as applicable.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Timothy K. Flanagan	2023	476,500	—	612,905	130,866	288,900	25,850	(5)	1,535,021
Interim Chief Executive	2022	430,000	96,750	521,862	208,601	54,825	24,400		1,336,438
Officer and President	2021	39,141	—	—	—	—	2,788		41,929
Marcel Kessler	2023	728,116	—	2,005,011	545,275	—	243,282	(6)	3,521,684
Former Chief Executive Officer and President	2022	393,414	112,500	446,112	244,961	63,750	146,531		1,407,268
Catherine Hedoux-Delgado	2023	308,875	—	187,060	41,394	105,131	26,400	(7)	668,860
Interim Chief Financial Officer and Treasurer
Jeremy S. Halford	2023	568,750	—	765,461	163,437	344,400	154,102	(8)	1,996,150
Executive Vice President,	2022	537,000	129,840	550,600	303,195	73,576	543,763		2,137,974
Chief Operating Officer	2021	488,728	111,937	482,160	272,963	289,172	1,069,029		2,711,005
Iñigo Perez Ortiz	2023	534,348	—	670,263	143,112	291,730	61,097	(9)	1,700,550
Senior Vice President,	2022	467,803	105,726	695,530	218,858	59,911	70,267		1,618,095
Commercial and CTS	2021	450,771	103,582	424,760	240,467	267,585	60,638		1,547,803
Gina K. Gunning	2023	412,000	—	566,596	120,978	202,800	26,400	(10)	1,328,774
Chief Legal Officer and	2022	395,000	78,000	334,767	184,344	44,200	24,400		1,060,711
Corporate Secretary	2021	374,275	74,100	378,840	214,471	191,425	23,200		1,256,311

(1)

Mr. Kessler joined the Company as Chief Executive Officer and President on July 1, 2022, resigned as Chief Executive Officer and President effective November 15, 2023, and resigned as an employee of GrafTech effective December 31, 2023. Compensation information is not shown for 2021 for Mr. Kessler because he was not an NEO for that year. As a result of Mr. Kessler’s resignation, the Board appointed Timothy K. Flanagan, the then-current Chief Financial Officer, Senior Vice President Finance and Treasurer of the Company, to serve as Interim Chief Executive Officer and President and Catherine Hedoux-Delgado, the then-current Vice President, Corporate Controller of the Company, to serve as Interim Chief Financial Officer and Treasurer, each effective November 15, 2023. Compensation information is not shown for 2021 or 2022 for Ms. Hedoux-Delgado because she was not an NEO for those years.

(2)

The 2023 salary amounts for each of our NEOs reflect that their annual base salary rates for 2023 did not become effective until April 1, 2023. The 2023 salary amounts for Messrs. Flanagan and Halford and Ms. Hedoux- Delgado also include the Stipends they received in the amount of $21,000, $8,000, and $4,000, respectively, beginning on November 15, 2023. Mr. Kessler and Mr. Perez each received their salary in the form of CHF. The 2023 salary amount for Mr. Kessler and Mr. Perez is shown in USD using a foreign currency exchange rate of 1.1881 CHF/USD as reported in The Wall Street Journal on close of business as of December 29, 2023.

(3)

For 2023, reflects the aggregate grant date fair value pursuant to FASB ASC Topic 718, Compensation – Stock Compensation of RSUs, PSUs and stock options, as applicable, granted under our Equity Plan. The values of the stock options were calculated using a Black-Scholes option pricing model. The assumptions used in this model are as described in Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The values of the PSUs assume a target level of performance for the market condition and were calculated using a Monte-Carlo Simulation.

(4)	For 2023, represents cash payments made under the STIP. For 2023, each NEO was awarded 75% of their respective target opportunity. This amount was paid to each NEO on March 29, 2024.
(5)	Consists of $15,950 in matching contributions and $9,900 in Company contributions to the Savings Plan.
(6)

Consists of $95,757 in a housing allowance, $46,113 in taxes paid on his behalf for days worked in the United States, $74,193 in Company contributions to the GrafTech Switzerland retirement benefit plan, $22,423 in an automobile allowance, $3,992 in subsidies for health care, and $804 in gross-ups related to tax preparation services. Other than the taxes paid on his behalf for days worked in the United States and the gross-ups related to tax preparation services, Mr. Kessler received these amounts in the form of CHF. The 2023 all other compensation amount for Mr. Kessler is shown in USD using a foreign currency exchange rate of 1.1881 CHF/USD as reported in The Wall Street Journal on close of business as of December 29, 2023 for the items received in CHF.

(7)	Consists of $16,500 in matching contributions and $9,900 in Company contributions to the Savings Plan.
(8)

Consists of $16,500 in matching contributions and a $9,900 Company contribution to the Savings Plan. Also, consists of $16,851 in United States tax equalization payments with respect to the 2022 calendar year, $1,825 in tax preparation services and $91,360 in tax equalization payments for Switzerland taxes, and $17,666 in gross-ups, all attributable to his prior international assignment.

52 / GrafTech International Ltd. | 2024 Proxy Statement

(9)

Consists of $58,103 in Company contributions to the GrafTech Switzerland retirement benefit plan and $2,994 in subsidies for health care. Mr. Perez received these amounts in the form of CHF. The 2023 all other compensation amount for Mr. Perez is shown in USD using a foreign currency exchange rate of 1.1881 CHF/USD as reported in The Wall Street Journal on close of business as of December 29, 2023.

(10)	Consists of $16,500 in matching contributions and $9,900 in Company contributions to the Savings Plan.

GrafTech International Ltd. | 2024 Proxy Statement / 53

2023 Grants of Plan-Based Awards Table

The following table sets forth, for each of the NEOs, the grants of awards under our Equity Plan and our STIP during the fiscal year ended December 31, 2023.

Name	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Timothy K. Flanagan	—	—	—	385,200		770,400		—	—	—	—	—	—	—
	2/8/2023	2/25/2023	—	—		—		23,519	47,038	94,076	—	—	—	349,492
	2/8/2023	2/25/2023	—	—		—		—	—	—	47,038	—	—	263,413
	2/8/2023	2/25/2023	—	—		—		—	—	—	—	42,658	5.60	130,866
Marcel Kessler	—	—	—	780,000		1,560,000		—	—	—	—	—	—	—
	2/8/2023	2/25/2023	—	—		—		97,997	195,993	391,986	—	—	—	1,456,228
	2/8/2023	2/25/2023	—	—		—		—	—	—	97,997	—	—	548,783
	2/8/2023	2/25/2023	—	—		—		—	—	—	—	177,742	5.60	545,275
Catherine Hedoux-Delgado	—	—	—	140,175		280,349		—	—	—	—	—	—	—
	2/8/2023	2/25/2023	—	—		—		5,580	11,159	22,318	—	—	—	82,911
	2/8/2023	2/25/2023	—	—		—		—	—	—	18,598	—	—	104,149
	2/8/2023	2/25/2023	—	—		—		—	—	—	—	13,493	5.60	41,394
Jeremy S. Halford	—	—	—	459,200		918,400		—	—	—	—	—	—	—
	2/8/2023	2/25/2023	—	—		—		29,373	58,746	117,492	—	—	—	436,483
	2/8/2023	2/25/2023	—	—		—		—	—	—	58,746	—	—	328,978
	2/8/2023	2/25/2023	—	—		—		—	—	—	—	53,275	5.60	163,437
Iñigo Perez Ortiz	—	—	—	388,973	(6)	777,947	(6)	—	—	—	—	—	—	—
	2/8/2023	2/25/2023	—	—		—		25,720	51,440	102,880	—	—	—	382,199
	2/8/2023	2/25/2023	—	—		—		—	—	—	51,440	—	—	288,064
	2/8/2023	2/25/2023	—	—		—		—	—	—	—	46,650	5.60	143,112
Gina K. Gunning	—	—	—	270,400		540,800		—	—	—	—	—	—	—
	2/8/2023	2/25/2023	—	—		—		21,742	43,484	86,968	—	—	—	323,086
	2/8/2023	2/25/2023	—	—		—		—	—	—	43,484	—	—	243,510
	2/8/2023	2/25/2023	—	—		—		—	—	—	—	39,435	5.60	120,978

(1)

These amounts reflect the target and maximum annual cash incentive compensation amounts that could have been earned with respect to 2023 based upon the achievement of annual performance goals under our STIP. The amounts of annual cash incentive compensation earned with respect to 2023 by our NEOs were determined in February 2024 and paid in March 2024. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Flanagan’s and Ms. Hedoux-Delgado’s target and maximum opportunities reflect the Stipends they received beginning on November 15, 2023 in connection with each of their interim roles. Mr. Halford’s target and maximum opportunities reflect the Stipend he received beginning on November 15, 2023 in connection with his work on key strategic initiatives, including leading efforts in connection with the active investigation into the use of the Company’s assets to supply the growing electric vehicle battery market, along with his current duties as Executive Vice President, Chief Operating Officer.

(2)

These amounts reflect the threshold, target and maximum number of PSUs granted on February 25, 2023 under our Equity Plan. The PSUs generally vest on December 31, 2025 to the extent that the participant’s employment continues through such date and the performance goals for the PSUs are achieved, once determined and certified by the Human Resources and Compensation Committee.

(3)	These amounts reflect the number of RSUs granted on February 25, 2023 under our Equity Plan. These RSUs generally vest ratably over three years on each anniversary of the date of grant.
(4)

These amounts reflect the number of stock options granted on February 25, 2023 under our Equity Plan. These stock options generally vest ratably over three years on each anniversary of the date of grant and have a term of ten (10) years so that they expire on February 25, 2033.

(5)

The value of the PSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules FASB ASC Topic 718, Compensation – Stock Compensation. The values included in the column assume a target level of performance for the market condition and were calculated using a Monte-Carlo Simulation. The value of the RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (FASB ASC Topic 718, Compensation – Stock Compensation). This valuation method values the award by multiplying the closing market price of our shares of stock on the grant date as reported on the NYSE ($5.60) by the number of RSUs reported. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (FASB ASC Topic 718, Compensation – Stock Compensation). The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are as described in Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(6)

Mr. Perez received his annual cash incentive compensation in the form of CHF. Amounts shown in USD using a foreign currency exchange rate of 1.1881 CHF/USD as reported in The Wall Street Journal on close of business as of December 29, 2023.

54 / GrafTech International Ltd. | 2024 Proxy Statement

Narrative Information Regarding the 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table

The description that follows summarizes the terms and conditions of our employment agreement with Mr. Kessler. We do not maintain employment agreements with any of our other NEOs, but we are a party to offer letters with our other NEOs, some of which provide for severance benefits. This description also summarizes the terms of and the programs under which the compensation reflected in the tables for our NEOs was awarded. Additional information is provided in the “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control” sections of this Proxy Statement.

Employment Agreements

We have an employment agreement with Marcel Kessler, our former Chief Executive Officer and President, which was entered into in June 2022, became effective July 1, 2022, and was amended and restated June 13, 2023 (the “Kessler Agreement”). Mr. Kessler voluntarily resigned from the Company as Chief Executive Officer and President effective November 15, 2023, but the Kessler Agreement remains in effect for certain purposes as it contains customary non-competition, non-disparagement and non-solicitation provisions. The Kessler Agreement established his base salary rate of $780,000 per year and provided that his base salary will be reviewed for an increase at least annually by the Human Resources and Compensation Committee. Under the Kessler Agreement, Mr. Kessler was eligible to participate in our STIP and was eligible to receive an award with a target annual incentive opportunity equal to 100% of his annual base salary and a maximum annual incentive opportunity equal to 200% of his target opportunity based on performance metric(s) established by the Human Resources and Compensation Committee. Mr. Kessler was also eligible to receive certain perquisites under the Kessler Agreement, including an automobile allowance, as well as reimbursement for reasonable financial and tax counseling services; provided that the sum total amount of the automobile allowance and reimbursement for reasonable financial and tax counsel services did not exceed $25,000 per year. In addition, while serving in Switzerland, Mr. Kessler was to receive an annual housing allowance in the aggregate amount equal to 50,000 CHF. Under the Kessler Agreement, Mr. Kessler is also provided tax equalization in order to eliminate any tax inequities as a result of working in Switzerland.

Salary

The salary amounts disclosed in the 2023 Summary Compensation Table are the amounts of base salary earned by our NEOs during the indicated year and for Messrs. Flanagan and Halford and Ms. Hedoux-Delgado also include the Stipends they each began receiving on November 15, 2023. For 2023, salaries earned by our NEOs accounted for the following percentages of their total compensation set forth in the table: Mr. Flanagan (31.0%), Mr. Kessler (20.7%), Ms. Hedoux-Delgado (46.2%), Mr. Halford (28.5%), Mr. Perez (31.4%), and Ms. Gunning (31.0%).

Short-Term Incentive Awards and Bonuses

The amounts reported in the Non-Equity Incentive Plan Compensation column of the 2023 Summary Compensation Table represent aggregate final payouts of annual cash incentive awards for 2023, which were tied to the achievement of performance measures and target award opportunities established by March of 2023. For 2023, the target cash incentive award opportunities were based on several financial and non-financial metrics, including Adjusted EBITDA, Adjusted Free Cash Flow, Safety, ESG & Diversity Training and Community Involvement. Payouts in 2023 could range from no payout up to a maximum of 200% of the target award, and specific target and maximum levels of performance and related payout scales were established for the awards. Because there was no guaranteed portion of the 2023 STIP award, there are no amounts reflected in the Bonus column for 2023. For additional detail regarding our cash incentive award program and the 2023 cash incentive awards, see the “Compensation Discussion and Analysis” section above.

Performance Stock Unit Awards

The Company made PSU grants to each of our NEOs in 2023. The PSUs will be earned based on the achievement of a performance goal (market condition) of relative total shareholder return, measured by stock performance price and any dividends reinvested, compared against a peer group, over a three-year period with measurement periods after 12-, 24-, and 36-months, and the NEO’s continued employment through the entire three-year period. The three measurement periods of 12-, 24- and 36-months allow an NEO to earn 1/3 of the total award at the performance level achieved at the end of each such period, although the award does not vest and payout until the end of the three-year performance period. If absolute return is negative during a measurement period, then the award is capped at 100% for the respective

GrafTech International Ltd. | 2024 Proxy Statement / 55

measurement period. Payouts could range from no payout up to a maximum of 200% of the target award, and specific target and maximum levels of performance and related payout scales were established for the awards. Each PSU has an associated dividend equivalent right pursuant to which the holder is entitled to receive any ordinary cash dividends that are paid on a share of our common stock for dividend record dates occurring after the grant date and prior to the settlement of the PSUs. These dividend equivalents are deemed reinvested in the form of additional PSUs, which will vest at the same time and schedule as the PSUs generally. The award agreements for the PSUs include vesting provisions in the event of the NEO’s death or disability, termination without cause, or retirement that occurs before the end of the three-year performance period. For additional detail regarding the grants of PSUs made in 2023 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

Restricted Stock Unit Awards

The Company made time-based RSU grants to each of our NEOs in 2021, 2022 and 2023, other than Mr. Flanagan and Mr. Kessler in 2021. Each RSU includes a dividend equivalent right pursuant to which the holder is entitled to receive any ordinary cash dividends to the extent that dividends are paid on a share of our common stock for dividend record dates occurring after the grant date and prior to the settlement of the RSUs. These dividend equivalents are deemed reinvested in the form of additional RSUs. Unless accelerated earlier pursuant to the terms of the applicable award agreement, the RSUs granted in 2021 and 2022 vest ratably over five years on each anniversary of the date of grant while the RSUs granted in 2023 vest ratably over three years on each anniversary of the date of grant. As soon as practicable following the applicable vesting date, the Company will deliver one share of common stock to the NEO in respect of each vested RSU. Beginning in 2023, the award agreements granting RSUs include accelerated vesting provisions in the event of the NEO’s death or disability, termination without cause, or retirement that occurs before the end of the three-year vesting period. For additional detail regarding the grants of RSUs made in 2023 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

Option Awards

The Company awarded each of our NEOs options in 2021, 2022 and 2023, other than Mr. Flanagan and Mr. Kessler in 2021. Unless accelerated earlier pursuant to the terms of the applicable award agreement, the options granted in 2021 and 2022 vest in five equal annual installments on the anniversary of the grant date, while the options granted in 2023 vest in three equal annual installments on the anniversary of the grant date. The options expire on the ten (10) year anniversary of the grant date, unless terminated earlier pursuant to the terms of the applicable award agreement. Beginning in 2023, the award agreements granting stock options include accelerated vesting provisions in the event of the NEO’s death or disability, termination without cause, or retirement that occurs before the end of the three-year vesting period. For additional detail regarding the grants of stock options made in 2023 to each of our NEOs, see the “Compensation Discussion and Analysis” section above.

56 / GrafTech International Ltd. | 2024 Proxy Statement

Outstanding Equity Awards at 2023 Fiscal Year End Table

The following table sets forth information regarding the number of unexercised stock options, RSUs and PSUs at December 31, 2023 for our NEOs.

Name		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned, Shares, Units or Other Rights That Have Note Yet Vested(#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Timothy K. Flanagan	02/25/2022	7,516	30,065	(1)	$10.08	2/25/2032	41,872	(3)	91,700	—		—
	02/25/2023	—	42,658	(2)	$5.60	2/25/2023	47,228	(4)	103,430	15,743	(6)	34,477
Marcel Kessler	07/01/2022	12,375	—		$7.21	7/01/2032	—		—	—		—
Catherine Hedoux-Delgado	04/19/2018	33,340	—		$15.00	4/19/2028	—		—	—		—
	03/21/2019	10,000	—		$13.36	3/21/2029	—		—	—		—
	12/16/2020	1,000	—		$9.14	12/16/2030	—		—	—		—
	03/04/2021	12,000	—		$11.48	3/04/2031	—		—	—		—
	02/25/2022	2,496	9,984	(1)	$10.08	2/25/2032	17,665	(3)	38,685	—		—
	02/25/2023	—	13,493	(2)	$5.60	2/25/2033	18,673	(4)	40,894	3,735	(6)	8,179
Jeremy S. Halford	05/01/2019	50,000	—		$11.14	5/1/2029	—		—	—		—
	02/25/2020	36,000	—		$9.01	2/25/2030	—		—	—		—
	03/04/2021	42,000	—		$11.48	3/4/2031	—		—	—		—
	02/25/2022	10,925	43,698	(1)	$10.08	2/25/2032	44,177	(3)	96,748	—		—
	02/25/2023	—	53,275	(2)	$5.60	2/25/2033	58,984	(4)	129,174	19,661	(6)	43,058
Iñigo Perez Ortiz	02/25/2020	30,000	—		$9.01	2/25/2030	—		—	—		—
	03/04/2021	37,000	—		$11.48	3/4/2031	—		—	—		—
	02/25/2022	7,886	31,543	(1)	$10.08	2/25/2032	55,806	(3)	122,216	—		—
	02/25/2023	—	46,650	(2)	$5.60	2/25/2033	51,648	(4)	113,109	17,216	(6)	37,703
Gina K. Gunning	07/30/2018	67,000	—		$20.00	7/30/2028	—		—	—		—
	03/21/2019	20,000	—		$13.36	3/21/2029	—		—	—		—
	02/25/2020	27,000	—		$9.01	2/25/2030	—		—	—		—
	03/04/2021	33,000	—		$11.48	3/4/2031	—		—	—		—
	02/25/2022	6,642	26,569	(1)	$10.08	2/25/2032	26,860	(3)	58,824	—		—
	02/25/2023	—	39,435	(2)	$5.60	2/25/2033	43,660	(4)	95,615	14,553	(6)	31,872

(1)	Options granted in 2022 generally vest and become exercisable in approximately five equal annual installments beginning on the first anniversary of the grant date.
(2)	Options granted in 2023 generally vest and become exercisable in approximately three equal annual installments beginning on the first anniversary of the grant date.
(3)

RSUs granted in 2022 generally vest in approximately five equal annual installments beginning on the first anniversary of the grant date. The RSUs accrue dividend equivalents that are reinvested in the form of additional RSUs to the extent that the Board declares dividends on the common stock of the Company. The additional RSUs are reflected in this number.

(4)

RSUs granted in 2023 generally vest in approximately three equal annual installments beginning on the first anniversary of the grant date. The RSUs accrue dividend equivalents that are reinvested in the form of additional RSUs to the extent that the Board declares dividends on the common stock of the Company. The additional RSUs are reflected in this number.

(5)

The market value for the RSUs and PSUs is calculated by multiplying the number of RSUs and PSUs, as applicable, that have not vested by the closing market price of our common stock ($2.19) as reported on the NYSE as of the close of business on December 29, 2023 (the last trading day prior to our December 31, 2023 fiscal year-end).

(6)

PSUs generally vest on December 31, 2025 to the extent that the participant’s employment continues through such date and the performance goals for the PSUs are achieved, once determined and certified by the Human Resources and Compensation Committee after the end of the final measurement period. The PSUs accrue dividend equivalents that are reinvested in the form of additional PSUs. The additional PSUs are reflected in this number. Amounts reflect the threshold level of performance.

GrafTech International Ltd. | 2024 Proxy Statement / 57

2023 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of RSUs that vested during 2023 for our NEOs. None of the NEOs exercised stock options in 2023.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Timothy K. Flanagan	—	—	10,425	58,382
Marcel Kessler	—	—	12,480	62,900
Catherine Hedoux-Delgado	—	—	4,398	24,629
Jeremy S. Halford	—	—	11,000	61,602
Iñigo Perez Ortiz	—	—	13,895	77,813
Gina K. Gunning	—	—	6,688	37,452

(1)

The value realized on the vesting of RSUs is equal to the number of RSUs vested, including any fractional units that were settled in cash, multiplied by the market price of our common stock. The market price is equal to the closing price of our common stock on the vesting date. If the vesting date occurred on a weekend or holiday, the market price is equal to the closing price of our common stock on the first business day immediately preceding the vesting date.

2023 Nonqualified Deferred Compensation Table

The following table sets forth information for 2023 relating to Ms. Catherine Hedoux-Delgado’s participation in our non-qualified compensation deferral plan.

Name	Executive Contributions in 2023 ($)	Registrant Contributions in 2023 ($)	Aggregate Earnings in 2023 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2023 ($)
Timothy K. Flanagan	—	—	—		—	—
Marcel Kessler	—	—	—		—	—
Catherine Hedoux-Delgado	—	—	37,604	1)(2)	75	519,947	(3)
Jeremy S. Halford	—	—	—		—	—
Iñigo Perez Ortiz	—	—	—		—	—
Gina K. Gunning	—	—	—		—	—

(1)	Amount reflects the value of any hypothetical dividends as well as any stock price appreciation/depreciation.
(2)	None of the earnings are included in the Summary Compensation Table.
(3)	None of this amount was previously reported as compensation to Ms. Hedoux-Delgado in the Company’s Summary Compensation Table for previous years.

Material Features of our Compensation Deferral Plan

The GrafTech Compensation Deferral Plan (the “CDP”) is a non-qualified (unfunded) deferred compensation plan that allows a participant, including our NEOs, to make a pre-tax deferral of base salary and variable compensation, allocate it to various financial growth options, and have it paid to the participant in the future. The participant may defer up to 50% of the participant’s base salary in increments of 1% and up to 85% of the participant’s variable compensation, also in increments of 1%. A minimum combined annual deferral of $1,000 is required.

The participant may choose to have the participant’s deferral account accrue earnings as if held in any of the hypothetical investment options offered under the CDP (“Financial Deferral Options”), which selection may vary from time to time. The participant’s deferrals will not actually be invested in these funds but will be valued as if they were. A deferral allocated to the Financial Deferral Options will track the value (both up and down) of the particular option the participant selects.

Generally, distributions of the participant’s account will be made at retirement, death, disability, or termination of the participant’s employment (if the participant terminates employment before age 50, no distribution will be made until the participant is 50). Subject to certain limitations, the CDP also permits the participant to defer payment to a specified date in the future.

58 / GrafTech International Ltd. | 2024 Proxy Statement

2023 Potential Payments Upon Termination or Change in Control

We have set forth below information regarding payments that would be made to our NEOs upon the occurrence of certain termination and/or change in control events, along with post-employment restrictive covenant obligations. Except for Mr. Kessler, the table below sets forth the potential estimated payments to our NEOs, assuming for this purpose that employment had been terminated and/or a change in control of the Company had occurred in each case on December 29, 2023 and that the price for our common stock was $2.19 based on the closing price of a share of our common stock on December 29, 2023 (the last trading day prior to our December 31, 2023 fiscal year-end) as reported on the NYSE. Mr. Kessler voluntarily resigned from the Company as Chief Executive Officer and President effective November 15, 2023 and terminated as an employee on December 31, 2023 (the information provided below for him applies only to such voluntary resignation).

Person/Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)		Value of Severance ($)		Total ($)
Timothy K. Flanagan
Voluntary Resignation	—		—		—
Death and Disability	103,430	(1)	288,900	(2)	392,330
Voluntary Retirement	—		—		—
Termination of Employment
With Cause	—		—		—
Without Cause	53,811	(1)	1,100,011	(2)(3)(4)	1,153,822
After a Change in Control without Cause or for Good Reason	195,130	(5)	1,100,011	(2)(3)(4)	1,295,141
Change in Control (assumes no Replacement Award)	298,143	(5)(6)	885,200	(2)(3)	1,183,343
Marcel Kessler(7)
Voluntary Resignation	—		—		—
Catherine Hedoux-Delgado
Voluntary Resignation	—		—		—
Death and Disability	40,894	(1)	105,131	(2)	146,025
Voluntary Retirement	—		—		—
Termination of Employment
With Cause	—		—		—
Without Cause	21,276	(1)	231,520	(2)(3)	252,796
After a Change in Control without Cause or for Good Reason	79,579	(5)	231,520	(2)(3)	311,099
Change in Control (assumes no Replacement Award)	104,017	(5)(6)	315,175	(2)(3)	419,192
Jeremy S. Halford
Voluntary Resignation	—		—		—
Death and Disability	129,174	(1)	344,400	(2)	473,574
Voluntary Retirement	—		—		—
Termination of Employment
With Cause	—		—		—
Without Cause	67,206	(1)	1,375,844	(2)(3)(8)	1,443,050
After a Change in Control without Cause or for Good Reason	225,922	(5)	1,375,844	(2)(3)(8)	1,601,766
Change in Control (assumes no Replacement Award)	354,576	(5)(6)	1,109,200	(2)(3)	1,463,776
Iñigo Perez Ortiz
Voluntary Resignation	—		—		—
Death and Disability	113,109	(1)	291,730	(2)	404,839
Voluntary Retirement	—		—		—
Termination of Employment
With Cause	—		—		—
Without Cause	58,847	(1)	1,170,309	(2)(3)(9)	1,229,156
After a Change in Control without Cause or for Good Reason	235,325	(5)	1,170,309	(2)(3)(9)	1,405,634
Change in Control (assumes no Replacement Award)	347,979	(5)(6)	929,473	(2)(3)	1,277,452

GrafTech International Ltd. | 2024 Proxy Statement / 59

Gina K. Gunning
Voluntary Resignation	—		—		—
Death and Disability	95,615	(1)	202,800	(2)	298,415
Voluntary Retirement	—		—		—
Termination of Employment
With Cause	—		—		—
Without Cause	49,746	(1)	907,689	(2)(3)(10)	957,435
After a Change in Control without Cause or for Good Reason	154,439	(5)	907,689	(2)(3)(10)	1,062,128
Change in Control (assumes no Replacement Award)	249,669	(5)(6)	670,400	(2)(3)	920,069

(1)	Payable under the terms of the Form of Restricted Stock Unit Agreement (2023 Version). See “—Equity Awards” below.
(2)	Payable under the Company’s STIP. See “—Short-Term Incentive Plan Awards” below.
(3)	Payable under the terms of the 2022 Retention Bonus Agreement. See “—2022 Retention Bonus Agreement” below
(4)	Payable under the terms of Mr. Flanagan’s offer letter. See “—Flanagan Severance Arrangement” below.
(5)

Payable under the terms of the Form of Restricted Stock Unit Agreement (2022 Version), Form of Restricted Stock Unit Agreement (2023 Version) and Form of Performance Stock Unit Agreement (2023 Version). See “—Equity Awards” below.

(6)	Payable under the terms of the Form of Performance Stock Unit Agreement (2023 Version). See “—Equity Awards” below.
(7)	See “—Kessler Agreement” below for restrictive covenants to which Mr. Kessler is subject following his voluntary resignation.
(8)	Payable under the terms of Mr. Halford’s offer letter. See “—Halford Severance Arrangement” below.
(9)	Payable under the terms of Mr. Perez’s benefits addendum. See “—Perez Benefits Addendum” below.
(10)	Payable under the terms of Ms. Gunning’s offer letter. See “—Gunning Severance Arrangement” below.

Equity Awards

In May 2021, the Company experienced a Change in Control under most of the equity awards granted under our Equity Plan prior to such date when Brookfield and affiliates thereof ceased to own stock of our Company that constituted at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company. Accordingly, any equity awards that were granted to our NEOs under the Equity Plan prior to 2022 have vested as of December 29, 2023.

Form of Stock Option Grant Agreement (2022 Version) and Form of Restricted Stock Unit Agreement (2022 Version)

Beginning in 2022, each of the Form of Stock Option Grant Agreement and Form of Restricted Stock Unit Agreement used to grant each of our NEO’s awards under our Equity Plan contain double-trigger vesting of long-term equity incentive awards upon a change in control. That is, in the event of a Change in Control (as defined under each award agreement), if an NEO does not receive a Replacement Award (as defined under each award agreement), or if after receiving a Replacement Award, the NEO experiences a termination of employment with the Company (or any of its successors) by reason of a termination without Cause (as defined under each award agreement) or by the NEO for Good Reason (as defined under each award agreement), in each case, within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, any then-outstanding RSUs will become nonforfeitable immediately, any then-outstanding unvested options will become fully vested and exercisable, or the Replacement Award shall become nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination and the Replacement Award shall become nonforfeitable and exercisable at any time prior to the tenth anniversary of the grant date of the options upon such termination.

As of December 29, 2023, the stock options granted to each of the NEOs in 2022 were underwater (i.e., the exercise price of such options exceeded the price of the Company’s common stock) and therefore are not accounted for with value in the table above.

Form of Stock Option Grant Agreement (2023 Version), Form of Restricted Stock Unit Agreement (2023 Version) and Form of Performance Stock Unit Agreement (2023 Version)

Beginning in 2023, in addition to the change in control treatment described immediately above, each of the Form of Stock Option Grant Agreement, Form of Restricted Stock Unit Agreement and Form of Performance Stock Unit Agreement contain accelerated vesting provisions in the event of the NEO’s death or disability, termination without cause, or retirement that occurs prior to the end of the applicable vesting period for each award. As of December 29, 2023, the stock options granted to each of the NEOs were underwater and therefore are not accounted for in the table above. In addition, as a result of the actual performance of the PSUs through December 29, 2023, none of the PSUs are accounted for in the table above, except for the Change in Control (assuming no Replacement Award) triggering event.

60 / GrafTech International Ltd. | 2024 Proxy Statement

Death or Disability

RSUs – If the NEO’s employment is terminated by the NEO due to the NEO’s death or Disability (as defined under the award agreement), any RSUs that remain unvested as of the date of such termination will immediately vest in full.

Options – If the NEO’s employment is terminated by the NEO due to the NEO’s death or Disability, (as defined under the award agreement), any options that remain unvested as of the date of such termination will immediately vest in full on such date of termination and all vested Options will be exercisable until the tenth (10th) anniversary of the grant date.

PSUs – If the NEO dies or becomes Disabled (as defined under the award agreement) prior to the end of the vesting period during the NEO’s employment, the NEO will vest in the number of PSUs in which the NEO would have vested if the NEO remained in continuous employment from the grant date until the end of the vesting period or the occurrence of a change in control to the extent a replacement award is not provided, whichever occurs first.

Termination without Cause

RSUs – If the NEO’s employment is terminated by the Company as the result of a termination without Cause (as defined under the award agreement) that occurs prior to the last vesting date, to the extent any RSUs remain unvested as of the date of such termination, the NEO will immediately vest in the RSUs on a pro-rata basis in an amount equal to the difference (rounded to the nearest whole RSU) between (i) the product of (A) the total number of RSUs subject to the agreement, multiplied by (B) a fraction (in no case greater than 1), the numerator of which is the number of calendar days from the grant date through and including the date of such termination, and the denominator of which is the number of days from the grant date through and including the third anniversary of the grant date, minus (ii) the total number of RSUs that have already vested under the agreement prior to the date of such termination.

Options – If the NEO’s employment is terminated by the Company as the result of a termination without cause (as defined under the award agreement) that occurs prior to the last vesting date, to the extent any options remain unvested as of the date of such termination, on the date of such termination, the NEO will immediately vest in the Options on a pro-rata basis in an amount equal to the difference (rounded to the nearest whole option) between (i) the product of (A) the total number of options subject to the agreement, multiplied by (B) a fraction (in no case greater than 1), the numerator of which is the number of calendar days from the grant date through and including the date of such termination, and the denominator of which is the number of days from the grant date through and including the third anniversary of the grant date, minus (ii) the total number of options that have already vested under the agreement prior to the date of such termination. Any vested options (whether or not they vested on or prior to the NEO’s termination without cause) will be exercisable until the earlier of (A) the first (1st) anniversary of the date of the participant’s termination without cause and (B) the tenth (10th) anniversary of the grant date.

PSUs – If the NEO’s employment is terminated by the Company as the result of a termination without Cause (as defined under the agreement) that occurs prior to the end of the vesting period during the NEO’s employment, the NEO will vest in the PSUs on a pro-rata basis in an amount equal to the product of (A) the number of PSUs in which the NEO would have vested if the NEO had remained in continuous employment from the grant date until the vesting date or the occurrence of a change in control to the extent a replacement award is not provided, whichever occurs first, multiplied by (B) a fraction, the numerator of which is the total number of calendar days from the grant date through the date of such termination and the denominator of which is 1,096.

Retirement

RSUs – If the NEO’s employment is terminated by the NEO as a result of the NEO’s Retirement (as defined in the award agreement) that occurs after the grant date, to the extent any RSUs remain unvested as of the date of the NEO’s retirement, the vesting of the RSUs shall accelerate on a pro-rata basis on the date of the NEO’s retirement.

GrafTech International Ltd. | 2024 Proxy Statement / 61

Options – If the NEO’s employment is terminated by the NEO as a result of the NEO’s Retirement (as defined in the award agreement) that occurs after the grant date, to the extent any options remain unvested as of the date of the NEO’s retirement, the vesting of the options will accelerate on a pro-rata basis on the date of the NEO’s retirement. Any vested options (whether or not they vested on or prior to the NEO’s retirement) will be exercisable until the earlier of (i) the fifth (5th) anniversary of the date of the NEO’s retirement and (ii) the tenth (10th) anniversary of the grant date.

PSUs – If the NEO’s employment is terminated by the NEO as the result of Retirement (as defined in the award agreement) that occurs prior to the end of the vesting period and on or after the grant date, the NEO will vest in the PSUs on a pro-rata basis in an amount equal to the product of (A) the number of PSUs in which the NEO would have vested if the NEO had remained in continuous employment from the grant date until the end of the vesting period or the occurrence of a change in control to the extent a replacement award is not provided, whichever occurs first, multiplied by (B) a fraction, the numerator of which is the total number of calendar days from January 1, 2023 through the date of Retirement and the denominator of which is 1,096.

Under the 2023 option, RSU and PSU award agreements, “Retirement” means the termination of the NEO’s employment after the NEO has reached (i) at least age 60 with at least five years of employment or (ii) at least age 55 with at least ten years of employment and the NEO has provided GrafTech with at least six (6) months’ advance written notice of the participant’s intent to retire from employment, unless such notice requirement has been waived by the CEO or the Human Resources and Compensation Committee (either in its sole discretion).

Change in Control

PSUs – If at any time before the end of the vesting period or forfeiture of the PSUs, and during the NEO’s employment, a Change in Control (as defined under the agreement) occurs, then the PSUs will vest (except to the extent that a replacement award is provided to the NEO) based on actual performance through the most recently practicable date prior to the Change in Control for which achievement of the performance goals for each measurement period can reasonably be determined; provided, however, that if the number of vested PSUs is less than the target number of PSUs evidenced by the award agreement, then the NEO will vest in the target amount of PSUs.

If, after receiving a replacement award, the NEO experiences a termination of employment with the Company (or any of its successors) by reason of a termination by the Company without cause or by the NEO for good reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the replacement award, 100% of the replacement award will become vested with respect to the PSUs covered by such replacement award upon such termination.

Short-Term Incentive Plan Awards

Under the terms of the STIP, if prior to the date the annual incentive amount is payable, an NEO’s employment with the Company is terminated voluntarily (other than due to Retirement (as defined in the STIP)) or is terminated involuntarily due to Detrimental Conduct (as defined in the STIP), then such NEO will not be entitled to any annual incentive amount for the plan year. However, in the event of the NEO’s death or Disability (as defined in the STIP), whether long-term or short-term, or involuntary termination by the Company not as a result of Detrimental Conduct, an NEO who is on the payroll as an active employee as of the last day of a plan year will be eligible to receive an award for such plan year.

An NEO who experiences a Retirement during the plan year (or after but before the date the award is payable) will continue to be eligible to receive an award for such plan year. A “Retirement” under the STIP means an NEO’s voluntary termination of employment or service to the Company and its subsidiaries (i) upon or after attaining age 62, and (ii) only if the Human Resources and Compensation Committee in its sole and exclusive discretion (and first considering the recommendation of the Company’s Chief Executive Officer) consents to such voluntary termination of employment constituting a “Retirement” for purposes of prorated award treatment under the STIP; provided, however, that any prorated award received by an NEO under STIP due to Retirement will be subject to recoupment by the Company in its discretion if the NEO obtains reasonably material subsequent employment with any other for-profit company or similar entity. None of our NEOs were eligible for “Retirement” under our STIP as of December 31, 2023.

62 / GrafTech International Ltd. | 2024 Proxy Statement

Except to the extent that a replacement award is provided to the participant to continue, replace or assume the incentive award, in the event of a Change of Control (as defined in the STIP) during the plan year, then, immediately prior to the Change in Control, the participant’s award shall be deemed to have been earned and shall be authorized at the target award level for the plan year, or in the event of a Change in Control after the plan year but before payment of the award, then, immediately prior to the Change in Control, the participant’s award shall be deemed to have been earned and shall be authorized at the greater of (a) the target award level for the plan year or (b) the actual performance for the plan year.

2022 Retention Bonus Agreement

If the NEO’s employment with the Company and its subsidiaries is terminated prior to the end of May 31, 2024, or if the NEO at any point is no longer in good standing with the Company during the retention period, the NEO will not earn any portion of the of the retention bonus (it will be forfeited). However, if the NEO’s worksite closes, the NEO’s role is eliminated, or the NEO’s employment with the Company and its subsidiaries is terminated without cause during the retention period (in all three cases determined on a reasonable basis in the sole discretion of the Company) when the retention bonus has not otherwise been forfeited, then the NEO will earn a pro-rated payout of the retention bonus based on the number of days the NEO was employed by the Company or any of its subsidiaries during such retention period.

If a Change in Control (as defined under the agreement) occurs before the NEO otherwise earns (or forfeits) the retention bonus (but except to the extent that a replacement bonus is provided to the NEO to continue, substitute for, replace or assume the retention bonus opportunity), the NEO will be deemed to have earned the retention bonus in its entirety as of immediately prior to the Change in Control (even if the NEO’s employment with the Company and its subsidiaries is terminated on the date of such Change in Control).

Flanagan Severance Arrangement

Under the terms of his offer letter, in the event that Mr. Flanagan is terminated by the Company without “Cause” (as defined in his offer letter), the Company will pay Mr. Flanagan his base salary for one year, subject to his execution of a release agreement in favor of the Company. The terms of the offer letter further provide that Mr. Flanagan is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Kessler Agreement

As described above, Mr. Kessler and the Company entered into the Kessler Agreement in connection with his employment as Chief Executive Officer and President in 2022. The Kessler Agreement provides that Mr. Kessler is subject to customary restrictive covenants, including non-competition, non-solicitation, and non-disparagement, each of which continue for one year following Mr. Kessler’s voluntary resignation.

Halford Severance Arrangement

Under the terms of his offer letter, in the event that Mr. Halford is terminated by the Company for a reason other than for cause, the Company will pay Mr. Halford his base salary for one year, subject to his execution of a release agreement in favor of the Company. The terms of the offer letter further provide that Mr. Halford is subject to non-compete and non-solicitation covenants during his employment and for a period of two years following termination of his employment, as well as a perpetual non-disparagement covenant.

Perez Benefits Addendum

Under the terms of his benefits addendum, in the event that Mr. Perez is terminated by the Company without cause (and other than as a result of death or disability), then, Mr. Perez will be eligible to receive 12 months of his base salary at the rate in effect immediately prior to such termination of employment, payable in substantially equal installments in accordance with the Company’s payroll practices in effect from time to time, commencing on the 60th day following the date of such termination and ending on the last payroll date of such 12-month period (the first such installment payment will include all amounts that would have been paid to him in accordance with the Company’s payroll practices if such payments had begun on the date of such termination). This benefit will be paid only if, within the period between the 32nd and 60th day after the end of Mr. Perez’s employment, Mr. Perez signs and returns to the Company a general release of claims against the Company and all related persons and entities in the form reasonably requested by the Company.

GrafTech International Ltd. | 2024 Proxy Statement / 63

Gunning Severance Arrangement

Under the terms of her offer letter, in the event that Ms. Gunning is terminated by the Company for a reason other than for cause, the Company will pay Ms. Gunning her base salary for one year, subject to her execution of a release agreement in favor of the Company.

CEO Pay Ratio

SEC rules require us to disclose the median of the annual total compensation of all our employees (except our Chief Executive Officer) (the “PEO” for pay ratio purposes), the annual total compensation of the Chief Executive Officer and the ratio of these two amounts for our last completed fiscal year.

Consistent with applicable SEC rules, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior year’s CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2023 CEO pay ratio disclosure and ultimately require us to identify a new median employee for 2023. As a result, we used the same median employee for the 2023 CEO pay ratio as we did for the 2022 and 2021 CEO pay ratio disclosure.

To identify the employee with annual total compensation at the median of all of our employees for fiscal year 2021 (the “Median Employee”), we measured the gross taxable income in each applicable jurisdiction for the 12-month period ended December 31, 2021 for 1,352 employees, representing all full-time, part-time, seasonal and temporary employees (other than our PEO) as of December 31, 2021. This number does not include any independent contractors, or leased workers, as permitted by the applicable SEC rules. This number includes non-U.S. employees. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2021. In determining the Median Employee, we annualized the gross taxable income for such individuals based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation programs.

For purposes of this pay ratio disclosure only, the PEO’s compensation was $1,884,791. Consistent with applicable SEC rules, since Mr. Kessler resigned as our Chief Executive Officer and President effective November 15, 2023, we are permitted to calculate the annual total compensation for our PEO by calculating the compensation provided to each person who served as PEO during the year for the time he served as PEO and combine those figures or annualize the compensation of the person who served as PEO on the anniversary in 2023 of the date selected for identifying the median employee. We chose to annualize Mr. Flanagan’s Salary and Non-Equity Incentive Plan Compensation amounts as disclosed in the Summary Compensation Table, particularly to reflect his stipend as if he earned it the entire year. The effect of this annualization increases his salary by the annualized amount and also increases his target opportunity for his STIP by said amount.

The total annual compensation of our Median Employee was $44,276, which was calculated by totaling, for our Median Employee, all applicable elements of compensation for the 2023 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. The median employee’s annual total compensation was paid in euros (“EUR”) and has been converted to U.S. dollars using a foreign currency exchange rate of 1.1038 EUR/USD as reported in The Wall Street Journal on close of business as of December 29, 2023.

For 2023, the ratio of the annual total compensation of Mr. Flanagan, our Interim Chief Executive Officer and President, to the annual total compensation of our Median Employee was approximately 43 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

64 / GrafTech International Ltd. | 2024 Proxy Statement

Pay Versus Performance

Year	Summary Compensation Table Total for PEO Flanagan (1) ($)	Compensation Actually Paid to PEO Flanagan (1)(2) ($)	Summary Compensation Table Total for Former PEO Kessler (3) ($)	Compensation Actually Paid to Former PEO Kessler (3)(2) ($)	Summary Compensation Table Total for Former PEO Rintoul (4) ($)	Compensation Actually Paid to Former PEO Rintoul (4)(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (5) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (5) (6) ($)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (in 000s) ($)	Adjusted EBITDA (7) (in 000s) ($)
									GrafTech Total Stockholder Return	NYSE Arca Steel Index (TR) Total Stockholder Return
2023	1,535,021	808,453	3,521,684	674,631	N/A	N/A	1,423,584	727,028	$19	$238	(255,250)	20,484
2022	N/A	N/A	1,407,268	1,153,710	1,406,150	1,405,993	1,538,305	1,097,819	$42	$179	382,962	536,464
2021	N/A	N/A	N/A	N/A	3,445,257	4,377,435	6,471,272	6,656,296	$104	$156	388,330	669,940
2020	N/A	N/A	N/A	N/A	2,433,525	2,691,429	1,146,426	1,248,844	$93	$121	434,374	658,946

(1)
Mr. Flanagan was appointed Interim Chief Executive Officer and President as of November 15, 2023. Mr. Flanagan previously served as our Chief Financial Officer, Senior Vice President Finance and Treasurer since November 29, 2021. Our principle executive officer is referred to as the “PEO” in this disclosure. Mr. Flanagan was one of our PEOs during 2023.

(2)
“Compensation actually paid” to our Interim CEO and each of our former CEOs in each of 2023, 2022, 2021, and 2020 (each, a “Covered Year”), as applicable, reflects the respective amounts set forth in the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in the table above do not necessarily reflect the actual amount of compensation earned by or paid to our Interim CEO or each of our former CEOs during the applicable year. For information regarding the decisions made by our Human Resources and Compensation Committee in regards to the Interim CEO’s and each of our former CEOs’ compensation for each fiscal year, please see the “
Compensation Discussion
 & Analysis
” sections of the proxy statements reporting pay for the fiscal years covered in the table above.

	2020	2021	2022		2023
	Rintoul	Rintoul	Rintoul	Kessler	Flanagan	Kessler
SCT Total Compensation	$2,433,525	$3,445,257	$1,406,150	$1,407,268	$1,535,021	$3,521,684
Less: Stock Award Values Reported in SCT for the Covered Year	$(765,850)	$(1,170,960)	—	$(446,112)	$(612,905)	$(2,005,011)
Less: Option Award Values Reported in SCT for the Covered Year	$(259,307)	$(662,909)	—	$(244,961)	$(130,866)	$(545,275)
Plus: Covered Year-End Fair Value for Stock and Option Awards Granted in the Covered Year	$1,426,122	$903	$255	$437,515	$153,054	$421,261
Change in Fair Value (from Prior Year-End to Covered Year-End) of Outstanding Unvested Stock and Option Awards Granted Prior to Covered Year	$85,601	—	$(412)	—	$(148,367)	—
Change in Fair Value (from Prior Year-End to Vesting Date) of Stock and Option Awards Granted Prior to Covered Year that Vested in the Covered Year	$(145,001)	$675,793	—	—	$12,515	$70,374
Fair Value as of Vesting Date for Stock and Option Awards Granted and Vested in the Covered Year	$(83,661)	$2,089,351	—	—	—	—
Less: Prior Year-End Fair Value of Stock and Option Awards Forfeited in the Covered Year	—	—	—	—	—	$(788,402)
Compensation Actually Paid	$2,691,429	$4,377,435	$1,405,993	$1,153,710	$808,453	$674,631

(3)	Mr. Kessler was one of our PEOs during each of 2023 and 2022. Mr. Kessler resigned from the Company as our Chief Executive Officer and President as of November 15, 2023.
(4)	Mr. David J. Rintoul was our PEO during 2020 and 2021, and one of our PEOs during 2022. Mr. Rintoul resigned from the Company as our Chief Executive Officer and President on June 30, 2022.
(5)	The identity of the non-PEO NEOs for each of 2023, 2022, 2021 and 2020 are as follows:

Year	Non-PEO NEOs
2020	Quinn J. Coburn, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning

2021	Timothy K. Flanagan, Quinn J. Coburn, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning

2022	Timothy K. Flanagan, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning

2023	Catherine Hedoux-Delgado, Jeremy S. Halford, Iñigo Perez Ortiz, Gina K. Gunning

(6)
Average “compensation actually paid” for our
non-PEO
NEOs in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in the table above do not necessarily reflect the actual amount of compensation earned by or paid to our non-PEO
NEOs during the applicable year. For information regarding the decisions made by our Human Resources and Compensation Committee in regards to the non-PEO
NEOs’ compensation for each fiscal year, please see the “
Compensation Discussion
 & Analysis
” sections of the proxy statements reporting pay for the fiscal years covered in the table above.

	2020	2021	2022	2023
	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs
SCT Total Compensation	$1,146,426	$6,471,272	$1,538,305	$1,423,584
Less: Stock Award Values Reported in SCT for the Covered Year	$(238,765)	$(334,400)	$(525,690)	$(547,345)
Less: Option Award Values Reported in SCT for the Covered Year	$(80,843)	$(194,973)	$(228,750)	$(168,122)
Plus: Covered Year-End Fair Value for Stock and Option Awards Granted in the Covered Year	$442,880	—	$331,139	$138,925
Change in Fair Value (from Prior Year-End to Covered Year-End) of Outstanding Unvested Stock and Option Awards Granted Prior to Covered Year	$5,333	$(1,126)	$(10,251)	$(130,762)
Change in Fair Value (from Prior Year-End to Vesting Date) of Stock and Option Awards Granted Prior to Covered Year that Vested in the Covered Year	$(26,400)	$108,379	$(6,934)	$10,748
Fair Value as of Vesting Date for Stock and Option Awards Granted and Vested in the Covered Year	$213	$617,144	—	—
Less: Prior Year-End Fair Value of Stock and Option Awards Forfeited in the Covered Year	—	—	—	—
Compensation Actually Paid	$1,248,844	$6,656,296	$1,097,819	$727,028

GrafTech International Ltd. | 2024 Proxy Statement / 65

(7)
A
non-GAAP
financial measure. See Appendix A to this Proxy Statement for additional information, including how we define this financial measure and a reconciliation to Net (Loss) Income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Please see the “
Compensation Discussion and Analysis
” section above for more information about adjusted EBITDA, including how we use it in our executive compensation program.

Tabular List of Performance Measures
Listed below are the performance measures that in our assessment represent the most important performance measures used by us to link compensation actually paid to our named executive officers for 2023 to Company performance.

Performance Measure	Nature	Explanation
Adjusted EBITDA	Financial Measure	A
non-GAAP
financial measure. See Appendix A to this Proxy Statement for additional information, including how we define this financial measure and a reconciliation to Net (Loss) Income, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.
Adjusted Free Cash Flow	Financial Measure	A
non-GAAP
financial measure. See Appendix A to this Proxy Statement for additional information, including how we define this financial measure and a reconciliation to Net Cash Provided by Operating Activities, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.
Relative Total Shareholder Return	Financial Measure	Our PSUs are based on our relative total shareholder return achievement, with total shareholder return (measured by stock performance price and any dividends reinvested) for us compared against that for a peer group.
Relationship Between Compensation Actually Paid and Certain Performance
Below are graphs showing the relationship of “compensation actually paid” to our Interim CEO and President and two former CEOs and Presidents, as applicable, and other named executive officers (on average) in 2020, 2021, 2022 and 2023 to (1) TSR of GrafTech, (2) GrafTech’s net income and (3) GrafTech’s adjusted EBITDA, plus the relationship of GrafTech’s TSR to the TSR of the NYSE Arca Steel Index (TR). “Compensation actually paid,” as required under SEC rules, reflects adjusted values for unvested and vested equity awards during the years shown in the table based on year-end
stock prices and various accounting valuation assumptions, but may not necessarily reflect actual amounts paid out for those awards. For a discussion of how our Human Resources and Compensation Committee assessed GrafTech’s performance and our NEOs’ pay each year, see the “
Compensation Discussion and Analysis
” section above in this Proxy Statement and in the proxy statements for 2020, 2021 and 2022.

66 / GrafTech International Ltd. | 2024 Proxy Statement

GrafTech International Ltd. | 2024 Proxy Statement /	67

Questions & Answers

Q.	Why did I receive these proxy materials?

A.

You received these materials because you were a stockholder as of the close of business on March 13, 2024, the Record Date fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting and to vote on matters presented at the Annual Meeting, which will be held on May 9, 2024.

Q.	When and where is the Annual Meeting being held?

A.	The Annual Meeting will be held on May 9, 2024 at 8:00 a.m. Eastern Time. Our Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast.

Q.	How do I register to attend the virtual Annual Meeting?

A.

To attend the virtual Annual Meeting, you must be a stockholder as of the close of business on the Record Date and have previously registered to attend the meeting. Register to attend the Annual Meeting on or before [•] on [•], 2024 by visiting [•]. You will need the 16-digit control number found on your WHITE proxy card or WHITE voting instruction form. You will receive a confirmation e-mail with information on how to attend the meeting. After you have registered, you will be able to participate in the Annual Meeting by visiting [•] and entering the same 16-digit control number you used to pre-register and as shown in your confirmation e-mail. Beneficial stockholders who do not have a 16-digit control number should follow the instructions provided on the voting instruction form provided by your broker, bank, or other nominee. In addition to registering for the meeting, beneficial holders that wish to vote at the meeting must obtain a legal proxy from their bank, broker, or other nominee prior to the meeting. You will need to have an electronic image (such as a pdf file or scan) of the legal proxy with you if you are voting at the meeting.

Participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first-come, first-serve basis once electronic entry begins. Electronic entry to the meeting will begin at [•] ET and the meeting will begin promptly at 8:00 A.M. Eastern Time. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at [•].

Q.	Who is entitled to vote at the Annual Meeting?

A.	Holders of GrafTech’s common stock at the close of business on March 13, 2024, the Record Date fixed by the Board, may vote at the Annual Meeting.

Q.	How many votes may I cast?

A:

Each share of common stock is entitled to one vote with respect to each of the matters submitted for vote. On March 13, 2024, there were [256,831,870] shares of common stock outstanding and entitled to vote.

Q.	What constitutes a quorum for the Annual Meeting?

A.

The presence, in person or by proxy, at the commencement of the Annual Meeting, of the holders of a majority of the shares of common stock issued and outstanding as of close of business on March 13, 2024 constitutes a quorum for the transaction of business at the meeting. We will count abstentions as present for purposes of determining the presence or absence of a quorum at the Annual Meeting. “Broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client on that matter) will not be counted for the purpose of determining whether a quorum is present and will not be considered votes cast on the proposals to be considered at the Annual Meeting. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our By-Laws.

Q.	What items will be voted on at the Annual Meeting, and what is the required vote to approve each item?

A.	All stockholders are entitled to vote on the following proposals:

68 / GrafTech International Ltd. | 2024 Proxy Statement

•	Proposal 1—To elect two directors for a three-year term or until their successors are elected and qualified;

•	Proposal 2—To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024;

•	Proposal 3—To approve, on an advisory basis, our named executive officer compensation; and

•	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Assuming the Undavia Nominee is in fact properly presented for election at the Annual Meeting and such nomination has not been withdrawn by the Undavia Group, the election of directors will be considered a contested election and, as provided under Article III, Section 2 of GrafTech’s By-laws, directors will be elected on a plurality basis. This means that the two (2) director nominees receiving the greatest number of votes cast “FOR” their election will be elected. Abstentions and any broker non-votes will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s). In the event that the Undavia Group withdraws its nominee, abandons its solicitation or fails to comply with the universal proxy rules, the election will be considered uncontested, any votes cast in favor of any Undavia Group Nominee, as applicable, will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or the Undavia Group’s [•] proxy card, and directors will be elected on a majority basis of the remaining votes.

Proposal 2 requires an affirmative majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon--i.e., the number of “for” votes must exceed the combination of the total of “against” votes and abstentions. Under NYSE rules, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024 is normally considered “routine” and would be the only proposal on this year’s Annual Meeting agenda with respect to which your broker could vote your shares absent your instructions. As a result, broker non-votes are typically not expected on Proposal 2. However, to the extent your broker provides you with the Undavia Group’s proxy materials it will not have discretion to vote on “routine matters,” including Proposal 2. In such circumstances, if you do not instruct your broker on how to vote your shares regarding Proposal 2, then your shares may not be voted on this matter. We urge you to instruct your broker about how you wish your shares to be voted using the WHITE voting instruction form.

Proposal 3 requires an affirmative majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon—i.e., the number of “for” votes must exceed the combined total of “against” votes and abstentions (broker non-votes will have no effect on the outcome of Proposal 3.

Although the advisory vote on named executive officer compensation is non-binding, our Human Resources and Compensation Committee expects to consider and take into account the voting results when making future determinations.

Q.	Are there other items to be voted on at the Annual Meeting?

A.

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

Q.	Why have I received different color proxy cards?

A.

As discussed above, the Undavia Group has notified us that it intends to nominate a candidate for election as directors at the Annual Meeting. The Board has provided you with the enclosed WHITE proxy card. The Undavia Group may send you a [•] proxy card. The Board recommends using the enclosed WHITE proxy card to vote “FOR” only the two nominees proposed by the Board for election as directors. The Board also recommends that you DISREGARD and DISCARD [•] proxy cards.

Your shares may be owned through more than one brokerage or other share ownership account. In order to vote all of the shares that you own, you must use each WHITE proxy card you receive in order to vote with respect to each account by Internet, by telephone or by marking, signing, dating and returning the WHITE proxy card in the postage pre-paid envelope provided.

If the Undavia Group proceeds with its previously announced nomination, the Company may conduct multiple mailings prior to the Annual Meeting date to ensure stockholders have the Company’s latest proxy information and materials to vote. The Company will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every WHITE proxy card you receive. The latest dated proxy you submit will be counted.

GrafTech International Ltd. | 2024 Proxy Statement / 69

Q.	How will proxies be voted at the Annual Meeting?

A.

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

Your broker or nominee will not have the authority to vote such shares with respect to Proposals 1 and 3 because the NYSE rules treat these matters as non-routine. Accordingly, such broker non-votes will have no effect on the outcome of the vote on these proposals.

•

Your broker or nominee typically have the authority to vote such shares with respect to Proposal 2, because that matter is treated as routine under the NYSE rules. However, to the extent your broker provides you with the Undavia Group’s proxy materials it will not have discretion to vote on “routine maters,” including Proposal 2. In such circumstances, if you do not instruct your broker on how to vote your shares regarding Proposal 2, then your shares may not be voted on that matter. We urge you to instruct your broker about how you wish your shares to be voted using the WHITE voting instruction form.

To the extent present, broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If you are a registered stockholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the WHITE proxy will be voted “FOR” each nominee recommended by the Board in Proposal 1, and “FOR” Proposal 2 and Proposal 3, and in accordance with the proxy holder’s judgment for any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof. If you return a WHITE proxy with only one (1) director nominee marked, only that nominee will be voted; should a WHITE proxy card be returned with more than two (2) director nominees marked, no votes will be cast with respect to the election of directors.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•

By Internet. If you received a paper copy of a WHITE proxy card or voting instruction form by mail, you may submit your proxy over the Internet by following the instructions on the WHITE proxy card or voting instruction form.

•	By Telephone. You may submit your vote by telephone by following the instructions on the WHITE proxy card if you received such materials by mail.

•

By Mail. You may submit your proxy by completing, signing and dating your WHITE proxy card or voting instruction form and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•

Online, during the virtual Annual Meeting. If you hold shares in your name as the stockholder of record, you may vote online during the virtual Annual Meeting by following the instructions on the WHITE proxy card that you received. If you are a beneficial owner but not the stockholder of record, you may vote online at the virtual Annual Meeting only with a legal proxy obtained from your broker, trustee or nominee, as applicable. Beneficial owners should refer to “How do I register to attend the virtual Annual Meeting?” above for information on how to register to attend the virtual Annual Meeting in order to vote your shares at the Annual Meeting.

Properly completed and submitted WHITE proxy cards and voting instruction forms, as well as proxies properly completed and submitted over the Internet, will be voted at the virtual Annual Meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

70 / GrafTech International Ltd. | 2024 Proxy Statement

The Board strongly urges you to discard and NOT vote using any [•] proxy card sent to you by the Undavia Group.

Q.	Can I change my mind after I vote?

A.	Yes, you can change your vote by voting online during the virtual Annual Meeting or revoking your proxy prior to the virtual Annual Meeting. To revoke your proxy, you must:

•	file an instrument of revocation with our Corporate Secretary, at our principal executive offices: 982 Keynote Circle, Brooklyn Heights, OH 44131;

•	mail a new WHITE proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

•	submit a later-dated proxy over the Internet in accordance with the instructions on the Internet voting website; or

•

if you are a stockholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the virtual Annual Meeting and vote online during the virtual Annual Meeting.

If your proxy is not revoked, we will vote it at the Annual Meeting in accordance with your instructions indicated on the WHITE proxy card or voting instruction form or, if submitted over the Internet, as indicated on the submission.

If you have already voted using a [•] proxy card sent to you by the Undavia Group, you have every right to change your vote and we strongly urge you to revoke that proxy by using the WHITE proxy card to vote in favor of ONLY the two (2) nominees recommended by the Board (Debra Fine and Anthony R. Taccone) by mail or via the Internet or telephone. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Q.	Where can I find the voting results after the Annual Meeting?

A.

We will announce the preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we will file with the SEC within four business days after the meeting.

Q.	Who bears the cost of this proxy solicitation?

A.

GrafTech bears all proxy solicitation costs. In addition to solicitations by mail, our Board, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of common stock and will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

As a result of the potential proxy solicitation by the Undavia Group, we will incur additional costs in connection with our solicitation of proxies. We have retained Mackenzie Partners, Inc. (“Mackenzie”), a proxy solicitation firm, to assist us in soliciting proxies for an aggregate fee of $[•] plus expenses [not to exceed $[•]] for assistance in connection with the solicitation. Mackenzie expects that approximately [•] of its employees will assist in the solicitation. The total amount to be spent for the Company’s solicitation of proxies in excess of that normally spent for an annual meeting is estimated to be approximately $[•], approximately $[•] of which has been accrued to date. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with the solicitation.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about GrafTech that you should consider before voting.

Q.	Who should I call if I have questions about the Annual Meeting or voting your shares?

A.	If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact our proxy solicitation firm, Mackenize, at:

GrafTech International Ltd. | 2024 Proxy Statement / 71

1407 Broadway, 27th Floor

New York, NY 10018

800-322-2885 (toll-free from the U.S. or Canada)

+1-212-929-5500 from other countries.

Or

Via Email: proxy@mackenziepartners.com

72 / GrafTech International Ltd. | 2024 Proxy Statement

Additional Information

Proposals of Stockholders

Pursuant to Rule 14a-8 of the Exchange Act, we must receive notice of any stockholder proposal intended to be presented at our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) by no later than December 5, 2024 if it is to be included in the proxy statement and form of proxy relating to the meeting. Any such proposal must also comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our By-Laws, if you want to submit a proposal for the 2025 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8) or intend to nominate a person as a candidate for election to the Board directly, the Corporate Secretary must receive the proposal or nomination between January 9, 2025 and the close of business on February 8, 2025, which are 120 days and 90 days, respectively, before the one-year anniversary of the Annual Meeting. If a stockholder fails to submit the proposal by February 8, 2025, the proposal will be considered untimely and the appointed proxies may exercise discretionary voting authority on the proposal.

If the date of the 2025 Annual Meeting has been changed more than 30 days from the anniversary date of the Annual Meeting, the Corporate Secretary must receive any such proposal or nomination no earlier than the 120th day before the 2025 Annual Meeting and by the later of the close of business of (1) the 90th day before the 2025 Annual Meeting; or (2) the 10th day following the day on which the date of the 2025 Annual Meeting is first disclosed publicly by the Company. Any proposals or nominations must comply with the other requirements of our By-Laws.

If you want to present a proposal before the 2025 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must also give us written notice in accordance with the procedures and deadlines set forth in our By-Laws. Please address such correspondence to: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Corporate Secretary.

Stockholders Sharing the Same Address

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of shares, only one copy of the proxy statement and annual report may have been sent to multiple stockholders in your household unless the Company has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations, telephone no. 216-676-2000. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

Annual Report on Form 10-K

If you would like to receive, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023—as filed with the SEC, excluding exhibits—please write to us at the following address: GrafTech International Ltd., 982 Keynote Circle, Brooklyn Heights, OH 44131, Attention: Investor Relations. You can also view the Form 10-K by visiting the “Investors” section of our website, www.graftech.com. Information on, or accessible through, our website is not part of this Proxy Statement. We have included our website only as an inactive textual reference and do not intend it to be an active link to our website.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future

GrafTech International Ltd. | 2024 Proxy Statement / 73

estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold, anticipated reduction in our costs resulting from our cost rationalization initiatives and one-time costs of implementation and guidance relating to adjusted EBITDA and free cash flow. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this Proxy Statement are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements, including those factors described in the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections in reports and statements filed by the Company with the SEC. The forward-looking statements made in this Proxy Statement relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

74 / GrafTech International Ltd. | 2024 Proxy Statement

Appendix A: Non-GAAP Financial Measures

We have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net (loss) income, free cash flow and adjusted free cash flow are non-GAAP financial measures.

We define EBITDA, a non-GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any pension and other post-employment benefit (“OPEB”) plan expenses or benefits, adjustments for public offerings and related expenses, non-cash gains or losses from foreign currency remeasurement of non-operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, non-cash fixed asset write-offs, related party payable -Tax Receivable Agreement adjustments, and goodwill impairment charges. Adjusted EBITDA is the primary metric used by our management and our Board to establish budgets and operational goals for managing our business and evaluating our performance.

We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;

•	adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	adjusted EBITDA does not reflect expenses or benefits relating to our pension and OPEB plans;

•	adjusted EBITDA does not reflect public offerings and related expenses;

•

adjusted EBITDA does not reflect the non-cash gains or losses from foreign currency remeasurement of non- operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

•	adjusted EBITDA does not reflect stock-based compensation expense;

•	adjusted EBITDA does not reflect the non-cash write-off of fixed assets;

•	adjusted EBITDA does not reflect related party payable – Tax Receivable Agreement adjustments;

•	adjusted EBITDA does not reflect goodwill impairment charges; and

•	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

We define adjusted net (loss) income, a non-GAAP financial measure, as net (loss) income, excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We believe adjusted net (loss) income is useful to present to investors because we believe that it assists investors’ understanding of the underlying operational profitability of the Company.

We define free cash flow, a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made or received from the settlement of interest rate swap contracts and payments of the Change in Control (as defined below) charges that were triggered as a result of the ownership of our largest stockholder at the time falling below 30% of our total outstanding shares. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP

A-1 / GrafTech International Ltd. | 2024 Proxy Statement

amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the audit committee, and investors evaluate the Company’s ability to generate liquidity from operating activities. For the purpose of this measure, a Change in Control occurred when Brookfield and any affiliates thereof ceased to own stock of the Company that constitutes at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company (the “Change in Control”).

In evaluating EBITDA, adjusted EBITDA, adjusted net (loss) income, free cash flow and adjusted free cash flow, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of EBITDA, adjusted EBITDA, adjusted net (loss) income, free cash flow and adjusted free cash flow should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA, adjusted net (loss) income, free cash flow and adjusted free cash flow alongside other measures of financial performance and liquidity, including our net (loss) income, cash flow from operating activities, and other GAAP financial measures.

GrafTech International Ltd. | 2024 Proxy Statement / A-2

The following tables reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(dollars in thousands)	Year ended December 31, 2023	Year ended December 31, 2022
Net (loss) income	$(255,250)	$382,962
Add:
Depreciation and amortization	56,889	55,496
Interest expense	58,087	36,568
Interest income	(3,439)	(4,480)
Income taxes	(18,514)	69,356

EBITDA	(162,227)	539,902
Adjustments:
Pension and OPEB plan expenses (benefits)(1)	6,309	(7,355)
Public offerings and related expenses(2)	—	100
Non-cash losses on foreign currency remeasurement(3)	603	521
Stock-based compensation expense(4)	4,433	2,311
Non-cash fixed asset write-off(5)	—	1,068
Related party Tax Receivable Agreement adjustment(6)	249	(83)
Goodwill impairment charges(7)	171,117	—

Adjusted EBITDA	$20,484	$536,464

(1)

Net periodic benefit cost (credit) for our pension and OPEB plans, including a mark-to-market loss (gain), representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.

(2)	Legal, accounting, printing and registration fees associated with the public offerings and related expenses.
(3)	Non-cash losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)	Non-cash expense for stock-based compensation grants.
(5)	Non-cash fixed asset write-off recorded for obsolete assets.
(6)	Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)	Non-cash goodwill impairment charges.

A-3 / GrafTech International Ltd. | 2024 Proxy Statement

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

(dollars in thousands)	Year ended December 31, 2023	Year ended December 31, 2022
Net (loss) income	$(255,250)	$382,962
Adjustments, pre-tax:
Pension and OPEB plan expenses (benefits)(1)	6,309	(7,355)
Public offerings and related expenses(2)	—	100
Non-cash losses on foreign currency remeasurement(3)	603	521
Stock-based compensation expense(4)	4,433	2,311
Non-cash fixed asset write-off(5)	—	1,068
Related party Tax Receivable Agreement adjustment(6)	249	(83)
Goodwill impairment charges(7)	171,117	—

Total non-GAAP adjustments pre-tax	$182,711	($3,438)
Income tax impact on non-GAAP adjustments(8)	28,213	(142)

Adjusted net (loss) income	$(100,752)	$379,666

(1)

Net periodic benefit cost (credit) for our pension and OPEB plans, including a mark-to-market loss (gain), representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.

(2)	Legal, accounting, printing and registration fees associated with the public offerings and related expenses.
(3)	Non-cash losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)	Non-cash expense for stock-based compensation grants.
(5)	Non-cash fixed asset write-off recorded for obsolete assets.
(6)	Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)	Non-cash goodwill impairment charges.
(8)	The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

GrafTech International Ltd. | 2024 Proxy Statement / A-4

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow

(dollars in thousands)	Year ended December 31, 2023	Year ended December 31, 2022
Net cash provided by operating activities	$76,561	$324,628
Capital expenditures	(54,040)	(72,165)

Free cash flow	22,521	252,463
Interest rate swap settlements(1)(2)	27,453	6,423
Change in Control payment(3)	—	443

Adjusted free cash flow	$49,974	$259,329

(1)	Receipt of cash related to the monthly settlement of our outstanding interest rate swap contracts.
(2)	The year ended December 31, 2023 includes cash received from the termination of our interest rate swap contracts.
(3)

In the second quarter of 2021, we incurred pre-tax Change in Control charges of $88 million as a result of the ownership of our then-largest stockholder, Brookfield, moving below 30% of our total shares outstanding. Of the $88 million in pre-tax Change in Control charges, $73 million were cash and $15 million were non-cash. An aggregate of $72 million of the cash charges have been paid through the fourth quarter of 2023 and an additional $1 million will be paid in subsequent quarters, as a result of the timing of related payroll tax payments.

A-5 / GrafTech International Ltd. | 2024 Proxy Statement

Appendix B: Supplemental Information Regarding Participants in the Solicitation

GrafTech, its directors, including its director nominees, and certain of its executive officers and employees are participants in the solicitation of proxies in connection with the Annual Meeting. We estimate that approximately 6 of our employees will assist in the proxy solicitation. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. This Appendix B sets forth information relating to GrafTechs director’s, director nominees, certain executive officers and certain employees who are considered “participants” in GrafTech’s solicitation under the rules of the SEC by reason of their position as directors of GrafTech or because they may be soliciting proxies on GrafTech’s behalf (collectively, the “Participants”). The business address for the Participants is 982 Keynote Circle, Brooklyn Heights, Ohio 44131.

Current Directors and Director Nominees

The names of our current directors and director nominees are set forth below. The principal occupations of our current directors and director nominees are described in “Proposal 1 Elect Two Directors for a Three-Year Term or Until Their Successors Are Elected and Qualified.” The business address for each of the directors and director nominees is 982 Keynote Circle, Brooklyn Heights, Ohio 44131.

Diego Donoso	Henry R. Keizer

Michel J. Dumas	Marcel Kessler

Debra Fine	Anthony R. Taccone

Jean-Marc Germain

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company and the business address for each person is 982 Keynote Circle, Brooklyn Heights, Ohio 44131.

Name	Title
Timothy K. Flanagan	Interim Chief Executive Officer and President

Gina K. Gunning	Chief Legal Officer and Corporate Secretary

Jeremy S. Halford	Executive Vice President, Chief Operating Officer

Catherine Hedoux-Delgado	Interim Chief Financial Officer and Treasurer

Iñigo Perez Ortiz	Senior Vice President, Commercial and CTS

Michael Dillon	Vice President, Investor Relations and Corporate Communications

Information Regarding Ownership of the Company Securities by Participants

The number of shares of common stock of the Company held as of March 8, 2024 by the Participants who are directors, including the Company’s director nominees, or executive officers is described in “Security Ownership of Certain Beneficial Owners and Management.”

The following table sets forth the number of shares of common stock of GrafTech held as of March 13, 2024 by the additional employees of GrafTech who are deemed Participants in our solicitation of proxies. The Company is unaware of any Participant who owns any securities of the Company of record that such Participant does not own beneficially, except as described in this proxy statement.

Name	Amount and Nature of Beneficial Ownership
Michael Dillon	13,978

GrafTech International Ltd. | 2024 Proxy Statement / B-1

Information Regarding Transactions in GrafTech’s Securities by Participants — Last Two Years

The following table sets forth information regarding purchases and sales of GrafTech’s securities by each Participant from March 8, 2022 to March 8, 2024. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
Michael Dillon	02/26/2024	1,768		D	F
	02/26/2024	5,101.56		A	M
	02/26/2024	5,101.56		D	M
	02/26/2024	735		D	F
	02/26/2024	2,120		A	M
	02/26/2024	2,120		D	M
	03/01/2023	732		D	F
	02/28/2023	0.46		D	S
	02/28/2023	2,112.46		A	M
	02/28/2023	2,112.46		D	M
	02/25/2023	11,059		A	A
	02/25/2023	9,146		A	A
	02/25/2023	15,244		A	A
Diego Donoso	12/29/2023	6,278.5388		A	A
	09/29/2023	3,590.0783		A	A
	06/30/2023	539.6389		A	A
	06/16/2023	11,068.4932		A	A
Michel J. Dumas	12/29/2023	7,134.7032		A	A
	09/29/2023	4,079.6345		A	A
	06/30/2023	47.4672		A	A
	06/30/2023	3,312.7834		A	A
	06/30/2023	113.9952		A	A
	05/10/2023	23,923.4450		A	A
	03/31/2023	3,729.4239		A	A
	03/31/2023	110.3165		A	A
	12/30/2022	6,433.8235		A	A
	12/30/2022	98.9099		A	A
	09/30/2022	5,655.4524		A	A
	09/30/2022	95.8927		A	A
	06/30/2022	3,447.6662		A	A
	06/30/2022	53.5058		A	A
	03/31/2022	2,533.7838		A	A
	03/31/2022	36.6509		A	A
Debra Fine	12/29/2023	14,269.4064		A	A
	09/29/2023	8,159.2689		A	A
	06/30/2023	47.4672		A	A
	06/30/2023	5,881.5193		A	A
	06/30/2023	77.4270		A	A
	05/10/2023	23,923.4450		A	A
	03/31/2023	5,658.4362		A	A
	03/31/2023	68.5108		A	A
	12/30/2022	11,029.4118		A	A
	12/30/2022	46.6810		A	A
	09/30/2022	9,280.7425		A	A
	09/30/2022	29.9524		A	A
	06/30/2022	5,657.7086		A	A
	06/30/2022	10.2426		A	A
	03/31/2022	4,158.0042		A	A
	03/31/2022	3.2020		A	A

B-2 / GrafTech International Ltd. | 2024 Proxy Statement

Timothy K. Flanagan	02/25/2024	5,613	D	F
	02/25/2024	15,742	A	M
	02/25/2024	15,742.4345	D	M
	02/25/2024	3,733	D	F
	02/25/2024	10,468	A	M
	02/25/2024	10,468.5516	D	M
	06/30/2023	93.5214	A	A
	06/30/2023	82.9152	A	A
	03/31/2023	85.8096	A	A
	03/31/2023	96.7860	A	A
	02/25/2023	42,658	A	A
	02/25/2023	3,717	D	F
	02/25/2023	10,425	A	M
	02/25/2023	10,425.3615	D	M
	02/25/2023	47,038	A	A
	12/30/2022	109.2847	A	A
	09/30/2022	120.4156	A	A
	06/30/2022	73.3038	A	A
	03/31/2022	53.8170	A	A
Jean-Marc Germain	12/29/2023	12,557.0776	A	A
	09/29/2023	7,180.1567	A	A
	06/30/2023	7.0524	A	A
	06/30/2023	5,350.0567	A	A
	06/30/2023	47.4672	A	A
	05/10/2023	23,923.4450	A	A
	03/31/2023	7.2986	A	A
	12/30/2022	7.4363	A	A
	09/30/2022	8.1937	A	A
	06/30/2022	4.9879	A	A
	03/31/2022	1.5706	A	A
	03/31/2022	2,014.0333	A	A
Gina K. Gunning	02/25/2024	5,444	D	F
	02/25/2024	14,553	A	M
	02/25/2024	14,553.6442	D	M
	02/25/2024	2,512	D	F
	02/25/2024	6,714	A	M
	02/25/2024	6,714.8353	D	M
	06/30/2023	86.4553	A	A
	06/30/2023	53.1888	A	A
	03/31/2023	89.4733	A	A
	03/31/2023	55.0455	A	A
	02/25/2023	39,435	A	A
	02/25/2023	6,687.7778	D	M
	02/25/2023	6,687.7778	D	M
	02/25/2023	6,687.7778	D	M
	02/25/2023	43,484	A	A
	12/30/2022	70.1046	A	A
	09/30/2022	77.2449	A	A
	06/30/2022	47.0234	A	A
	03/31/2022	34.5229	A	A
Jeremy S. Halford	02/25/2024	7,010	D	F
	02/25/2024	19,661	A	M
	02/25/2024	19,661.2253	D	M
	02/25/2024	3,938	D	F
	02/25/2024	11,043	A	M
	02/25/2024	11,043.7912	D	M
	06/30/2023	116.7994	A	A
	06/30/2023	87.4796	A	A
	03/31/2023	120.8765	A	A

GrafTech International Ltd. | 2024 Proxy Statement / B-3

	03/31/2023	90.5333	A	A
	02/25/2023	53,275	A	A
	02/25/2023	3,922	D	F
	02/25/2023	11,000	A	M
	02/25/2023	11,000.2969	D	M
	02/25/2023	58,746	A	A
	12/30/2022	115.3029	A	A
	09/30/2022	127.0467	A	A
	06/30/2022	77.3406	A	A
	03/31/2022	56.7807	A	A
Catherine Hedoux-Delgado	02/25/2024	2,226	D	F
	02/25/2024	2,226	D	F
	02/25/2024	6,224	A	M
	02/25/2024	6,224.0801	D	M
	02/25/2024	1,579	D	F
	02/25/2024	4,415	A	M
	02/25/2024	4,415.8989	D	M
	03/01/2023	1,573	D	F
	02/28/2023	0.1050	D	S
	02/28/2023	4,398.1050	A	M
	02/28/2023	4,398.1050	D	M
Henry R. Keizer	11/10/2023	23,970.9122	A	M
	11/10/2023	23,970.9122	D	M
	06/30/2023	39.8837	A	A
	06/30/2023	47.4672	A	A
	05/10/2023	23,923.4450	A	A
	03/31/2023	35.2024	A	A
	03/31/2023	2,957.8189	A	A
	12/30/2022	24.0301	A	A
	12/30/2022	5,646.0084	A	A
	09/30/2022	15.4004	A	A
	09/30/2022	4,785.3828	A	A
	06/30/2022	5.2547	A	A
	06/30/2022	2,917.2560	A	A
	03/31/2022	1.6314	A	A
	03/31/2022	2,143.9709	A	A
Marcel Kessler	07/01/2023	12,480	A	M
	07/01/2023	12,480.0592	D	M
	06/30/2023	123.5629	A	A
	06/30/2023	194.8386	A	A
	03/31/2023	201.6399	A	A
	03/31/2023	127.8762	A	A
	02/25/2023	97,997	A	A
	02/25/2023	177,742	A	A
	12/30/2022	130.2890	A	A
	09/30/2022	143.5592	A	A
	07/01/2022	61,874	A	A
	07/01/2022	61,874	A	A
Iñigo Perez Ortiz	02/25/2024	17,216	A	M
	02/25/2024	17,216.3737	D	M
	02/25/2024	13,951	A	M
	02/25/2024	13,951.3290	D	M
	06/30/2023	102.2735	A	A
	06/30/2023	110.5076	A	A
	03/31/2023	105.8436	A	A
	03/31/2023	114.3651	A	A
	02/25/2023	46,650	A	A
	02/25/2023	13,895	A	M
	02/25/2023	13,895.1119	D	M

B-4 / GrafTech International Ltd. | 2024 Proxy Statement

	02/25/2023	51,440	A	A
	12/30/2022	145.6532	A	A
	09/30/2022	160.4882	A	A
	06/30/2022	97.6983	A	A
	03/31/2022	71.7266	A	A
Anthony R. Taccone	12/29/2023	6,849.3151	A	A
	09/29/2023	3,916.4491	A	A
	06/30/2023	47.4672	A	A
	06/30/2023	2,976.1905	A	A
	06/30/2023	118.3289	A	A
	05/10/2023	23,923.4450	A	A
	03/31/2023	4,629.6296	A	A
	03/31/2023	112.9531	A	A
	12/30/2022	8,665.9664	A	A
	12/30/2022	96.9166	A	A
	09/30/2022	89.6683	A	A
	09/30/2022	7,395.5916	A	A
	06/30/2022	4,508.4866	A	A
	06/30/2022	48.2183	A	A
	03/31/2022	3,976.0915	A	A
	03/31/2022	31.2713	A	A

*	Transaction Codes:

A:	Grant, award, or other acquisition of securities from the company

F:	Payment of exercise price or tax liability by delivering or withholding securities

M:	Exercise or conversion of derivative security

S:	Open market or private sale of securities

Miscellaneous Information Regarding Participants in the Solicitation

Except as described in the proxy statement or this Appendix B, to GrafTech’s knowledge: none of the Participants or their associates (i) during the past ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of GrafTech or any of GrafTech’s subsidiaries; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Appendix B or the proxy statement, neither GrafTech nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix B or the proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by GrafTech or its affiliates or with respect to any future transactions to which GrafTech or any of its affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of GrafTech’s last fiscal year or any currently proposed transactions, to which GrafTech or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

GrafTech International Ltd. | 2024 Proxy Statement / B-5

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION THIS IS THE WHITE PROXY CARD SCAN TO VIEW MATERIALS & VOTE GRAFTECH INTERNATIONAL LTD. C/O FIRST COAST RESULTS, INC. SUITE 112 200 BUSINESS PARK CIRCLE SAINT AUGUSTINE, FL 32095 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [ ● ]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to [ ● ] You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [ ● ]. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. Please FOLD and return this entire card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V38659-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GRAFTECH INTERNATIONAL LTD. The Board of Directors recommends a vote FOR ONLY the Company Recommended nominees listed in Proposal 1 and FOR Proposals 2 and 3 1. Elect 2 directors for a three-year term until the 2027 Annual Meeting, or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. While you may mark instructions with respect to any or all of the nominees, you may mark a vote “FOR” only two (2) nominees in total. You are permitted to vote for fewer than two (2) nominees. If you vote “FOR” fewer than two (2) nominees, your shares will only be voted “FOR” that nominee you have so marked. If you vote “FOR” more than two (2) nominees, all of your votes on Proposal 1 will be invalid and will not be counted. If you sign and return your proxy card and do not specify how you want your shares to be voted, your shares will be voted “FOR” each of the Company-recommended nominees only. The Board of Directors recommends you vote FOR ONLY the following two (2) Company nominees: Company nominees: For Withhold 1a. COMPANY RECOMMENDED NOMINEE - Debra Fine 1b. COMPANY RECOMMENDED NOMINEE - Anthony R. Taccone Undavia Group Nominee OPPOSED by the Company: For Withhold 1c. NOMINEE OPPOSED BY THE COMPANY - Nilesh Undavia For Against Abstain 2. Ratify the Selection of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2024 For Against Abstain 3. Approve, on an Advisory Basis, our Named Executive Officer Compensation Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

GrafTech International Ltd. 2024 Annual Meeting of Stockholders May 9, 2024 The 2024 Annual Meeting of Stockholders of GrafTech International Ltd. will be held virtually via the Internet at [ ● ] on May 9, 2024. To attend the virtual Annual Meeting, you must be a stockholder as of the close of business on the record date and have previously registered to attend the meeting. Register to attend the Annual Meeting on or before [ ●• ] on [ ● ], 2024 by visiting [ ● ]. You will need the 16-digit control number found in the box on the reverse of this form. You will receive a confirmation e-mail with information on how to attend the meeting. After you have registered, you will be able to participate in the Annual Meeting by visiting [ ● ] and entering the same 16-digit control number you used to pre-register and as shown in your confirmation e-mail. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at www.proxyvote.com. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V38660-TBD GrafTech International Ltd. Notice of 2024 Annual Meeting of Stockholders This WHITE Proxy Solicited by Board of Directors for Annual Meeting of Stockholders on May 9, 2024 The undersigned appoints Timothy K. Flanagan, Catherine Hedoux-Delgado, and Gina K. Gunning, or any of them, as proxies, each with the full power of substitution, and authorizes them to represent and vote the common shares of GrafTech International Ltd. of the undersigned, with all the powers which the undersigned would possess if present at the 2024 Annual Meeting of Stockholders to be held on May 9, 2024, or at any postponement or adjournment thereof. When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the above named proxies will vote FOR ONLY the COMPANY-recommended nominees listed in Proposal 1 and FOR Proposal 2 and Proposal 3. In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. If any of the COMPANY-recommended nominees are unable or unwilling to serve as a director at the time of the annual meeting, the proxies may use this proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. (Items to be voted appear on reverse side)